    As filed with the Securities and Exchange Commission on October 6, 1997

                                                      Registration No. 333-32611
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 3 TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                                  RENEX CORP.
             (Exact name of registrant as specified in its charter)
                             ---------------------

               FLORIDA                                 8092                                 65-0422087
   (State or other jurisdiction of         (Primary Standard Industrial                  (I.R.S. Employer
   incorporation or organization)           Classification Code Number)               Identification Number)

                             ---------------------

   2100 PONCE DE LEON BOULEVARD, SUITE 950, CORAL GABLES, FLORIDA 33134 (305)
                                    448-2044
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                                 JAMES P. SHEA
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  RENEX CORP.
                    2100 PONCE DE LEON BOULEVARD, SUITE 950
                   CORAL GABLES, FLORIDA 33134 (305) 448-2044
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   Copies to:

                 BRYAN W. BAUMAN, ESQ.                                    RODD M. SCHREIBER, ESQ.
        WALLACE, BAUMAN, FODIMAN & SHANNON, P.A.              SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
       2222 Ponce de Leon Boulevard, Sixth Floor                     333 West Wacker Drive, Suite 2100
              Coral Gables, Florida 33134                                 Chicago, Illinois 60606
                     (305) 444-9991                                            (312) 407-0700

                  ANDREW J. BECK, ESQ.
                    HAYTHE & CURLEY
                    237 Park Avenue
                New York, New York 10017
                     (212) 880-6000

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
            As soon as practicable after the effective date hereof.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1997


PROSPECTUS

                                3,000,000 SHARES

                                   RENEX LOGO

                                  COMMON STOCK

     All of the 3,000,000 shares of Common Stock offered hereby are being sold by Renex Corp. ("Renex" or the "Company"). Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $7.00 and $9.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to list the Common Stock for quotation on the Nasdaq National Market under the symbol "RENX."

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 6.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

==============================================================================================================
                                                                      UNDERWRITING
                                                                     DISCOUNTS AND           PROCEEDS TO
                                             PRICE TO PUBLIC         COMMISSIONS(1)           COMPANY(2)
--------------------------------------------------------------------------------------------------------------
  Per Share..............................           $                      $                      $
--------------------------------------------------------------------------------------------------------------
  Total(3)...............................           $                      $                      $
==============================================================================================================

(1) Excludes the issuance of warrants to the Representatives of the Underwriters (the "Representatives") to purchase 300,000 shares of Common Stock, exercisable for a period of five years commencing on the date of this Prospectus, at an exercise price of 107% of the initial public offering price set forth above. Holders of such warrants have been granted certain registration rights under the Securities Act of 1933, as amended, with respect to the securities issuable upon exercise of such warrants. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company, estimated at $480,000.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock on the same terms and conditions set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $             , $             ,
    and $             , respectively. See "Underwriting."

                             ---------------------

    The shares of Common Stock offered by the Underwriters are subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that delivery of such shares will be made at the offices of the agent of Vector Securities International, Inc., in New York, New
York, on or about            , 1997.

                             ---------------------

Vector Securities International, Inc.                    Needham & Company, Inc.

         , 1997

           (Map depicting location of Company's facilities and other
          services, together with pictures of inside and outside of a representative facility.)

              CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING BY ENTERING STABILIZING BIDS OR EFFECTING SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                    "Renex(R)" is a tradename of Renex Corp.

Top Photo:     Renex outpatient dialysis facility located in Tampa, Florida.

Middle Photo:  Dialysis station area at one of Renex' twelve outpatient dialysis facilities.

Bottom Photo:  Renex patient care professionals administering life sustaining hemodialysis to an end stage renal disease patient.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus, including information under "Risk Factors." Throughout this Prospectus, except where the context otherwise requires, reference to the "Company" or "Renex" means the Company and its subsidiaries. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  THE COMPANY

     Renex Corp., operating through its wholly-owned subsidiaries, is a high quality provider of dialysis and ancillary services to patients suffering from chronic kidney failure, generally referred to as end stage renal disease ("ESRD"). The Company has grown primarily through the development of new facilities ("de novo" development) and more recently through acquisitions, and seeks to distinguish itself on the basis of quality patient care and responsiveness to the professional needs of its referring nephrologists. The Company currently provides dialysis services to approximately 800 patients in seven states, through twelve outpatient dialysis facilities and two staff assisted home dialysis programs. Additionally, the Company provides inpatient dialysis services at five hospitals. The Company intends to accelerate the penetration of its existing markets through a combination of acquisitions and de novo development and to enter new markets, primarily through acquisitions, in which the Company believes it can establish significant market share over time.

     ESRD is the state of advanced chronic kidney disease characterized by the irreversible loss of kidney function. A normal human kidney removes waste products and excess water from the blood, preventing water overload, toxin buildup and eventual poisoning of the body. Chronic kidney disease can be caused by a number of conditions, including inherited diseases, diabetes, hypertension and other illnesses. Patients suffering from ESRD require routine dialysis treatments or kidney transplantation to sustain life. According to the Health Care Financing Administration ("HCFA"), the number of patients requiring chronic kidney dialysis services in the United States has increased from 66,000 patients in 1982 to over 200,000 patients in 1995. According to the National Institutes of Health, the number of ESRD patients is projected to reach 300,000 by the year 2000. According to HCFA, total spending for ESRD in the United States in 1995 was an estimated $13.1 billion. Of this amount, the Company estimates $6.0 billion was spent for dialysis treatment and ancillary services.

     Patients with ESRD generally receive dialysis treatments through a dialysis facility, which may be a free-standing or a hospital-based outpatient facility. The primary function of dialysis facilities is to provide ESRD patients with life sustaining kidney dialysis, including both hemodialysis and peritoneal dialysis. HCFA estimates that as of December 31, 1995, approximately 84% of ESRD patients in the United States were receiving hemodialysis treatments (83% in outpatient facilities and 1% in the home) and that approximately 16% of all ESRD patients were receiving peritoneal dialysis in the home, under the supervision of an outpatient facility. ESRD patients are generally under the care of a nephrologist, who serves as the primary gatekeeper of ESRD patients and, in consultation with the patient, plays a significant role in determining which dialysis facility and hospital will be used for such patient. The nephrologist is typically supported by a team of dialysis professionals, including patient care personnel, dieticians and social workers. Most dialysis facilities offer a range of services to ESRD patients, including: dialysis treatments; provision of supplies and equipment; patient, family and community training and education; insurance counseling; billing services; dietary counseling; and social services support.

     As of August 31, 1997, the Company operated twelve outpatient dialysis facilities, with a total of 187 certified dialysis stations. The Company has four additional facilities under development located in North Andover, Massachusetts; Union, Missouri; Maplewood, Missouri; and Bloomfield, New Jersey. The North Andover facility is near completion and is scheduled to open in October 1997. The Union facility's building is under construction, and the Maplewood and Bloomfield facilities are in the pre-construction phase. The Maplewood facility is expected to open in December 1997, and the Union and Bloomfield facilities are expected to open in the first quarter of 1998. The Company's dialysis facilities are designed specifically for outpatient hemodialysis and for the training of peritoneal dialysis and home hemodialysis patients. Each facility has between eight and 21 dialysis stations and many facilities are designed to accommodate additional stations as patient census increases. All of the Company's facilities contain state-of-the-art equipment and modern accommodations and are typically located near public transportation. The facilities are designed to provide a pleasant and comfortable environment for each patient and include such amenities as color television sets for each patient station, VCRs for patient education and entertainment, and portable telephones. In addition to the Company's outpatient dialysis facilities, the Company provides staff-assisted home hemodialysis services in St. Louis, Missouri and Tampa, Florida, and provides inpatient dialysis services to five hospitals pursuant to contracts negotiated with the hospitals for per-treatment rates paid directly by the hospitals. The Company also provides a full range of ancillary services to ESRD patients.

     The Company's goal is to continue expanding its geographic coverage and market penetration while maintaining high quality patient care and physician satisfaction with its services. The Company's growth strategy is focused on establishing local clusters of dialysis facilities in order to create strong regional networks. Renex has targeted seven markets, in which it has operations, for the development of regional networks. The Company intends to continue to grow these regional networks through a combination of strategic acquisitions and de novo development. Additionally, Renex seeks to enter new markets in which it believes that it can establish significant market share over time. The Company also intends to continue to establish alliances with hospitals and managed care organizations, and to capitalize on its relationships with nephrologists by emphasizing high quality patient care and sensitivity to physicians' professional concerns.

     Renex Corp. was incorporated in Florida on July 7, 1993. The Company's executive offices are located at 2100 Ponce de Leon Boulevard, Suite 950, Coral Gables, Florida 33134, and its telephone number is (305) 448-2044.

                                  THE OFFERING

Common Stock offered.........................    3,000,000 shares

Common Stock to be outstanding after the
Offering.....................................    6,974,247 shares(1)

Use of proceeds..............................    For repayment of indebtedness,
                                                 including redemption of a
                                                 warrant issued in connection
                                                 with a portion of such
                                                 indebtedness; capital
                                                 expenditures associated with
                                                 facilities under development;
                                                 acquisitions; de novo facility
                                                 development; and working
                                                 capital and other general
                                                 corporate purposes. See "Use
                                                 of Proceeds."

Proposed Nasdaq National Market symbol.......    RENX
---------------

(1) Excludes: (i) 355,064 shares issuable upon exercise of options granted pursuant to the Company's stock option plans, at a weighted average exercise price of $6.96 per share; (ii) an aggregate of 478,270 shares reserved for issuance for future grants of options under the Company's stock option plans; (iii) 49,169 shares issuable upon exercise of options granted to two of the Company's directors and three other individuals, at a weighted average exercise price of $6.51 per share; (iv) 441,621 shares reserved for issuance upon exercise of outstanding warrants at a weighted average exercise price of $6.88 per share; and (v) 300,000 shares issuable upon exercise of warrants issued to the Representatives at an exercise price of 107% of the initial public offering price per share (the "Representatives' Warrants"). See "Management," "Certain Transactions," "Description of Securities" and "Underwriting."
                             ---------------------

     Except as otherwise noted, all information in this Prospectus, including financial information, share and per share data assumes: (i) an initial public offering price of $8.00 per share; (ii) no exercise of the Underwriters' over-allotment option; and (iii) a 1-for-3 reverse stock split of the Common Stock effected as of April 21, 1997. See "Description of Securities" and "Underwriting."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
                (IN THOUSANDS, EXCEPT SHARE AND OPERATING DATA)


                                         PERIOD FROM
                                          INCEPTION
                                       (JULY 7, 1993)                                                SIX MONTHS ENDED
                                             TO                 YEARS ENDED DECEMBER 31,                 JUNE 30,
                                        DECEMBER 31,      ------------------------------------    -----------------------
                                            1993             1994         1995         1996          1996         1997
                                      -----------------   ----------   ----------   ----------    ----------   ----------
STATEMENTS OF OPERATIONS DATA:
  Net revenues......................        $  --           $2,746      $ 8,794      $18,569        $8,320      $12,432
  Operating expenses................          357            3,649        9,495       20,241         8,655       12,263
  Operating income (loss)...........         (357)            (903)        (701)      (1,672)         (335)         169
  Net interest income (expense).....           35               61         (360)        (915)         (419)        (537)
  Net (loss)........................         (322)            (842)      (1,187)      (2,449)         (862)        (503)
  Net (loss) per share(1)...........        $(.13)          $ (.31)     $  (.40)     $  (.66)       $ (.25)     $  (.12)
  Weighted average number of shares
    outstanding.....................    2,395,835        2,759,884    2,963,193    3,693,617     3,503,664     4,067,747

PRO FORMA DATA:
  Pro forma net (loss)(2)...........                                                 $(1,308)                   $   138
  Pro forma net (loss) per common
    share(2)........................                                                 $  (.27)                   $   .03
  Shares used in computation of pro
    forma net (loss) per common
    share(3)........................                                               4,861,062                  5,235,192

OPERATING DATA:
  Patients (at period end)(4).......                           142          319          691           530          791
  Treatments(5).....................                        10,260       33,702       77,919        34,877       52,964
  Number of facilities (at period
    end)(6).........................                             4            7           12            10           12


                                                                   JUNE 30, 1997
                                                              ------------------------
                                                                          PRO FORMA
                                                              ACTUAL    AS ADJUSTED(7)
                                                              -------   --------------
BALANCE SHEET DATA:
  Working capital...........................................  $ 3,271      $14,930
  Total assets..............................................   17,095       28,893
  Total debt................................................    9,399        1,007
  Total shareholders' equity................................    3,826       24,288

---------------

(1) See Note 1 of Notes to Consolidated Financial Statements for information concerning the computation of net (loss) per share.

(2) The pro forma net loss per share as of December 31, 1996 and the six months ended June 30, 1997 have been computed as if the Company's receipt and application of approximately $8.6 million of the net proceeds from the sale of the 3,000,000 shares offered hereby were used to repay certain indebtedness as of the beginning of the fiscal year end period. The pro forma results of operations include reductions of interest that would not be incurred of $915,000 for the year ended December 31, 1996 and $533,000 for the six months ended June 30, 1997. It excludes: (a) a charge of approximately $1,585,000 resulting from the write-off of deferred financing costs and prepayment penalties; and (b) a charge of $422,000 to redeem the warrants issued in connection with such indebtedness. The redemption price was equal to the difference between the assumed initial offering price of $8.00 per share and the exercise price of the warrants of $6.00 per share. See "Use of Proceeds."

(3) Includes the weighted average number of shares of Common Stock outstanding at such date and 1,167,445 of the 3,000,000 shares offered hereby, the proceeds of which will be used for repayment of indebtedness.
(4) Number of ESRD patients under care, including patients receiving dialysis treatments in the Company's outpatient facilities and in the patients' homes. Data for the year ended December 31, 1995 excludes patients of three facilities acquired on December 29, 1995. See "Business -- Operations."
(5) Treatments include all dialysis treatments provided in outpatient facilities, patients' homes and hospitals. Peritoneal dialysis treatments are stated in hemodialysis equivalents. See "Business -- Operations."
(6) Data for the year ended December 31, 1995 excludes three facilities acquired on December 29, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and
    "Business -- Operations."
(7) Pro forma as adjusted to give effect to the receipt and application of the estimated net proceeds from the sale of the 3,000,000 shares offered hereby. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  RISK FACTORS

     PROSPECTIVE INVESTORS IN THE SHARES OF COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     HISTORY OF LOSSES; NO ASSURANCE OF PROFITABILITY. The Company has no history of earnings upon which to base an evaluation of its future operating efficiency or financial condition. The Company has experienced significant losses since its inception in July 1993 and had an accumulated deficit of $5.3 million through June 30, 1997. Net losses for the years ended December 31, 1994, 1995 and 1996 were $842,000, $1.2 million and $2.4 million, respectively. Net losses for the six months ended June 30, 1996 and 1997 were $862,000 and $503,000, respectively. The Company expects its operating losses to continue at least through 1997 as it continues to expend substantial resources to develop its existing facilities, as well as to acquire and build new facilities. The Company's ability to achieve profitability is largely dependent upon increased utilization of its existing facilities, the acquisition and development of additional dialysis facilities and the continued availability of adequate third-party reimbursement for its services. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from operating activities, in which case it may not be able to meet its debt service or working capital requirements. The Company's future performance will depend, among other things, upon the Company's ability to develop and manage dialysis facilities not yet in existence, and to acquire facilities and successfully integrate such facilities into the Company's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Business Strategy," "Business -- Sources of Reimbursement" and "Business -- Government Regulation."

     NEED FOR SUBSTANTIAL WORKING CAPITAL. The Company requires substantial working capital to fund its accounts receivable. Like other health care providers, the Company relies on third-party payors, primarily Medicare, for payment of a substantial portion of its billings. The Company must finance its receivable balances between the time services are provided and collection. The Company's net accounts receivable balance as of June 30, 1997 was $5.9 million. Since inception, the Company has not generated positive cash flow due to, among other things, continued losses, increases in its receivable balances and capital expenditures for expansion. The Company does not expect that internally generated funds will satisfy its working capital requirements and will continue to rely on external sources of debt or equity financings to meet its cash needs. There can be no assurance that external sources of financing will be available, or if available, on terms acceptable to the Company. If the Company is unable to obtain external sources of financing, it would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     DEPENDENCE UPON PROCEEDS OF OFFERING; POSSIBLE NEED FOR ADDITIONAL
CAPITAL. In order to implement its growth strategy, the Company intends to expend substantial funds for acquisitions and de novo development of dialysis facilities following completion of this Offering. The Company believes that the net proceeds of this Offering, together with existing debt financing arrangements and internally generated funds, will be sufficient to fund the Company's operations and to finance the Company's proposed growth strategy through the next 18 months. However, there can be no assurance that the Company will not require substantial additional funds prior to such time. The Company's future liquidity and capital requirements will be dependent on numerous factors, including results of the Company's operations, the cost and timing of potential acquisitions and de novo developments, the ability of the Company to integrate such new facilities, developments related to government and other third-party reimbursement matters, and other factors. If additional financing is needed, the Company may seek additional funds from public and private equity or debt financings or other arrangements.

The Company currently has no commitments with respect to any other sources of financing and there can be no assurance such financing sources would be available, if needed, on terms acceptable to the Company, or at all. The failure of the Company to obtain adequate financing could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     LACK OF FULL FACILITY UTILIZATION. The profitability of the Company is partially dependent on the utilization of its facilities. The average utilization of the Company's facilities, taken as a whole, was approximately 41%, 46%, 61% and 72% as of December 31, 1994, 1995, 1996 and June 30, 1997,
respectively. Each facility has significant fixed costs which could cause such facility to incur losses if utilization does not reach a sufficient level. As a result, if utilization does not reach appropriate levels, net revenues would not be sufficient to meet such facilities' operating expenses. Such underutilization could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company may find it necessary to sell or close underutilized facilities, which could result in a loss of some or all of the Company's investment in such facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     DEPENDENCE UPON GOVERNMENT REIMBURSEMENT. The Company estimates that approximately 65%, 59% and 67% of its net revenues for the years ended December 31, 1994, 1995 and 1996, respectively, and approximately 67% and 76% of its net revenues for the six months ended June 30, 1996 and 1997, respectively, were derived from reimbursement under the federal Medicare and state Medicaid programs, which cover virtually all patients with ESRD, regardless of age. The maximum allowable charge (the"Composite Rate") for dialysis treatment of Medicare patients is fixed by law. Once a patient becomes eligible for Medicare reimbursement, Medicare reimburses the Company at 80% of the Composite Rate. The Company is responsible for collecting the balance of the Composite Rate from the patient, Medicaid or non-governmental payors, if any. The initial Composite Rate for outpatient dialysis treatments was established in 1972 and remained unchanged until 1983, when the Composite Rate was reduced from $138 per treatment to $127 per treatment, on average. The Composite Rate was reduced again in 1986 to $125 per treatment on average. The Composite Rate was increased to $126 per treatment on average effective January 1, 1991. There can be no assurance that this increase will remain in effect or that rates will not decrease in the future. Recent cost containment initiatives by Medicare have been aimed at reducing the cost of delivering services at non-hospital sites. The Company is unable to predict what changes, if any, may occur in the Composite Rate. Because of the Company's dependence on Medicare revenue, any future rate reduction could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, increases in operating costs that are subject to inflation, such as labor and supply costs, without a compensatory increase in prescribed rates, may adversely affect the Company's results of operations in the future.

     The Company is also unable to predict whether certain services, for which the Company is separately reimbursed, may in the future be included in the Composite Rate. Since June 1, 1989, the Medicare program has provided separate reimbursement for the physician prescribed administration to dialysis patients of bioengineered erythropoietin ("EPO"). Net revenues from the administration of EPO (the substantial majority of which is reimbursed through Medicare and Medicaid programs) were approximately $626,000, $1.9 million and $3.7 million, or 22.8%, 21.7% and 19.9% of the Company's net revenues, for each of the years ended December 31, 1994, 1995 and 1996, respectively. For the six months ended June 30, 1996 and 1997, net revenues from the administration of EPO were approximately $1.6 million and $2.6 million, or 19.0% and 20.9% of net revenues, respectively. EPO reimbursements significantly affect the Company's earnings. Effective January 1, 1994, the Medicare reimbursement rate was reduced from $11 to $10 per 1,000 units of EPO. In addition, Medicare will only reimburse for the administration of EPO to patients whose hematocrit is below specified levels. Any decrease in the hematocrit levels for which EPO administration is reimbursed could have a material adverse effect on the Company's net revenues and earnings. In its Fiscal Year 1997 Work Plan, the Office of Inspector General ("OIG") of the Department of Health and Human Services ("HHS") stated that it may recommend cuts in reimbursement rates for EPO because preliminary results of its study of EPO indicated that dialysis facilities' purchase price of EPO is less than the current reimbursement rate. The Company is unable to predict future changes in the reimbursement rate for the administration of EPO, the future reimbursement dosage limit per administration, or the cost of the drug. Any material reduction in such rates or limits, or an increase in costs could have a material adverse effect on the Company's business, financial condition and results of operations.

     All of the Company's facilities are located in states which provide Medicaid or comparable benefits for dialysis patients. Such benefits supplement Medicare benefits or in some cases are the primary source of reimbursement. Approximately 3% to 6% of the Company's net revenues for the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997 were derived from Medicaid or comparable state programs. Each state Medicaid program is subject to statutory or regulatory changes, administrative rulings, interpretations of policy and governmental findings at the state level. All of these factors could have the effect of decreasing Medicaid payments, increasing costs or requiring the Company to modify its operations, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sources of Reimbursement."

     DEPENDENCE UPON OTHER SOURCES OF REIMBURSEMENT. Approximately 35%, 41% and 33% of the Company's net revenues for the years ended December 31, 1994, 1995 and 1996, respectively and 33% and 24% for the six months ended June 30, 1996 and 1997, respectively, were from sources other than Medicare and Medicaid. These sources include payments from third-party non-governmental payors and hospitals at rates that generally exceed Medicare and Medicaid rates. The recently enacted Balanced Budget Act of 1997 expands the period in which employer-based group health plans are primary payors for the ESRD population from 18 months to 30 months. The Company believes that if Medicare reimbursement for dialysis treatment is reduced in the future, these private payors may be required to assume a greater percentage of the costs of dialysis care and, as a result, may focus on reducing dialysis payments as their overall costs increase. Notwithstanding any legislative action, the Company expects that non-governmental payors will reduce payments for dialysis services. In addition, as managed care organizations expand, they will aggressively seek to reduce amounts paid for dialysis treatments. If third-party non-governmental payor rates are reduced or are no longer subject to price increases or their payment obligation period is shortened, the Company's business, financial condition and results of operations would be materially and adversely affected. The Company is unable to predict the degree of the risk, if any, of reductions in payments from these sources. In addition, any restriction or reduction of the Company's ability to charge non-governmental payors for its services at rates in excess of those paid by Medicare would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Sources of Reimbursement."

     OPERATIONS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION. The Company's operations are subject to extensive and frequently changing regulation by federal, state and local governments, regarding among other things, licensing, certifications, financial relationships, fraud and abuse, referrals, direct employment of health care providers by business corporations, reimbursement and certain capital expenditures. Some of these laws may restrict or prohibit business in certain states. See "Business -- Sources of Reimbursement" and "Business -- Government Regulation."

     The Company is subject to the illegal remuneration provisions (the "anti-kickback statute") of the Social Security Act ("SSA") and similar state laws which prohibit individuals or entities from offering, paying, soliciting or receiving remuneration, directly or indirectly, in return for referring an individual for the furnishing of any item or treatment reimbursed, in whole or in part, under Medicare, Medicaid or similar state health care programs. Violations of the anti-kickback statute are punishable by criminal or civil penalties, which may include, among other things, exclusion or suspension of a provider from participation in Medicare and Medicaid programs, as well as substantial fines. In July 1991 and in November 1992, the federal government published regulations that provide safe harbors for certain business transactions. Transactions that are structured within the safe harbor provisions are deemed not to violate the anti-kickback statute. Transactions that do not satisfy all elements of a relevant safe harbor do not necessarily violate the statute, but may be subject to greater scrutiny by enforcement agencies. The Company endeavors to structure its arrangements with its physicians and other providers and suppliers to substantially comply with the anti-kickback statute and similar state laws. However, there can be no assurance that the relevant enforcement agencies would not take a contrary position. In addition, certain of the Company's medical directors from whom the Company has acquired dialysis facilities have received shares of the Company's Common Stock as consideration for such acquisitions, and such security ownership does not fall within any of the safe harbors. Although the Company has never been challenged under these statutes, there can be no assurance that the Company will not be required to change its practices or relationships with its medical directors. In the event that any of the Company's relationships with its medical directors or other referring nephrologists are determined to violate any of these applicable laws or regulations, or the Company is required to change its practices or relationships with such nephrologists, there could be a material adverse effect on the Company's business, financial condition and results of operations.

     The Office of Inspector General (the "OIG") of the Department of Health and Human Services ("HHS") has previously published warnings that the industry-wide practices of obtaining discounts on certain laboratory charges and receiving remuneration from intradialytic parenteral nutrition ("IDPN") suppliers for services connected with the administration of IDPN therapy at dialysis centers may violate certain statutory provisions. The Company, like all other dialysis providers, arranges for laboratory tests and IDPN therapy. Although the provision of IDPN therapy at the Company's facilities generates only a nominal amount of revenue, if the OIG were to determine that the Company was in violation of any of the aforementioned statutory provisions, the Company could be subject to substantial criminal and civil fines, as well as expulsion or suspension from the Medicare and Medicaid programs. Such determinations by the OIG could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Omnibus Budget Reconciliation Act of 1993 includes certain provisions ("Stark II") that restrict physician referrals for certain designated health services to entities with which the physician or an immediate family member has a financial relationship. Stark II does not specifically include dialysis services within the designated health services and the Company believes that the language and legislative history of Stark II indicate that Congress did not intend to include dialysis services and certain services and items provided incident to dialysis services within the legislative prohibition. However, certain services provided by the Company, including the provision of outpatient prescription drugs such as EPO, could be construed as designated health services within the meaning of Stark II. Violations of Stark II are punishable by repayment of amounts received pursuant to a prohibited referral and civil penalties, which may include exclusion or suspension of the provider from future participation in Medicare and Medicaid programs, as well as substantial fines. Due to the breadth of the statutory provisions and the absence of regulations or court decisions interpreting the statute, it is possible that the Company's practices could be challenged under these laws. If Stark II is broadly interpreted by HCFA to apply to the Company and the Company cannot achieve compliance, the Company would be subject to the penalties enumerated above, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that federal or state governments will not impose additional restrictions which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The health care industry in the United States is subject to changing political, economic and regulatory influences that may impact the Company's operations and profitability. The Company is unable to predict the effect of any such changes on its future operations. It is uncertain what legislation or health care reform will ultimately be implemented or whether other changes in the administration or interpretation of government health care programs will occur. There can be no assurance that such changes will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

     RISKS INHERENT IN GROWTH STRATEGY. The successful implementation of the Company's business strategy depends, in part, on the Company's ability to acquire and develop additional dialysis facilities. Competition for acquisitions and the recruitment of nephrologists to serve as medical directors for de novo facilities in the dialysis industry has increased significantly in recent years, and as a result, the cost of acquiring or developing dialysis facilities has increased. No assurance can be given that the Company will make any additional acquisitions or develop any additional facilities. The Company's strategy is dependent on: (i) the continued availability of suitable acquisition candidates, which subjects the Company to the risks inherent in assessing the value, strengths and weaknesses of acquisition candidates; (ii) identifying suitable locations and medical directors for de novo facilities; and (iii) successfully integrating and managing the operations of any acquired companies and developed facilities. In connection with its acquisition and development activities, the Company is competing with companies which have significantly greater financial and management resources. In addition, the Company has limited experience in completing acquisitions and integrating their operations. The Company has limited resources and financing available to it and there can be no assurance that the Company will be able to obtain the necessary financing to implement its growth strategy on acceptable terms, or at all, or that the Company would otherwise be successful in acquiring or developing new facilities. Acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key personnel of the acquired companies, amortization of acquired intangible assets and risks related to unanticipated events or liabilities. A failure to implement its growth strategy could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Business Strategy."

     DEPENDENCE ON SOLE SUPPLIER FOR EPO. A significant portion of the Company's revenues are derived from the administration of EPO. EPO is produced by only one manufacturer. Although the Company has not experienced any difficulty in obtaining supplies of EPO, there can be no assurance that the Company will be able to obtain sufficient supplies at reasonable prices or at all. The interruption of supplies of EPO or a material increase in the cost of EPO could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Operations."

     DEPENDENCE UPON PHYSICIAN REFERRALS. The success of the Company's dialysis facilities is dependent upon referrals of ESRD patients by nephrologists who practice in the communities served by these dialysis facilities. It is customary in the dialysis industry that one or a few physicians account for all or a significant portion of a facility's patient referral base. The loss of one or more key referring physicians at a particular facility could have a material adverse effect on the operations of that facility and could adversely affect the Company's overall results of operations. Financial relationships with physicians and other referral sources are highly regulated. The anti-kickback and self-referral provisions of the SSA, as well as similar state laws, prohibit the offering, paying and receiving of any remuneration for either making a referral for a covered service or item, or ordering any such covered service or item, and prohibit physicians, subject to certain exceptions, from making referrals for certain health services to entities with which they have a financial relationship. In the event that any of the Company's relationships with its referring nephrologists are determined to violate any of these federal anti-kickback or self-referral provisions, the Company could be subject to criminal and civil fines, as well as expulsion or suspension from the Medicare and Medicaid programs. Such result would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Business Strategy," "Business -- The Dialysis Industry,"
"Business -- Medical Directors" and "Business -- Government Regulation."

     INTENSE COMPETITION WITHIN INDUSTRY. The dialysis industry is fragmented and highly competitive. The Company competes in the dialysis industry for the acquisition of existing facilities, development of relationships with referring physicians and development of relationships with nephrologists to serve as medical directors for de novo facilities. The Company competes with national and regional health care providers, many of which are larger and have significantly greater financial and marketing resources than the Company. In addition, there are also many local independent facilities owned by community physicians, hospitals and other persons or entities which compete with the Company. The Company may also experience competition from former medical directors or referring physicians who open their own dialysis facilities. There can be no assurance that the Company will be able to compete effectively with any such providers. Competition has increased the cost of acquiring existing facilities and there can be no assurance that these costs will not continue to increase as a result of future industry consolidation, or that the Company will be able to compete effectively for such acquisitions. Furthermore, the Company's dialysis facilities are generally in metropolitan areas where there are many competing facilities in close proximity. If the Company is unable to compete for acquisitions or in the recruitment of nephrologists to serve as medical directors for its facilities, the Company's growth strategy would be impaired, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

     DEPENDENCE UPON KEY PERSONNEL. The Company is dependent upon the services and management skills of its executives and its medical directors. Although the Company has entered into employment agreements with its key executives which include confidentiality and non-competition provisions, there can be no assurance such individuals will continue in their present capacities with the Company for any particular period of time, or that the non-competition provisions will be enforceable or free from limitations under the laws of the appropriate jurisdictions. The success of the Company and its growth strategy, will also be dependent on the Company's ability to attract and retain additional key management, marketing and operating personnel, as well as medical directors for its dialysis facilities. The Company's facilities are staffed by professionals with significant experience in the treatment of ESRD. Such persons are in high demand and are often subject to offers from competitors. There can be no assurance that the Company will be able to attract and retain such qualified personnel. The Company does not have, or intend to maintain, key-man life insurance on any of its personnel. The loss by the Company of any of its key executives, or the inability to attract and retain qualified management personnel and medical directors, could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Competition" and "Management."

     DISCRETION IN USE OF PROCEEDS. Following the Offering and after repayment of certain indebtedness and the funding of planned capital expenditures for the four facilities under development, the Company will have approximately $11.2 million (approximately $14.5 million if the Underwriters' over-allotment option is exercised in full) of the net proceeds of the Offering available for acquisitions, de novo facility development and other unspecified purposes. The Company's management, subject to approval by the Board of Directors, will have broad discretion with respect to the use of such proceeds. See "Use of Proceeds."

     POSSIBLE INABILITY TO OBTAIN ADEQUATE INSURANCE. The operation of dialysis facilities entails certain liability risks. The Company maintains property and general liability insurance, professional liability insurance on its professional staff and other insurance which the Company believes to be appropriate for its operations. There can be no assurance that the Company's current coverage is adequate or that the Company will be able to maintain such insurance in the future. Any claim in excess of such insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. Further, professional liability insurance is expensive and becoming increasingly difficult to obtain. See
"Business -- Insurance."

     ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND BY-LAW PROVISIONS. Certain provisions of the Company's Articles of Incorporation and By-laws may have the effect of making more difficult or delaying attempts by others to obtain control of the Company, even when these attempts may be in the best interests of the shareholders. These provisions include advance notice provisions, provisions that establish a classified Board of Directors, and provisions that enable the Board of Directors to issue up to 5,000,000 shares of preferred stock in one or more series, having terms fixed by the Board of Directors, without shareholder vote. In addition, Florida has enacted legislation that may deter or inhibit takeovers of the Company. The Florida Control Share Act generally provides that in certain circumstances, shares acquired in excess of certain specified thresholds, starting at 20%, will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires super-majority approval by disinterested directors or shareholders of certain specified transactions between a corpora-tion and holders of more than 10% of the outstanding shares of the corporation or their affiliates. See "Description of Securities -- Anti-Takeover Provisions."

     CONTROL BY EXISTING MANAGEMENT; CONCENTRATION OF OWNERSHIP. Following the consummation of this Offering, the Company's directors, officers and their respective affiliates will beneficially own 32.7% of the Company's voting securities. Although these persons do not have any agreements or understandings to act or vote in concert, any such agreement, understanding or acting in concert would make it difficult for others to elect the entire Board of Directors, or to control the disposition of any matter submitted to a vote of shareholders. See "Principal Shareholders" and "Description of Securities."

     NO PRIOR PUBLIC MARKET FOR THE COMPANY'S COMMON STOCK; POTENTIAL VOLATILITY OF STOCK PRICE. Prior to this Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that a liquid trading market for the Common Stock will develop or, if one develops, that it will be sustained after the Offering. The initial public offering price of the Common Stock will be determined by negotiations among the Company and the representatives of the Underwriters and may not be indicative of the prices that will prevail in the public market. See "Underwriting." Future trading prices for the Company's Common Stock will depend on many factors, including, among other things, the Company's operating results and the market for similar securities. The market prices for securities of health care services companies, including companies in the dialysis services sector, have been highly volatile and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. It is likely that the market price of the Company's Common Stock will be highly volatile. Factors such as announcements of acquisitions or the de novo development of new dialysis facilities, changes in the Composite Rate, changes in reimbursement rates charged by the Company to third-party non-governmental payors and hospitals, changes in the political, economic and regulatory environment in which the Company operates, releases of reports by security analysts, as well as period-to-period fluctuations in the Company's operating results and general market conditions may have a significant impact on the future price of the Company's Common Stock.

     IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW INVESTORS. Investors purchasing shares of Common Stock in the Offering will experience immediate and substantial dilution in the net tangible book value of their shares of approximately $4.73 per share. Additional dilution may occur upon the exercise of outstanding options and warrants. In the event the Company issues additional Common Stock in connection with future acquisitions or other financing needs, investors in the Offering may experience further dilution. See "Dilution" and "Shares Eligible For Future Sale."

     ABSENCE OF DIVIDENDS. The Company currently anticipates that it will retain all future earnings for use in the operation of the business and does not anticipate paying any dividend on the Common Stock in the foreseeable future. See "Dividend Policy."

     POTENTIAL ADVERSE IMPACT ON FUTURE MARKET PRICE FROM SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock (including shares issuable upon exercise of outstanding options and warrants) in the public market after this Offering could adversely affect the market price of the Common Stock. Such sales could also make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon completion of this Offering, the Company will have outstanding an aggregate of 6,974,247 shares of Common Stock. In addition, the Company has reserved for issuance 1,145,854 shares issuable upon exercise of outstanding options and warrants, including the Representatives' Warrants. The 3,000,000 shares of Common Stock offered hereby will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for shares which may be acquired by affiliates of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 3,974,247 shares of Common Stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for exemption from registration under

Rules 144 or 701 under the Securities Act. Pursuant to certain "lock-up" agreements, the Company's officers, directors and certain of its shareholders who collectively hold an aggregate of 3,942,329 shares of Common Stock, together with the Company, have agreed, for a period of 180 days following the date of this Prospectus, not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of Common Stock without the prior written consent of Vector Securities International, Inc. Following the 180-day period, approximately 1,582,168 shares of Common Stock will be eligible for sale in the public market without restriction under Rule 144(k) and an additional 2,360,161 shares will be eligible for sale subject to certain volume, manner of sale and other restrictions of Rule 144. Of the approximately 31,918 restricted shares of Common Stock held by existing shareholders not subject to lock-up agreements, 30,835 shares will be eligible for immediate sale in the public market without restriction under Rule 144(k). The remaining 1,083 shares of Common Stock not subject to lock-up agreements will become eligible for sale, subject to volume, manner of sale and other limitations under Rule 144 commencing 90 days following the date of this Prospectus. In addition, holders of stock options or warrants, including the Representatives' Warrants, exercisable for an aggregate of 1,145,854 shares of Common Stock have entered into agreements prohibiting the sale of the underlying Common Stock for 180 days following the date of this Prospectus. In addition, the Representatives' are generally prohibited from selling or otherwise transferring the Representatives' Warrants for twelve months from the date of this Prospectus. See "Principal Shareholders," "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered hereby are estimated to be approximately $21.8 million ($25.2 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $8.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.


     The Company intends to use approximately $8.6 million of the net proceeds of this Offering for the repayment of indebtedness, including: (i) $6.4 million for the repayment of certain indebtedness incurred under the Company's Senior Subordinated Secured Loan (the "Subordinated Loan"), including interest and a prepayment penalty of approximately $63,000; and (ii) $2.2 million of certain indebtedness consisting of $1.5 million under a lease line of credit with an equipment financing company (the "Lease Line") and $700,000 under other capital leases. The Company also intends to use approximately $422,000 to redeem a warrant issued in connection with the Subordinated Loan.


     Borrowings under the Subordinated Loan bear interest at the rate of 13% per annum, payable quarterly. Principal payments are amortized over a three-year period, payable quarterly, commencing September 30, 1999 with payment in full by June 30, 2002. The Subordinated Loan is required to be satisfied in full upon completion of this Offering and will not be available thereafter. The Lease Line is a credit facility with maximum availability of $6.0 million and is used primarily to finance dialysis related equipment. Interest accrues at the five-year U. S. Treasury bond yield rate plus 3.91% (10.12% as of the date of this Prospectus). Principal and interest are amortized over a five-year period and payable monthly. The Lease Line will continue to be available to the Company through its expiration in August 2001. The other capital leases being paid out of the proceeds of the Offering have similar terms and interest rates as the Lease Line.

     The Company intends to use approximately $1.6 million of the net proceeds of this Offering to fund leasehold improvements at four dialysis facilities presently under development. The balance of the net proceeds, approximately $11.2 million, will be used for acquisitions, de novo facility development, working capital, including working capital for the facilities under development, and general corporate purposes. See "Risk Factors -- Discretion in Use of Proceeds."

     Other than as described above, the Company has no current specific plan for the net proceeds of this Offering. The principal purposes for conducting this Offering are to: (i) obtain additional capital to permit the Company to pursue acquisition and de novo development opportunities; (ii) increase the Company's financial flexibility; (iii) create a public market for the Company's Common Stock; and (iv) increase the Company's working capital. The Company continually reviews and evaluates acquisition candidates as part of its growth strategy and is at various stages of discussion or negotiation with a number of such candidates. However, as of the date of this Prospectus, the Company has not entered into an agreement or letter of intent as to any such potential acquisition.

     The foregoing represents the Company's best estimate of the allocation of the net proceeds from the sale of the Common Stock offered hereby, based upon the current state of its business operations, its current plans for expansion and the current economic and industry conditions. Such estimate is subject to reallocation among the categories stated above. The amount or timing of actual expenditures will depend on numerous factors, including profitability of the Company, the availability of alternative financing for acquisitions, the Company's business development activities and competition. See "Risk
Factors -- Need for Substantial Working Capital" and "Risk Factors -- Dependence upon Proceeds of Offering; Possible Need for Additional Capital."

     Pending such uses set forth above, the Company will invest the net proceeds of this Offering in short-term, interest bearing, investment-grade securities.

                                DIVIDEND POLICY

     The Company has not declared or paid any cash dividends on its Common Stock since inception. The Company currently intends to retain any future earnings to finance the growth and development of its business and, therefore, does not anticipate that any cash dividends will be declared or paid on the Common Stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements, restrictions under any existing indebtedness and such other factors as the Board of Directors deems relevant.

     The Company's loan agreement with respect to the Line of Credit contains restrictions on the payment of cash dividends without the lender's prior written consent.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1997 and the Company's capitalization as adjusted to reflect the issuance of 3,000,000 shares of Common Stock offered hereby and the receipt and application of the estimated net proceeds therefrom, assuming an initial public offering price of $8.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto, included elsewhere in this Prospectus. See "Use of Proceeds" and "Description of Securities."

                                                                  JUNE 30, 1997(1)
                                                              ------------------------
                                                                          PRO FORMA
                                                              ACTUAL    AS ADJUSTED(2)
                                                              -------   --------------
                                                                   (IN THOUSANDS)
Debt:
  Current portion of long-term debt and capital lease
     obligations............................................  $   410      $     7
  Line of credit............................................    1,000        1,000
  Long-term debt, excluding current portion.................    6,193           --
  Capital lease obligations, excluding current portion......    1,796           --
Shareholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized; no shares issued and outstanding, actual
     and pro forma as adjusted..............................       --           --
  Common Stock, $.001 par value; 30,000,000 shares
     authorized; 3,974,247 shares issued and outstanding,
     actual; 6,974,247 shares issued and outstanding, pro
     forma as adjusted......................................        3            6
  Additional paid-in capital................................    9,163       30,850
  Accumulated deficit.......................................   (5,340)      (6,568)
                                                              -------      -------
     Total shareholders' equity.............................    3,826       24,288
                                                              -------      -------
          Total capitalization..............................  $13,225      $25,295
                                                              =======      =======

---------------

(1) Excludes: (i) 355,064 shares issuable upon exercise of options granted pursuant to the Company's stock option plans, at a weighted average exercise price of $6.96 per share; (ii) an aggregate of 478,270 shares reserved for issuance for future grants of options under the Company's stock option plans; (iii) 49,169 shares issuable upon exercise of options granted to two of the Company's directors and three other individuals, at a weighted average exercise price of $6.51 per share; (iv) 441,621 shares reserved for issuance upon exercise of warrants at a weighted average exercise price of $6.88 per share; and (v) 300,000 shares issuable upon the exercise of the Representatives' Warrants. See "Management," "Certain Transactions," "Description of Securities" and "Underwriting."

(2) Pro forma as adjusted to give effect to the receipt and application of the estimated net proceeds from the sale of the 3,000,000 shares offered hereby, including: (a) a charge of approximately $1,228,000 resulting from the write-off of deferred financing costs and prepayment penalties; and (b) a charge of $422,000 to redeem the warrants issued in connection with such indebtedness. See "Use of Proceeds."

                                    DILUTION

     The net tangible book value of the Company as of June 30, 1997 was $1.6 million or $0.40 per share of Common Stock. Net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in net tangible book value other than to give effect to the sale by the Company of the 3,000,000 shares of Common Stock offered hereby (assuming an initial public offering price of $8.00 per share) and the receipt and application of the net proceeds therefrom, the pro forma net tangible book value of the Company as of June 30, 1997 would have been $22.8 million, or $3.27 per share of Common Stock. This represents an immediate increase in net tangible book value per share of $2.87 to existing shareholders and an immediate dilution in net tangible book value of $4.73 per share to investors in the Offering.

     The following table illustrates the per share dilution:

Assumed initial public offering price per share.............          $ 8.00
  Net tangible book value per share as of June 30, 1997.....  $0.40
  Increase per share attributable to new investors..........   2.87
                                                              -----
Pro forma net tangible book value per share after the
  Offering..................................................            3.27
                                                                      ------
Dilution per share to new investors.........................          $ 4.73
                                                                      ======

     The following table summarizes, on a pro forma basis as of June 30, 1997, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders and by new investors, assuming an initial public offering price of $8.00 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company:

                             SHARES PURCHASED      TOTAL CONSIDERATION        AVERAGE
                            -------------------   ---------------------        PRICE
                             NUMBER     PERCENT     AMOUNT      PERCENT      PER SHARE
                            ---------   -------   -----------   -------   ---------------
Existing shareholders.....  3,974,247     57.0%   $ 9,166,000     27.6%       $ 2.31
New investors.............  3,000,000     43.0     24,000,000     72.4          8.00
                            ---------    -----    -----------    -----
          Total...........  6,974,247    100.0%   $33,166,000    100.0%
                            =========    =====    ===========    =====

     The foregoing table assumes no exercise of the Underwriters' over-allotment option or shares underlying outstanding options or warrants. As of the date of this Prospectus, there were: (i) 355,064 shares issuable upon exercise of options granted pursuant to the Company's stock option plans, at a weighted average exercise price of $6.96 per share; (ii) an aggregate of 478,270 shares reserved for issuance for future grants of options under the Company's stock option plans; (iii) 49,169 shares issuable upon exercise of options granted to two of the Company's directors and three other individuals, at a weighted average exercise price of $6.51 per share; (iv) 441,621 shares reserved for issuance upon exercise of warrants at a weighted average exercise price of $6.88 per share; and (v) 300,000 shares issuable upon the exercise of the Representatives' Warrants. See "Management," "Certain Transactions," "Description of Securities" and "Underwriting."

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following selected consolidated financial and operating data of the Company are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1994, 1995 and 1996 and the balance sheet data as of December 31, 1995 and 1996 are derived from the audited Consolidated Financial Statements included elsewhere in this Prospectus. The statement of operations data for the period from inception to December 31, 1993 and the balance sheet data as of December 31, 1993 and 1994 are derived from audited consolidated financial statements not included in this Prospectus. The consolidated statements of operations data for the six months ended June 30, 1996 and 1997 and the consolidated balance sheet data at June 30, 1997 have been derived from unaudited interim financial statements and include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position and results of operations at that date and for such periods. The operating results for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year or for any future period. Comparability of the information presented below as to each period is substantially affected by the timing of acquisitions and opening of de novo facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                          PERIOD FROM
                                           INCEPTION
                                         (JULY 7, 1993)                                         SIX MONTHS ENDED
                                               TO             YEARS ENDED DECEMBER 31,              JUNE 30,
                                          DECEMBER 31,    ---------------------------------   ---------------------
                                              1993          1994        1995        1996        1996        1997
                                         --------------   ---------   ---------   ---------   ---------   ---------
                                                      (IN THOUSANDS, EXCEPT SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
  Net revenues.........................         $ --         $2,746     $ 8,794     $18,569      $8,320     $12,432
  Operating expenses:
    Facilities.........................           --          2,405       6,809      14,625       6,354       9,679
    General and administrative.........          355          1,025       1,682       2,681       1,163       1,304
    Provision for doubtful accounts....           --             93         495       1,293         561         493
    Depreciation and
      amortization.....................            2            126         509       1,642         577         787
                                           ---------      ---------   ---------   ---------   ---------   ---------
         Operating income (loss).......         (357)          (903)       (701)     (1,672)       (335)        169
                                           ---------      ---------   ---------   ---------   ---------   ---------
  Other income (expenses):
    Gain (loss) on sale of assets......           --             --          --         364          --         (27)
    Net interest income
      (expense)........................           35             61        (360)       (915)       (419)       (537)
    Amortization of deferred financing
      costs............................           --             --        (126)       (226)       (108)       (108)
                                           ---------      ---------   ---------   ---------   ---------   ---------
  Net (loss)...........................        $(322)        $ (842)    $(1,187)    $(2,449)     $ (862)     $ (503)
                                           =========      =========   =========   =========   =========   =========
  Net (loss) per common share(1).......       $ (.13)        $ (.31)    $  (.40)    $  (.66)     $ (.25)     $ (.12)
                                           =========      =========   =========   =========   =========   =========
  Weighted average number of shares
    outstanding........................    2,395,835      2,759,884   2,963,193   3,693,617   3,503,664   4,067,747
                                           =========      =========   =========   =========   =========   =========
PRO FORMA DATA:
  Pro forma net (loss)(2)..............                                             $(1,308)                 $  138
                                                                                  =========               =========
  Pro forma net (loss) per common
    share(2)...........................                                             $  (.27)                 $  .03
                                                                                  =========               =========
  Shares used in computation of pro
    forma net (loss) per common
    share(3)...........................                                           4,861,062               5,235,192
                                                                                  =========               =========
OPERATING DATA:
  Patients (at period end)(4)..........           --            142         319         691         530         791
  Treatments(5)........................           --         10,260      33,702      77,919      34,877      52,964
  Number of facilities (at period
    end)(6)............................           --              4           7          12          10          12


(Footnotes on following page)

                                                                                          JUNE 30, 1997
                                                          DECEMBER 31,               ------------------------
                                               -----------------------------------               PRO FORMA
                                                1993     1994     1995      1996     ACTUAL    AS ADJUSTED(7)
                                               ------   ------   -------   -------   -------   --------------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
  Current assets.............................  $3,543   $2,527   $ 5,234   $ 6,059   $ 7,551      $18,807
  Working capital............................   3,503    2,136     3,051     2,389     3,271       14,930
  Total assets...............................   3,642    4,020    11,815    15,161    17,095       28,893
  Total debt.................................      --      220     6,375     7,743     9,399        1,007
  Total shareholders' equity.................   3,603    3,482     4,164     4,317     3,826       24,288

---------------

(1) See Note 1 of Notes to Consolidated Financial Statements for information concerning the computation of net (loss) per share.

(2) The pro forma net loss per share as of December 31, 1996 and the six months ended June 30, 1997 have been computed as if the Company's receipt and application of approximately $8.6 million of the net proceeds from the sale of the 3,000,000 shares offered hereby were used to repay certain indebtedness as of the beginning of the fiscal year end period. The pro forma results of operations include reductions of interest that would not be incurred of $915,000 for the year ended December 31, 1996 and $533,000 for the six months ended June 30, 1997. It excludes (a) a charge of approximately $1,585,000 resulting from the write-off of deferred financing costs and prepayment penalties; and (b) a charge of $422,000 to redeem the warrants issued in connection with such indebtedness. The redemption price was equal to the difference between the assumed initial offering price of $8.00 per share and the exercise price of the warrants of $6.00 per share. See "Use of Proceeds."

(3) Includes the weighted average number of shares of Common Stock outstanding at such date and 1,167,445 of the 3,000,000 shares offered hereby, the proceeds of which will be used for repayment of indebtedness.
(4) Number of ESRD patients under care, including patients receiving dialysis treatments in the Company's outpatient facilities and in the patients' homes. Data for the year ended December 31, 1995 excludes patients of three facilities acquired on December 29, 1995. See "Business -- Operations."
(5) Treatments include all dialysis treatments performed in outpatient facilities, patients' homes and hospitals. Peritoneal dialysis treatments are stated in hemodialysis equivalents. See "Business -- Operations."
(6) Data for the year ended December 31, 1995 excludes three facilities acquired on December 29, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and
    "Business -- Operations."
(7) Pro forma as adjusted to give effect to the receipt and application of the estimated net proceeds from the sale of the 3,000,000 shares offered hereby. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA" AND THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN.

OVERVIEW

     Renex, which was established in July 1993 and operates through its wholly-owned subsidiaries, is a high quality provider of dialysis and ancillary services to patients with ESRD. Since inception, the Company has implemented an aggressive growth strategy designed to build the Company's presence in selected regional markets. A key element of the Company's growth strategy has been to establish local clusters of dialysis facilities within strong regional networks through de novo development. To date, Renex has grown primarily through de novo development because the Company believes such a strategy minimizes the initial capital outlay. However, de novo facilities achieve profitability only when they reach sufficient utilization, which historically does not occur prior to twelve to fourteen months following opening. The Company has increased utilization in its existing facilities from an average of 41% at December 31, 1994 to an average of 72% at June 30, 1997 primarily through marketing efforts directed at local nephrologists, patients and managed care organizations. See "Risk
Factors -- Lack of Full Facility Utilization."

     Additionally, Renex has grown through acquisitions and hospital alliances. In the future, the Company believes that its growth will be through a combination of acquisitions and de novo development, which will allow expansion of its regional market presence and provide entry into new regional markets.

     As of August 31, 1997, the Company operated twelve outpatient dialysis facilities, of which eight were opened between 1994 and 1996 through de novo development. In addition, the Company acquired three facilities in December 1995. In April 1996, the Company acquired the assets of two facilities under development. The Company opened one of these facilities during the first quarter of 1997 and the second facility is expected to open during the first quarter of 1998, subject to receipt of applicable state approvals. The Company sold an additional de novo facility, not included above, in September 1996 because it did not satisfy the Company's strategic objectives.

SOURCES OF NET REVENUES

     The Company's net revenue is derived primarily from five sources: (i) outpatient hemodialysis services; (ii) the administration of EPO and, to a lesser extent, other ancillary services; (iii) peritoneal dialysis services;
(iv) home hemodialysis services; and (v) inpatient hemodialysis services to hospitalized patients. Services generally include the provision of equipment and supplies. The Company's dialysis and ancillary services are reimbursed primarily under the Medicare ESRD program in accordance with rates established by HCFA. Medicare reimbursement is subject to rate and other legislative changes by Congress and periodic changes in regulations, including changes that may reduce payments under the ESRD program. Payments are also provided by Medicaid, patients and non-governmental third-party payors for the first three to 33 months of treatment as mandated by law. Payments made by non-governmental third-party payors are generally at rates higher than the Composite Rate. Rates paid for services provided to hospitalized patients are negotiated with individual hospitals. For the year ended December 31, 1996 and the six months ended June 30, 1997, approximately 67% and 76%, respectively of the Company's net revenues were derived from reimbursement by Medicare and Medicaid. The Company will continue to be dependent upon revenue from Medicare and Medicaid. Since dialysis is an ongoing, life sustaining therapy used to treat a chronic condition, use of the Company's services is generally predictable and not subject to seasonal or economic fluctuation.

However, the Company's interim and annual results of operations may be significantly affected by the timing and costs of any acquisitions or de novo facilities. See "Risk Factors -- Dependence upon Government Reimbursement."

     In connection with the Offering the Company will redeem warrants issued in connection with the Subordinated Loan which together with the non-cash write-off of deferred financing costs related to the repayment of such loan will result in a one time charge of approximately $1.5 million.

RESULTS OF OPERATIONS

     The following table sets forth certain income statement items expressed as a percentage of net revenues for the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997:

                                                                                    SIX MONTHS
                                                                                       ENDED
                                                       YEARS ENDED DECEMBER 31,      JUNE 30,
                                                       ------------------------   ---------------
                                                        1994     1995     1996     1996     1997
                                                       ------   ------   ------   ------   ------
Net revenues.........................................   100.0%   100.0%   100.0%   100.0%   100.0%
                                                       ------   ------   ------   ------   ------
Facilities expenses..................................    87.6     77.4     78.8     76.4     77.9
General and administrative expenses..................    37.3     19.1     14.4     14.0     10.5
Provision for doubtful accounts......................     3.4      5.6      7.0      6.7      4.0
Depreciation and amortization expenses...............     4.6      5.8      8.8      6.9      6.3
Operating income (loss)..............................   (32.9)    (8.0)    (9.0)    (4.0)     1.4
Net interest income (expense)........................     2.2     (4.1)    (4.9)    (5.0)    (4.3)
Net (loss)...........................................   (30.7)   (13.5)   (13.2)   (10.4)    (4.1)

  SIX MONTHS ENDED JUNE 30, 1997 AND 1996

     NET REVENUES. Net revenues for the six months ended June 30, 1997 were $12.4 million compared to $8.3 million for the same period in 1996, representing an increase of 49.4%. The increase in net revenues of $4.1 million was primarily attributable to the continued growth at existing facilities of $2.2 million and to a full six months' net revenues totalling $1.9 million in 1997 for the two facilities opened during the fourth quarter of 1996.

     FACILITIES EXPENSES. Facilities expenses primarily consist of costs and expenses specifically attributable to the operation of the dialysis facilities, including operating and maintenance costs of such facilities and all labor, supplies and service costs related to patient care. Facilities expenses for the six months ended June 30, 1997 were $9.7 million compared to $6.4 million for the same period in 1996, representing an increase of 52.3%. The increase in facilities expenses was due to the greater number of facilities in operation in 1997. As a percentage of net revenues, facilities expenses increased to 77.8% for the six months ended June 30, 1997 from 76.4% for the same period in 1996. The increase as a percentage of net revenues was due to low patient utilization at one of the Company's newer facilities and a change in the payor mix related to peritoneal dialysis patients.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist of headquarter expenses including marketing, finance, operations management, legal, quality assurance, information systems, billing and collections and centralized accounting support. General and administrative expenses for the six months ended June 30, 1997 were $1.3 million compared to $1.2 million for the same period in 1996, representing an increase of 12.1%. The increase in general and administrative expenses was due to increased personnel and related expenses to support the greater number of facilities in operation. As a percentage of net revenues, general and administrative expenses decreased to 10.5% for the six months ended June 30, 1997 from 14.0% for the same period in 1996. The decrease as a percentage of net revenues was due to an increase in net revenues from increased utilization of existing facilities which did not require a proportionate increase in corporate overhead.

     PROVISION FOR DOUBTFUL ACCOUNTS. The provision for doubtful accounts is a function of patient payor mix, collection experience and other factors. It is the Company's practice to reserve for doubtful accounts in the period in which revenue is recognized based on management's estimate of the net collectibility of accounts receivable. The provision for doubtful accounts for the six months ended June 30, 1997 was $493,000 compared to $561,000 for the same period in 1996, representing a decrease of 12.1%. As a percentage of net revenues, the provision for doubtful accounts decreased to 4.0% for the six months ended June 30, 1997 from 6.7% for the same period in 1996. The decrease was primarily due to an improved account evaluation process and an increased emphasis upon collections of aged amounts.

     DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses for the six months ended June 30, 1997 were $787,000 compared to $577,000 for the same period in 1996, representing an increase of 36.4%. The increase was due to capital expenditures related to the opening of two facilities and the addition of reuse capabilities at the majority of the existing facilities. As a percentage of net revenues, depreciation and amortization expenses decreased to 6.3% for the six months ended June 30, 1997 from 6.9% for the same period in 1996. The decrease as a percentage of revenues was due to increased revenues at existing facilities without a corresponding increase in capital expenditures.

     NET INTEREST INCOME (EXPENSE). Net interest expense for the six months ended June 30, 1997 was $537,000 compared to $419,000 for the same period in 1996, representing an increase of 28.2%. The increase of $82,000 was primarily due to the increase in the Company's borrowings for working capital purposes. In June 1995, the Company entered into the Subordinated Loan, which permitted borrowings, under certain circumstances, of up to $12.5 million, of which the initial borrowing was $4.8 million and in May 1996 an additional $1.5 million was borrowed. As of June 30, 1997 and 1996, $6.3 million was outstanding.

     NET (LOSS). The Company had a net loss of $503,000 for the six months ended June 30, 1997 compared to a net loss of $862,000 for the same period in 1996, a decrease of $359,000, or 41.7%.

  YEARS ENDED DECEMBER 31, 1996 AND 1995

     NET REVENUES. Net revenues for the year ended December 31, 1996 were $18.6 million compared to $8.8 million for the same period in 1995, representing an increase of 111.2%. The increase in net revenues of $9.8 million was primarily attributable to a full year's net revenues of $4.3 million in 1996 for three facilities opened in 1995 which only had $900,000 of revenues in 1995, the acquisition in December 1995 of three facilities representing $3.6 million and the continued growth at existing facilities of $2.7 million.

     FACILITIES EXPENSES. Facilities expenses for the year ended December 31, 1996 were $14.6 million compared to $6.8 million for the same period in 1995, representing an increase of 114.8%. The increase was due to the greater number of facilities in operation in 1996. As a percentage of net revenues, facilities expenses increased to 78.8% for the year ended December 31, 1996 from 77.4% for the same period in 1995. The increase as a percentage of revenues was due to the lack of full patient utilization in 1996 at the facilities opened in 1995.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the year ended December 31, 1996 were $2.7 million compared to $1.7 million for the same period in 1995, representing an increase of 59.4%. The increase was due to increased personnel and related expenses to support the greater number of facilities in operation. As a percentage of net revenues, general and administrative expenses decreased to 14.4% for the year ended December 31, 1996 from 19.1% for the same period in 1995. The decrease as a percentage of revenues was due to an increase in net revenues from increased utilization of existing facilities which did not require a proportionate increase in corporate overhead.

     PROVISION FOR DOUBTFUL ACCOUNTS. The provision for doubtful accounts for the year ended December 31, 1996 was $1.3 million compared to $495,000 for the same period in 1995, representing an increase of 161.2%. As a percentage of net revenues, the provision for doubtful accounts increased to 7.0% for the year ended December 31, 1996 from 5.6% for the same period in 1995. This increase was due to increased revenue, a continuing evaluation of the collectible amounts outstanding and an increase in Medicare patients without secondary insurance resulting from the acquisition of three facilities in December 1995.

     DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses for the year ended December 31, 1996 were $1.6 million compared to $509,000 for the same period in 1995, representing an increase of 222.6%. As a percentage of net revenues, depreciation and amortization expenses increased to 8.8% for the year ended December 31, 1996 from 5.8% for the same period in 1995. This increase was due to the amortization and write-off of certain intangible assets associated with the acquisition in 1996 of two facilities under development and the acquisition and opening of new facilities in 1995.

     NET INTEREST INCOME (EXPENSE). Net interest expense for the year ended December 31, 1996 was $915,000 compared to $360,000 for the same period in 1995, representing an increase of 154.2%. The increase of $555,000 was primarily due to the increase in the Company's borrowings for working capital purposes. Pursuant to the Subordinated Loan, $6.3 million and $4.8 million were outstanding as of December 31, 1996 and 1995, respectively.

     NET (LOSS). The Company had a net loss of $2.4 million for the year ended December 31, 1996 compared to a net loss of $1.2 million for the same period in 1995, an increase of $1.2 million, or 106.3%.

  YEARS ENDED DECEMBER 31, 1995 AND 1994

     NET REVENUES. Net revenues for the year ended December 31, 1995 were $8.8 million compared to $2.7 million for the same period in 1994, an increase of 220.3%. The increase in net revenues of $6.1 million was primarily attributable to an increase in utilization at facilities opened in 1994 totalling $4.9 million and facilities opened in 1995 totalling $1.1 million.

     FACILITIES EXPENSES. Facilities expenses for the year ended December 31, 1995 were $6.8 million compared to $2.4 million for the same period in 1994, representing an increase of 183.1%. The increase was due to the greater number of facilities in operation in 1995. As a percentage of net revenues, facilities expenses decreased to 77.4% for the year ended December 31, 1995 from 87.6% for the same period in 1994. The decrease as a percentage of revenues was primarily due to increased patient utilization at existing facilities.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the year ended December 31, 1995 were $1.7 million compared to $1.0 million for the same period in 1994, representing an increase of 64.1%. The increase was due to increased personnel and related expenses to support the greater number of facilities in operation. As a percentage of net revenues, general and administrative expenses decreased to 19.1% for the year ended December 31, 1995 from 37.3% for the same period in 1994. The decrease as a percentage of revenues was primarily due to increases in net revenues from increased patient utilization of existing facilities which did not require a proportionate increase in corporate overhead.

     PROVISION FOR DOUBTFUL ACCOUNTS. The provision for doubtful accounts for the year ended December 31, 1995 was $495,000 compared to $93,000 for the same period in 1994, representing an increase of 432.3% . As a percentage of net revenues, the provision for doubtful accounts increased to 5.6% for the year ended December 31, 1995 from 3.4% for the same period in 1994. This increase was due to increased revenues and the Company's evaluation of the collectible amounts outstanding.

     DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses for the year ended December 31, 1995 were $509,000 compared to $126,000 for the same period in 1994, representing an increase of 304.0%. As a percentage of net revenues, depreciation and amortization expenses increased to 5.8% for the year ended December 31, 1994 from 4.6% for the same period in 1994. This increase was due to increased depreciation expenses resulting from the development and opening of four facilities in 1995.

     NET INTEREST INCOME (EXPENSE). Net interest expense for the year ended December 31, 1995 was $360,000 compared to net interest income of $61,000 for the same period in 1994, representing an increase of 690.2%. The increase of $421,000 was primarily due to the increase in the Company's borrowings for working capital and expansion purposes. The Company entered into the Subordinated Loan in June 1995. At December 31, 1995, the Company had borrowed $4.8 million on such loan.

     NET (LOSS). The Company had a net loss of $1.2 million for the year ended December 31, 1995 compared to a net loss of $842,000 for the same period in 1994, an increase of $345,000, or 41.0%.

LIQUIDITY AND CAPITAL RESOURCES

     The Company requires capital for maintenance, refurbishing and expansion of existing facilities, acquisitions, de novo developments, the integration of newly developed and acquired facilities and working capital and general corporate purposes. As of June 30, 1997, the Company had working capital of approximately $3.3 million, of which $781,000 consisted of cash and cash equivalents, compared to working capital and cash and cash equivalents of $2.4 million and $952,000 respectively at December 31, 1996. The Company intends to finance its working capital requirements, as well as purchases of additional equipment and leasehold improvements, from cash generated from operations, the Company's secured line of credit ("Line of Credit"), the Lease Line, and through the net proceeds of the Offering.

     Net cash used in operating activities was $238,000 and $956,000 for the six months ended June 30, 1997 and for the year ended December 31, 1996, respectively. Net cash used in operating activities consists of the Company's net loss, decreased by non-cash expenses such as depreciation, amortization and the provision for doubtful accounts and adjusted by changes in components of working capital, primarily accounts receivable. During 1996, the Company performed an extensive review of its aged accounts receivable, including those of acquired facilities, and adjusted amounts to expected collectibility, causing the allowance for doubtful accounts to increase to 22% of gross receivables at December 31, 1996 from 10% at December 31, 1995. Furthermore, an increased emphasis upon collections of aged amounts resulted in the Company improving its days sales outstanding from 125 to 114 to 106 days for the years ended December 31, 1995, 1996 and the six months ended June 30, 1997, respectively.

     Once a de novo facility is operational, the Company is unable to bill for services until it receives a Medicare provider number and the Medicare intermediary installs its electronic billing software at the facility. For these reasons, there is generally a 90-day delay before the Company will receive payment on its initial services at such facility. The dialysis industry is characterized by long collection cycles because Medicaid and private insurance carriers require substantial documentation to support reimbursement claims and often take a substantial amount of time to process claims. As a result, the Company requires significant working capital to cover expenses during the collection process. See "Risk Factors -- Need for Substantial Working Capital."

     Net cash used in investing activities was $587,000 and $1.6 million for the six months ended June 30, 1997 and the year ended December 31, 1996, respectively. The Company's principal uses of cash in investing activities have been related to purchases of new equipment and leasehold improvements for the Company's existing facilities and the cost of development of additional facilities. Currently, the four de novo facilities under various stages of development have planned openings between the fourth quarter of 1997 and the first quarter of 1998. These facilities require substantial cash outlay for construction of leasehold improvements. The Company estimates that this construction will cost approximately $1.8 million, of which the Company anticipates using $1.6 million from the net proceeds of this Offering. The balance of the cost of leasehold improvements will be obtained from borrowings under the Company's Line of Credit. Additionally, the Company estimates that it will finance approximately $1.2 million in equipment for these four facilities through its Lease Line. See "Business -- Operations."

     Net cash provided by financing activities for the six months ended June 30, 1997 was $654,000. This consisted primarily of $1.0 million from the Company's Line of Credit, offset by payments on capital lease obligations. Net cash provided by financing activities for the year ended December 31, 1996 was $2.3 million. The principal sources of cash from financing activities were $1.5 million in proceeds from the Company's Subordinated Loan and equity financings aggregating $1.8 million through the sale of Series B Preferred Stock (net of redemptions) and Common Stock in the year ended December 31, 1996. The proceeds from these financings were reduced by payments of various debt obligations.

     The Company has a Subordinated Loan which bears interest at 13.0% and permitted borrowings of up to $12.5 million under certain circumstances during the first two years of the term. The term for additional borrowing expired on June 5, 1997. The Subordinated Loan contains certain restrictive covenants, including financial covenants as to minimum net worth, leverage, and cash flows. The Company was in default of the minimum net worth and cash flows covenants as of December 31, 1995 and obtained a waiver of these defaults through April 30, 1996. Effective May 1, 1996, the Subordinated Loan agreement was revised as to the minimum net worth and cash flows covenants. The Company was in default of the cash flows covenant as of December 31, 1996 and obtained a waiver of this default through December 31, 1996. Effective January 1, 1997, the Subordinated Loan agreement was further revised as to the minimum net worth and cash flows covenants. As of June 30, 1997, the Company was in compliance with the financial covenants of the revised Subordinated Loan agreement. As of June 30, 1997 and December 31, 1996, the Company had borrowed approximately $6.3 million on the Subordinated Loan which will be repaid out of the net proceeds of the Offering. Upon completion of this Offering, the outstanding balance and accrued interest of the Subordinated Loan is required to be satisfied and the Subordinated Loan will be terminated. See "Use of Proceeds."

     The Company has a $4.0 million secured Line of Credit. Borrowings under the Line of Credit are limited to 80% of the net collectible value of eligible accounts receivable. As of June 30, 1997 and August 31, 1997, the borrowing base availability was approximately $3.0 million, of which $1.0 million was outstanding. The Line of Credit bears interest on the outstanding balance at the prime rate, plus 2.0% (10.5% as of the date of this Prospectus). The Line of Credit is for the development of dialysis facilities and for working capital and general corporate purposes and is secured by the Company's accounts receivable. The Line of Credit contains financial covenants relating to the maintenance of a minimum net worth and specified net worth to debt ratios. These covenants do not permit the sum of subordinated debt plus tangible net worth to be less than $6,000,000 and do not permit the ratio of total liabilities minus subordinated debt divided by tangible net worth plus subordinated debt to be greater than 1.2:1. As of June 30, 1997, the Company was in compliance with the financial covenants contained in the Line of Credit. The Line of Credit also requires the lender's approval for any acquisitions in excess of $5,000,000 in the aggregate in any calendar year and for the payment of cash dividends. The Line of Credit will continue to be available following completion of this Offering through its expiration in August 1998.

     The Company also has available a $6.0 million Lease Line with an equipment financing company. The Lease Line is used primarily to finance dialysis related equipment and furnishings at the Company's facilities and bears interest at the five year U. S. Treasury bond yield rate plus 3.91% (10.12% as of the date of this Prospectus). As of June 30, 1997 and December 31, 1996, the Company had borrowed approximately $1.5 million on the Lease Line. The outstanding balance on the Lease Line will be repaid out of the net proceeds of the Offering. However, the Lease Line will continue to be available to the Company through its expiration in August 2001.

     The Company's long-term capital requirements will depend on numerous factors, including the rate at which the Company develops or acquires new facilities. In addition, the Company has various on-going needs for capital, including: (i) working capital for operations (including financing receivables as previously described); and (ii) routine capital expenditures for the maintenance of facilities, and equipment and leasehold improvements. In order to implement the Company's long-term growth strategy, the Company anticipates that capital requirements will increase substantially from historical levels.

     The Company anticipates that the consideration paid for the acquisition of new facilities will consist of cash, promissory notes, assumption of liabilities and/or the issuance of Common Stock or securities convertible into Common Stock. The Company believes that the net proceeds of the Offering, together with the Line of Credit, the Lease Line and internally generated funds, will be sufficient to fund the Company's operations and to finance the Company's growth strategy through the next 18 months. However, there can be no assurance that the Company will not require substantial additional funds prior to such time. See "Risk Factors -- Dependence upon Proceeds of Offering; Possible Need for Additional Capital."

INCOME TAX LOSS CARRYFORWARDS

     As of December 31, 1996, the Company had approximately $6.7 million of net operating loss carryforwards that may be available to offset future taxable income for federal income tax purposes. These net operating loss carryforwards begin to expire in 2008. The Common Stock to be issued in connection with the Offering should not materially limit the Company's utilization of its net operating loss carryforwards.

POTENTIAL IMPACT OF INFLATION

     A majority of the Company's net revenue is subject to reimbursement rates which are regulated by the federal government and do not automatically adjust for inflation. These reimbursement rates are adjusted periodically based on certain factors, including Congressional budget limitations, inflation, consumer price indexes and costs incurred in rendering the services. Historically, adjustments to reimbursement rates have had little relation to the actual cost of doing business.

     The Company is not able to increase the amounts it bills for services provided by its operations that are subject to Medicare and Medicaid reimbursement rates. Operating costs, such as labor and supply costs, are subject to inflation without corresponding increases in reimbursement rates. Such increases may be significant and have a material adverse effect on the Company's results of operations.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. This statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This statement is effective for financial statements issued for periods ending after December 15, 1997, and earlier application is not permitted. This statement requires restatement of all prior-period EPS data presented. The Company will adopt SFAS 128 in the fourth quarter of the year ending December 31, 1997. The pro forma basic (loss) per share and diluted
(loss) per share calculated in accordance with SFAS 128 for the fiscal years ended December 31, 1994, 1995 and 1996, and the six months ended June 30, 1997, are as follows:

                                                                               SIX MONTHS
                                                YEARS ENDED DECEMBER 31,     ENDED JUNE 30,
                                               --------------------------    --------------
                                                1994      1995      1996     1996     1997
                                               ------    ------    ------    -----    -----
Pro forma basic (loss) per share.............   $(.48)    $(.61)    $(.84)   $(.35)   $(.13)
Pro forma diluted (loss) per share...........   $(.48)    $(.61)    $(.84)   $(.35)   $(.13)

     Other recently issued accounting standards may affect the Company's Consolidated Financial Statements in the future. See Consolidated Financial Statements and Notes thereto.

                                    BUSINESS

     Renex Corp. ("Renex" or the "Company"), which was established in July 1993, is a high quality provider of dialysis and ancillary services to patients suffering from chronic kidney failure, generally referred to as end stage renal disease ("ESRD"). The Company has grown primarily through de novo development and more recently through acquisitions, and seeks to distinguish itself on the basis of quality patient care and responsiveness to the professional needs of its referring nephrologists. The Company currently provides dialysis services to approximately 800 patients in seven states, through twelve outpatient dialysis facilities and two staff-assisted home dialysis programs. Each outpatient facility is operated through a separate wholly-owned subsidiary. Additionally, the Company provides inpatient dialysis services at five hospitals. The Company intends to accelerate the penetration of its existing markets through a combination of acquisitions and de novo development and to enter new markets, primarily through acquisitions, in which the Company believes it can establish significant market share over time.

THE DIALYSIS INDUSTRY

  END STAGE RENAL DISEASE

     ESRD is the state of advanced chronic kidney disease that is characterized by the irreversible loss of kidney function. A normal human kidney removes waste products and excess water from the blood, preventing water overload, toxin buildup and eventual poisoning of the body. Chronic kidney disease can be caused by a number of conditions, including inherited diseases, diabetes, hypertension and other illnesses. Patients suffering from ESRD require routine dialysis treatments or kidney transplantation to sustain life. Transplantation is severely limited due to scarcity of suitable organ donors, the incidence of organ transplant rejection and the ineligibility of many ESRD patients for transplantation due to health and age. As a result, the vast majority of ESRD patients must rely on dialysis for the remainder of their lives.

     According to the Health Care Financing Administration ("HCFA"), the number of patients requiring chronic kidney dialysis services in the United States has increased from 66,000 patients in 1982 to over 200,000 patients in 1995. According to the National Institutes of Health, the number of ESRD patients is projected to reach 300,000 by the year 2000. HCFA estimates that the national incidence rate of new cases of ESRD in 1995 was approximately 253 patients per million when considering all age groups, but was 1,097 patients per million in individuals age 65 to 74, and 1,035 patients per million in individuals age 75 and over. The Company attributes the growth in the number of ESRD patients principally to: (i) the aging of the U.S. population; (ii) better treatment and longer survival of patients suffering from diabetes, hypertension, and other illnesses that lead to ESRD; and (iii) improved dialysis technology which has enabled dialysis to be provided to older patients and patients who previously could not tolerate dialysis due to their physical condition.

     According to HCFA, total spending for ESRD in the United States in 1995 was an estimated $13.1 billion, of which Medicare paid an estimated $9.7 billion. The Company estimates that approximately $6.0 billion of the $13.1 billion was spent on dialysis and ancillary services. Since 1972, most ESRD patients in the United States have been entitled to Medicare benefits, regardless of age or financial circumstances. Currently, 93% of all ESRD patients in the United States are receiving Medicare reimbursement for treatment.

  NEPHROLOGISTS

     Nephrology is a subspecialty within the specialty of internal medicine. Nephrologists specialize in the management of all forms of kidney-related ailments and the administration of related services. Nephrologists typically are the primary care physicians for ESRD patients. As specialists, nephrologists provide consultation services to other physicians' patients who suffer from kidney-related ailments. They also examine and treat pre-ESRD patients. Nephrologists serve as the primary gatekeepers of ESRD patients and, in consultation with their patients, play a significant role in determining which dialysis facilities and hospitals will be used by such patients. While managed care directs a small minority of these patients (estimated by HCFA at 3% in 1995), nephrologists direct the vast majority of patients.

  DIALYSIS FACILITIES; TREATMENTS AND STAFF

     FACILITIES. Patients with ESRD generally receive dialysis treatment through a dialysis facility, which may be a free-standing or a hospital-based outpatient facility. Most dialysis facilities offer a range of services to ESRD patients, including: dialysis treatments; provision of supplies and equipment; patient, family and community training and education; insurance counseling; billing services; dietary counseling and social services support. In 1995, there were over 2,800 dialysis facilities in the United States, of which approximately 71% were free-standing and approximately 29% were hospital-based outpatient facilities. The primary function of dialysis facilities is to provide ESRD patients with life sustaining kidney dialysis, including both hemodialysis and peritoneal dialysis. Patient care is provided by a team of dialysis professionals.

     HEMODIALYSIS. HCFA estimates that as of December 31, 1995, approximately 84% of ESRD patients in the United States were receiving hemodialysis treatments (83% in outpatient facilities and 1% in the home). Hemodialysis uses an artificial kidney, called a dialyzer, to remove certain toxins and fluid from the patient's blood and a machine to control external blood flow and to monitor certain vital signs of the patient. Hemodialysis patients are connected to a dialysis machine via a vascular access device. The dialysis process occurs across a semipermeable membrane that divides the dialyzer into two distinct chambers. While the blood is circulated through one chamber, a premixed dialysate solution is circulated through the other chamber. The toxins and excess fluid from the blood cross the membrane into the dialysate solution. A typical hemodialysis treatment lasts three to four hours and is administered three times per week. During the dialysis procedure, patients generally remain seated next to the hemodialysis machine, but are able to read, watch television (if available) or converse with other patients or clinic staff. Most clinics provide some flexibility in scheduling (such as evening and weekend hours) to minimize disruption to the patients' lives. In certain cases, hemodialysis may also be performed at home for patients who are medically suitable and have a willing and capable assistant. Home hemodialysis requires training for both the patient and the caregiver, and requires monitoring by a designated outpatient facility.

     PERITONEAL DIALYSIS. As of December 31, 1995, HCFA estimates that approximately 16% of all ESRD patients were receiving peritoneal dialysis in the home, under the supervision of an outpatient facility. There are several variations of peritoneal dialysis. The most common forms are continuous ambulatory peritoneal dialysis ("CAPD") and continuous cycling peritoneal dialysis ("CCPD"). All forms of peritoneal dialysis use the patient's peritoneal (abdominal) cavity to eliminate fluid and toxins from the patient's blood. CAPD utilizes a sterile, pharmaceutical grade dialysate solution, which is introduced into the patient's peritoneal cavity through a surgically implanted catheter. Toxins in the blood continuously cross the peritoneal membrane into the dialysate solution. After several hours, the patient must drain and replace the fluid. CCPD is performed in a manner similar to CAPD but utilizes a mechanical device to cycle the dialysate solution while the patient is sleeping. Peritoneal dialysis patients are closely monitored by the designated dialysis facility, either through periodic (at least monthly) visits to the facility or through visits to the patient's home by a dialysis facility nurse.

     PATIENT CARE PROFESSIONALS. ESRD patients are generally under the care of a nephrologist, who is typically supported by a team of dialysis professionals, including:

     Patient Care Personnel. Patient care personnel include registered nurses and patient care technicians who work under the supervision of registered nurses. Patient care personnel administer the dialysis treatment in accordance with the nephrologist's prescriptions. Nurses also assess the patient's condition throughout treatment, administer all medication, provide psycho-social assessments, and educate patients regarding their treatment.

     Dieticians. Dialysis patients in general, and hemodialysis patients in particular, must follow a restricted diet. The effectiveness and the efficiency of each patient's dialysis treatment is influenced by the patient's compliance with these dietary restrictions. In addition, many dialysis patients receive a complex regimen of nutritional supplements to augment their diet. Dialysis facilities generally employ dieticians who are responsible for designing a patient's diet, educating and training the patient about the importance of the diet, and continually monitoring the patient's nutritional status and compliance with dietary guidelines.

     Social Workers. Federal regulations require that a social worker, having a masters degree in social work and a background in clinical practice, provide assessment and counseling to ESRD patients and their families. Social workers are also required to assist ESRD patients in obtaining transportation to and from the dialysis facility, financial support services from government and private sources when needed, insurance and dialysis services when traveling away from home.

BUSINESS STRATEGY

     The Company's goal is to continue expanding its geographic coverage and market penetration while maintaining high quality patient care and physician satisfaction with its services. Renex intends to enter new markets primarily through acquisitions and to penetrate existing markets primarily through de novo development, same facility growth and the establishment of alliances with hospitals and managed care organizations. The key elements of the Company's strategy include the following:

  CREATE AND EXPAND REGIONAL NETWORKS

     The Company's growth strategy is focused on establishing local clusters of dialysis facilities in order to create strong regional networks. Renex has targeted seven markets, in which the Company currently has operations, for the development of regional networks. The Company intends to continue to grow these regional networks through a combination of strategic acquisitions and de novo development. Additionally, Renex intends to enter new markets, primarily through acquisitions, where it believes it can establish significant market share over time.

     ACQUISITIONS. While the dialysis industry is undergoing significant patient and facility growth, it is also undergoing consolidation in the number of providers. The Company believes that many physician-owners are selling their facilities to gain relief from the administrative burdens associated with changing government regulations and changing patterns of reimbursement, to focus their efforts on patient care and to realize a more immediate return on their investment. In addition, increasing pressures within the hospital industry, which is also undergoing consolidation, are motivating hospitals to sell or outsource the management of their dialysis facilities as they re-focus on their core businesses. Renex seeks to capitalize on these trends by acquiring both physician-owned and hospital-based outpatient dialysis facilities.

     The Company evaluates potential acquisitions on the basis of historical and projected patient volumes and profitability, the state of the local competitive environment, the nephrologist's reputation for quality and the willingness of the physician-owner to remain actively involved as medical director. The Company intends to focus primarily on acquisitions of facilities with 70 or more patients owned by mid-career nephrologists who intend to continue to build their nephrology practices. The purchase price is based on projected earnings of the acquired facility under the Company's management and the consideration will generally be paid in a combination of cash and stock. Renex believes that this combination meets the nephrologists' immediate cash needs and offers the nephrologists a possible greater overall long-term return through the potential appreciation in the value of the stock.

     DE NOVO DEVELOPMENT. Since inception, the Company has grown primarily through an aggressive de novo development strategy. This strategy has led to the development of eight dialysis facilities in five markets. The Company intends to continue using this strategy primarily in its existing markets, where its reputation attracts additional referring nephrologists.

     In establishing de novo facilities, the Company first seeks to attract one or more nephrologists whose existing patient base and projected growth supports the establishment of a new facility. The

Company will not develop a facility unless it has a written agreement with a local nephrologist to serve as medical director for a minimum of five years. Because one or a few nephrologists account for all or a significant portion of a facility's patients, the Company's selection of a specific site is determined, in part, by the location of the physician selected as the facility's medical director. The Company also analyzes patient density and locations of competing facilities by postal zip code to identify the best location to service the medical director's patients and to attract additional patients who may be traveling longer distances to receive treatment at competitors' facilities. Once an appropriate site has been obtained, the Company employs its knowledge and experience to design and build a new facility within a few months.

     SAME-FACILITY GROWTH. The Company seeks to achieve same-facility growth in excess of the growth rate of the ESRD patient population by marketing its services to additional community and hospital-based nephrologists. Marketing emphasis is placed on the quality of services provided, convenience of locations and commitment to meeting the professional needs of nephrologists. In order to facilitate the transfer to, and enrollment and care of, patients at its facilities, the Company continually strives to simplify its processes for admitting new patients, monitoring patient progress and updating patient treatment orders. The Company also attracts patients through patient-to-patient referrals, local print and other advertising and open house events. The Company's attention to facility design, equipment selection and patient amenities, such as individual television sets at each patient treatment station, VCR equipment for patient education and entertainment and portable telephones, are important factors in retaining patients and fostering patient-to-patient referrals.

  ESTABLISH ALLIANCES WITH HOSPITALS AND MANAGED CARE ORGANIZATIONS

     Although the vast majority of ESRD patients receive dialysis on an outpatient basis, hemodialysis is also performed by hospitals on an inpatient basis, generally in an acute care setting. The Company's strategy is to leverage its relationships with nephrologists to identify hospitals which are: (i) seeking to outsource their existing dialysis programs; (ii) interested in establishing inpatient dialysis programs; or (iii) dissatisfied with their current dialysis contractors. The Company's facility administrators are responsible for marketing to local hospitals on the basis of quality, service and price. The Company has two hospital contracts in Mississippi and, in 1996, established two new hospital inpatient programs, one each in Massachusetts and Pennsylvania. The Company recently signed a contract to establish a new inpatient dialysis program in a community hospital in New Jersey, subject to the hospital's receipt of regulatory approval.

     Renex believes that managed care programs will have an increasing influence on the ESRD market. The Company is committed to establishing managed care relationships through non-exclusive and semi-exclusive managed care contracts in its markets. The Company believes that its strategy of clustering facilities, and thus providing multiple sites to serve managed care patients, will enhance the Company's ability to compete for managed care contracts. The Company's facility administrators are responsible for identifying and negotiating managed care contracts. The Company currently has non-exclusive managed care contracts in most of its markets.

  CAPITALIZE ON RELATIONSHIPS WITH NEPHROLOGISTS

     Renex believes that its success is attributable to the Company's efforts to identify and cultivate relationships with those nephrologists who have a rapidly expanding patient base and who are seeking an association with a company known for high quality patient care and sensitivity to physicians' professional concerns. Since inception, Renex has managed its business based on a set of guiding principles that recognize nephrologists as the Company's primary customer and high quality patient care as the nephrologist's primary concern. These principles include: (i) involving the nephrologist in all aspects of designing, equipping, staffing and planning the clinical operating policies and procedures of a Renex facility; (ii) avoiding corporate interference in the nephrologist's medical decisions; (iii) treating the nephrologist's patients with dignity and respect; (iv) assessing and responding to the nutritional, psychological and social needs of patients; (v) creating an environment which fosters patient wellness and safety; and (vi) developing long-term care plans with an emphasis on returning the nephrologist's patients to the community at the patient's highest level of independent living.

     Renex believes that its guiding principles appeal to nephrologists and help facilitate their recruitment as medical directors. The Company has developed marketing materials based on these principles and actively markets to nephrologists through journal advertising, direct mail and personal networking, including third-party introductions by the Company's existing medical directors.

OPERATIONS

  OUTPATIENT FACILITIES

     As of August 31, 1997, the Company operated twelve outpatient dialysis facilities, with a total of 187 certified dialysis stations. All of the facilities are operated through wholly-owned subsidiaries and are located in leased premises. The following table sets forth selected information regarding the Company's dialysis facilities:

                                                                    NUMBER OF TREATMENTS(1)
                                                          --------------------------------------------
                                                                                          SIX MONTHS
                               DATE OF        CURRENT      YEARS ENDED DECEMBER 31,         ENDED
                              OPENING/       NUMBER OF    --------------------------       JUNE 30,
LOCATION OF FACILITY         ACQUISITION     STATIONS      1994      1995      1996          1997
--------------------------  -------------    ---------    ------    ------    ------    --------------
University City, MO         March 1994           21        7,252    14,462    17,251         9,807
Pittsburgh, PA              May 1994             20        1,357     4,673     6,941         4,557
Tampa, FL                   August 1994          14        1,481     6,455     8,730         4,248
Creve Coeur, MO             November 1994        17          170     4,058     7,342         4,231
Amesbury, MA                May 1995             16           --     2,692     7,473         5,328
Philadelphia, PA            August 1995          17           --       741     6,217         4,013
Bridgeton, MO               August 1995          13           --       621     5,652         3,760
Jackson, MS(2)              December 1995        18           --        --     6,864         3,755
Delta, LA(2)                December 1995         9           --        --     8,008         3,599
Port Gibson, MS(2)          December 1995         8           --        --     2,719         1,608
Orange, NJ(2)               November 1996        20           --        --       593         5,685
Woodbury, NJ                December 1996        14           --        --       129         2,373
                                                ---       ------    ------    ------        ------
                            TOTAL               187       10,260    33,702    77,919        52,964
                                                ===       ======    ======    ======        ======

---------------

(1) Treatments listed opposite a facility include all outpatient hemodialysis treatments, home hemodialysis treatments, acute care treatments provided at hospitals located near such facilities and peritoneal dialysis treatments. Peritoneal dialysis treatments are stated in hemodialysis equivalents. Excludes treatments provided by a facility sold by the Company in September 1996.
(2) Facilities acquired by the Company. Only treatments rendered after acquisition of the facility are included in the table.

     The Company has four additional facilities under development located in North Andover, Massachusetts; Union, Missouri; Maplewood, Missouri; and Bloomfield, New Jersey. Construction of leasehold improvements for the North Andover facility is near completion and is scheduled to open in October 1997. The building in which the Union facility will be located is under construction, with leasehold improvements scheduled to be constructed during the fourth quarter of 1997, and the Maplewood and Bloomfield facilities are in the pre-construction phase with architectural drawings for the locations being completed. The Maplewood facility is scheduled to open in December 1997, and the Union and Bloomfield facilities are scheduled to open during the first quarter of 1998. The Company estimates that it will require cash outlays of $1.8 million for the construction of leasehold improvements and expects to use $1.6 million from the proceeds of this Offering and the remainder from its Line of Credit. The Company expects to finance approximately $1.2 million in equipment for these facilities through its Lease Line. See "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

  OPERATION OF FACILITIES

     The Company's dialysis facilities are designed specifically for outpatient hemodialysis and for the training of peritoneal dialysis and home hemodialysis patients. Each facility has between eight and 21 dialysis stations and many facilities are designed to accommodate additional stations as patient census increases. In addition, each facility generally contains a reception room, a patient preparation area, a nurse's station, a patient examination room, a patient training room, a water treatment room, a dialyzer reprocessing room, staff work areas, offices, a kitchen, a supply room, and a lounge. All of the Company's facilities contain state-of-the-art equipment and modern accommodations and are typically located near public transportation. The facilities are designed to provide a pleasant and comfortable environment for each patient and include such amenities as color television sets for each patient station, VCRs for patient education and entertainment, and portable telephones.

     Each facility is managed by a full time professional administrator with experience in the dialysis industry. Each administrator is supported by a director of nursing, nursing professionals, social workers, dieticians, technicians and clerical support staff. In accordance with Medicare regulations, each facility is supervised by a practicing physician, typically a nephrologist, who serves as medical director. The medical director is responsible for implementing the Company's policies and procedures to assure high quality patient care. The medical director's responsibilities also include patient education, recommendation of appropriate equipment, development of staff training programs and community relations.

     The Company also offers peritoneal dialysis, both CAPD and CCPD, at all of its facilities. Such services consist of patient training, the provision of equipment and supplies, patient monitoring and follow-up assistance to patients who prefer and are able to receive this form of dialysis. Patients and their families or other caregivers are trained over a two week period by a registered nurse to perform peritoneal dialysis.

  STAFF-ASSISTED HOME HEMODIALYSIS SERVICES

     In addition to the Company's outpatient dialysis facilities, the Company provides staff-assisted home hemodialysis services in St. Louis, Missouri and Tampa, Florida. In these programs, the Company provides dialysis equipment, supplies and a fully qualified nurse or technician who administers the hemodialysis treatments in the patient's home three times per week on a schedule convenient to the patient.

  INPATIENT DIALYSIS SERVICES

     The Company provides inpatient dialysis services to five hospitals pursuant to contracts negotiated with the hospitals for per-treatment rates paid directly by the hospitals. The Company also has one additional contract with a hospital to provide acute dialysis services once the hospital receives state approval for the program. In most instances, the Company provides the dialysis equipment and supplies to the hospital and administers the dialysis treatment when requested. Examples of cases in which inpatient services are required include patients with acute kidney failure resulting from trauma or other causes, newly diagnosed but clinically unstable ESRD patients and ESRD patients who require hospitalization.

  ANCILLARY SERVICES

     The Company provides a full range of ancillary services to ESRD patients, the most prominent of which is the physician prescribed administration of bioengineered erythropoietin ("EPO"). EPO is a substitute for the natural protein, erythropoietin, which is secreted by the kidneys and stimulates the production and development of red blood cells. Low levels of erythropoietin in a patient's blood often result in anemia. EPO is useful in the treatment of anemia associated with ESRD and reduces the need for blood transfusions. Substantially all ESRD patients receive EPO in dosages varying with a patient's weight and blood count. Overall, the Company derived approximately one-third of its net revenues for the year ended December 31, 1996 from the provision of ancillary services. The majority of such net revenues were from the administration of EPO. EPO is produced by only one manufacturer. Although the Company has not experienced any difficulty in obtaining supplies of EPO, there can be no assurance that the Company will be able to obtain sufficient supplies at reasonable prices, or at all. See "Risk Factors -- Dependence on Sole Supplier for EPO."

     Other ancillary services that the Company provides to its ESRD patients include electrocardiograms, bone densitometry studies, nerve conduction studies, chest x-rays, blood transfusions and the administration of pharmaceutical products specific to ESRD, such as iron dextran (an intravenous iron supplement), calcitriol (an intravenous calcium supplement) and intradialytic parenteral nutrition ("IDPN"). Effective July 1, 1997, routine coverage by Medicare for electrocardiograms, bone densitometry studies, nerve conduction studies and chest x-rays was eliminated. Medicare continues to pay for these tests only when there is documentation of medical necessity. These specific ancillary services represented approximately 2% of the Company's net revenues for each of the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997. The Company does not anticipate a significant reduction in these net revenues as a result of the change requiring medical necessity documentation. See "Risk Factors -- Dependence upon Government Reimbursement."

MEDICAL DIRECTORS

     Medicare regulations mandate that, in order to receive reimbursement under the Medicare ESRD program, the dialysis facility must be "under the general supervision of a Director who is a physician." Generally, the medical director must be certified or board eligible in internal medicine, with at least twelve months of training or experience in the care of ESRD patients at dialysis facilities. Some facilities may also have associate medical directors.

     Medical directors and associate medical directors enter into written agreements with the Company which specify their duties and establish their compensation. Compensation is fixed for periods of one year or more, is separately negotiated for each facility, and generally depends upon competitive factors in the local market and the medical director's professional qualifications and responsibilities. Agreements between the Company and its medical directors have a minimum term of five years and may extend for as much as ten years. Under these agreements, the Company pays its medical directors a base monthly compensation. Medical director agreements, to the extent permitted by law, restrict the medical director from acting as a medical director, owner or equity holder in competing dialysis facilities within a specific geographic area, but do not prohibit the physician from providing direct patient care services at other locations and do not require, or otherwise compensate the physician for referrals of patients to the facility.

     In connection with acquisitions, the Company generally requires non-competition agreements from the sellers, whether physicians or otherwise. Such non-competition agreements prohibit such sellers from owning, operating, maintaining or otherwise participating in competing facilities within specific geographic areas, and extend for periods of two to ten years. See "Risk Factors -- Operations Subject to Extensive Government Regulation" and "Risk Factors -- Dependence upon Physician Referrals."

QUALITY ASSURANCE

     Renex has established a system-wide quality assurance process, which includes its Continuous Quality Improvement ("CQI") program, to ensure that a high standard of care is provided to all of the Company's patients. The CQI program is modeled after the Joint Commission on Accreditation of Healthcare Organization's ten step process. The CQI program is implemented at the facility level by the medical director, clinic administrator and director of nursing. This process involves the continuous collection and analysis of patient care data to identify areas for improvement and to monitor progress of previously implemented measures. Each facility regularly audits its quality of care and equipment to ensure that all aspects of patient care meet the standards set by the Company's corporate office. The Company manages the CQI program at the corporate level through the compilation and analysis of all facilities' statistical data. These data are used to compare the Company's overall performance and each facility's specific performance to the national core indicators established for the dialysis industry by HCFA and the regional ESRD networks. Results of these comparisons are used to effect Company-wide improvements.

     Additional quality assurance support is provided by the Company's corporate office through a quality assurance department. The department develops, monitors and audits the quality standards of each dialysis facility on an ongoing basis through reporting mechanisms and site inspections to ensure the facilities meet the regulations of HCFA and the Occupational Safety and Health Administration.

SOURCES OF REIMBURSEMENT

     The following table provides information regarding the percentage of net revenues received by the Company by source:

                                                                                    SIX MONTHS
                                                             YEARS ENDED              ENDED
                                                            DECEMBER 31,             JUNE 30,
                                                       -----------------------    --------------
                                                       1994     1995     1996     1996     1997
                                                       -----    -----    -----    -----    -----
Medicare/Medicaid....................................   65.0%    58.5%    67.2%    67.4%    76.2%
Private/Managed Care Payors..........................   35.0     41.5     30.9     31.2     20.9
Hospital Inpatient Dialysis Services.................     --       --      1.9      1.4      2.9
                                                       -----    -----    -----    -----    -----
         Total.......................................  100.0%   100.0%   100.0%   100.0%   100.0%
                                                       =====    =====    =====    =====    =====

     The Company obtains a substantial portion of its reimbursement under a prospective Medicare reimbursement system for dialysis services provided to ESRD patients. The Social Security Act ("SSA") provides Medicare coverage for individuals who are medically determined to have ESRD. ESRD is currently defined in federal regulations as that stage of kidney impairment that appears irreversible and permanent and requires a regular course of dialysis or kidney transplantation to maintain life. Once an individual is medically determined to have ESRD, the SSA specifies that one of two conditions must be met before entitlement begins: (i) a regular course of dialysis must begin; or (ii) a kidney transplant must be performed. The SSA provides that entitlement begins 90 days after the month in which a regular course of dialysis is initiated.

     Under the Medicare ESRD program, reimbursement rates per treatment are fixed in advance and have been adjusted from time to time by the U.S. Congress. Payment for dialysis services is based on a prospective system which was implemented by HCFA in 1972. Providers are paid a base reimbursement rate per dialysis treatment (the "Composite Rate"). The Composite Rate constitutes payment for all routinely provided supplies, drugs, tests and services incident to dialysis. Other dialysis related ancillary services, including certain drugs (such as EPO), blood transfusions and certain tests ordered by physicians, are separately reimbursed in accordance with Medicare's reimbursement policies. Although this form of reimbursement limits the allowable charge per treatment, it provides the Company with predictable and recurring per treatment net revenue. Medicare, through its carriers, pays 80% of the amounts set by the Medicare prospective reimbursement system. The remaining 20% is paid by Medicaid, secondary private insurance coverage, if any, and/or the patient.

     From time to time, the U.S. Congress adjusts the applicable Composite Rate and fees based upon a review of several factors, including provider cost data from prior years. Prior to 1983, the average Composite Rate was established at $138 per treatment. In 1983, the average Composite Rate was reduced to $127 per treatment for free-standing outpatient dialysis facilities. In 1986, the average Composite Rate was further reduced to $125 per treatment. In January 1991, the average composite rate was increased to $126, the current level. The Composite Rate varies from region to region based on regional wage variations.

     The Composite Rate has been the subject of a number of reports and studies. In April 1991, the Institute of Medicine, an organization chartered by the National Academy of Sciences and an advisor to the federal government, released a report recommending that the Composite Rate be adjusted for the effects of inflation. In March 1996, after conducting a study on dialysis costs and reimbursement at the request of the U.S. Congress, the Prospective Payment Assessment Commission recommended a 2% increase be made in the Composite Rate. The U.S. Congress is not required to implement either of these recommendations and can either raise or lower the reimbursement rate. The Company is unable to predict what, if any, future changes may occur in the Composite Rate. Any reductions in the Composite Rate could have a material adverse effect on the Company's business, financial condition and results of operations.

     One ancillary item that provides the Company with significant net revenues is the provision of EPO. In June 1989, Medicare started reimbursement for EPO treatments at the rate of $40 per treatment up to 10,000 units and $70 for treatments in excess of 10,000 units. In January 1991, Medicare reimbursement rates were changed to $11 per 1,000 units with no maximum and later reduced to $10 per 1,000 units in 1993. Currently, the administration of EPO is reimbursed only for patients whose average hematocrit levels over a 90 day period are 36% or less, which include the vast majority of dialysis patients. Hematocrit is the measurement of the concentration of oxygen-carrying red blood cells in a patient's bloodstream. The EPO Medicare reimbursement rate may be adjusted annually to reflect cost of living changes.

     In its Fiscal Year 1997 Work Plan, the Office of Inspector General ("OIG") of the Department of Health and Human Services ("HHS") stated that it may recommend cuts in reimbursement rates for EPO because preliminary results of its study of EPO indicated that dialysis facilities' purchase price of EPO is less than the current reimbursement rate. The Company cannot predict future changes in the reimbursement rate for the administration of EPO, the future reimbursement dosage limit per administration, or the cost of the drug. Any reductions in reimbursement, dosage limitations, or increases in the cost of the drug could have a material adverse effect on the Company's business, financial condition and results of operations.

     In March 1996, HCFA published a request for proposals ("RFP"), requesting bids from managed care companies to participate in a three year test program for the comprehensive treatment of ESRD patients, including dialysis, kidney transplantation, physician and hospital services. Currently, managed care companies are only permitted to arrange for the treatment of existing members of their programs who develop ESRD subsequent to their enrollment in the managed care plan. HCFA selected four managed care companies that will be allowed to recruit ESRD patients beginning in mid-1997 in a test program. One managed care company subsequently withdrew from the test program and will not be replaced. The results of the test program will determine whether HCFA will open up the market to additional managed care companies. The RFP includes a proposed capitation payment scale for ESRD patients. HCFA will also require that the managed care companies offer certain extra services including rehabilitation counseling, free transportation to physicians' offices and discounted prescription drugs to all ESRD patients. The Company is unable to predict whether the HCFA test program will be successful and result in large numbers of ESRD patients enrolling in managed care programs, or the impact, if any, of such enrollment on the Company's operations. The widespread introduction of managed care to the dialysis industry could result in a change of the reimbursement rates for the Company's services, which could have a material effect on the Company's business, financial condition and results of operations.

     MEDICARE ELIGIBILITY. Medicare laws provide that any individual, regardless of age, who has no primary insurance coverage from a private insurance company and is diagnosed as having ESRD is automatically covered under Medicare if he or she is Medicare eligible and applies for coverage. Coverage varies depending upon the age of the patient and the status of other insurance coverage. For ESRD patients over age 65, who are not covered by an employer group health insurance plan, Medicare coverage commences immediately. For ESRD patients over age 65 who are covered by an employer group health plan, Medicare coverage begins after an 18 month coordination of benefits period.

     For ESRD patients under age 65 who are not covered by an employer group health insurance plan, Medicare coverage begins 90 days following the month in which the patient begins dialysis. During the first 90 days, Medicaid (if the patient is eligible), private insurance, or the patient is responsible for payment for dialysis services. If an ESRD patient who is not covered by an employer group health plan begins home dialysis training during the first 90 days of dialysis, Medicare immediately becomes the primary payor.

     Effective August 5, 1997, as part of the Balanced Budget Act of 1997, ESRD patients under age 65 who are covered by an employer group health insurance plan must wait 33 months (consisting of the three months' entitlement waiting period described above and an additional 30 months coordination of benefits period) before Medicare becomes the primary payor. During the 33 month period, the employer group health plan is responsible for paying primary benefits at its negotiated rate or, in the absence of such a rate, at the Company's usual and customary charges. Medicare generally pays the difference between what is paid by the employer group health plan and the gross amount payable by Medicare. Following such 33 month period, Medicare becomes the primary coverage and the group insurance becomes secondary. If an ESRD patient who is covered by an employer group health plan elects home dialysis training during the first 90 days of dialysis, Medicare becomes the primary payor after 30 months.

     MEDICAID REIMBURSEMENT. Medicaid programs are state administered programs partially funded by the federal government. These programs are intended to provide coverage for patients whose income and assets fall below state defined levels and who are otherwise uninsured. In certain states, Medicaid serves as the primary payor for patients who are not eligible for Medicare benefits. The programs also serve as supplemental insurance programs for the Medicare co-insurance portion and provide coverage for certain services that are not covered by Medicare. State regulations generally follow Medicare reimbursement levels and coverages without any co-insurance amounts. Certain states, however, require beneficiaries to pay a monthly share of the cost based upon levels of income or assets. The Company is a licensed ESRD Medicaid provider in all states in which it does business.

     PRIVATE PAYOR REIMBURSEMENT/ACUTE CARE CONTRACTS. The Company receives reimbursement from private payors for ESRD treatments and ancillary services prior to Medicare becoming the primary payor, at rates which can be significantly higher than the per treatment rate set by Medicare. After Medicare becomes a patient's primary payor, private payors become secondary payors and generally reimburse the Company for the 20% of the Medicare allowable rate not paid by Medicare. The Company has also negotiated non-exclusive managed care contracts in certain markets with certain payors at rates which range from the Medicare composite rate to significantly higher amounts. The Company also receives payments for the provision of dialysis services from several hospitals under acute care contracts at rates significantly higher than the Medicare composite rate.

GOVERNMENT REGULATION

  GENERAL

     The Company's operations are subject to extensive government regulation at the federal, state and local levels. These government regulations require, among other things, that the Company meet various standards governing the construction and management of facilities, personnel, maintenance of proper records, equipment and quality assurance programs. In order to receive Medicare reimbursement, dialysis facilities must be certified by HCFA and are subject to periodic inspection to assure compliance with applicable regulations. HCFA's approval is also required for the addition of dialysis stations at existing facilities. All of the Company's facilities are certified by HCFA.

     All states have specific regulations governing dialysis services. These regulations vary from state to state and many include approval of owners and construction plans, licensure of facilities, inspections or certificates of need ("CON"). Except for its facilities located in Mississippi and Missouri, the Company does not presently operate in any state which has an applicable CON law. However, the Company may in the future acquire or develop facilities in such states. In such event, the Company would apply for approval through the applicable CON process and comply with all applicable licensing requirements.

     Any loss by the Company of its federal certifications, its authorization to participate in the Medicare or Medicaid programs or its licenses under the laws of any state or other governmental authority from which a substantial portion of its net revenues is derived or a change resulting from health care reform reducing dialysis reimbursement or reducing or eliminating coverage for dialysis services would have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that the health care services industry will continue to be subject to intense regulation at the federal, state and local levels, the scope and effect of which cannot be predicted. No assurance can be given that the activities of the Company will not be reviewed and challenged by government regulators or that health care reform or budget initiatives will not result in a material adverse change to the Company.

  FRAUD AND ABUSE

     ANTI-KICKBACK STATUTE. The Company's operations are subject to the illegal remuneration provisions of the federal SSA governing federally funded health care programs, including Medicare and Medicaid, and similar state laws that impose criminal penalties and civil sanctions on persons who knowingly and willfully solicit, offer, receive or pay any remuneration, whether directly or indirectly, in return for, or to induce, the referral of a patient for treatment, or, among other things, the ordering, purchasing, or leasing of items or services that may be paid for in whole or in part by Medicare, Medicaid or similar state programs. Violations of the federal anti-kickback statute are punishable by criminal penalties, including imprisonment, fines, freezing of assets, asset forfeiture and exclusion of the provider from future participation in the Medicare or Medicaid programs. Civil penalties for violations of the federal anti-kickback statute include assessments of $10,000 per improper claim for payment, plus three times the amount of such claim and suspension from future participation in the Medicare or Medicaid programs. Civil suspension from participation in Medicare or Medicaid for anti-kickback violations also can be imposed through an administrative process, without the imposition of civil monetary penalties. Some state statutes also include criminal penalties.

     To provide guidance regarding the federal anti-kickback statute, the OIG has published regulations that create exceptions or "safe harbors" for certain business transactions. The safe harbors are narrowly drafted and many lawful transactions fall outside their scope. Transactions that satisfy the criteria under applicable safe harbors will be deemed not to violate the federal anti-kickback statute. Transactions that do not satisfy all elements of a relevant safe harbor do not necessarily violate the statute, although such transactions may be subject to scrutiny by enforcement agencies.

     Since the federal anti-kickback statute has been broadly interpreted by the government and through court decisions, it could limit the manner in which the Company conducts its business. The Company seeks to structure its various business arrangements, including its relationship with physicians, to comply with the federal provisions. However, there can be no assurance that the Company's arrangements with physicians and other business arrangements comply in all material respects with the federal anti-kickback statute and all other applicable related laws and regulations. Because of the broad provisions of the federal anti-kickback statute the OIG or other governmental agency may require the Company to change its practices or experience a material adverse effect on its business, financial condition and results of operations.

     LEASES WITH PHYSICIANS. Certain of the Company's dialysis facilities are leased from entities in which physicians who refer patients to the Company hold interests. Because of the referral of patients by these physicians, the federal anti-kickback statute may apply. HHS has promulgated a safe harbor relevant to such arrangements relating to space rental. However, there can be no assurance that the Company's leases satisfy the space rental safe harbor.

     MEDICAL DIRECTOR RELATIONSHIPS. Because the Company's medical directors refer patients to the Company's facilities, the federal anti-kickback statute could apply to such referrals. The Company seeks to comply with the requirements of the federal anti-kickback statute, or if applicable, the personal services or employment safe harbor provisions, when entering into agreements or contracts with its medical directors and other physicians. However, there can be no assurance that the Company's contractual arrangements with its medical directors are in compliance with the federal anti-kickback statute.

     ACUTE DIALYSIS SERVICES. Under the Company's acute inpatient dialysis service arrangements, the Company agrees to provide a hospital with supervised emergency or acute dialysis services, including qualified nursing, technical personnel and services, and, in most cases, equipment. Because physicians under contract with the Company may refer patients to hospitals with which the Company has an acute dialysis service arrangement, the federal anti-kickback statute could apply. There can be no assurance that the Company's contractual arrangements with hospitals for acute inpatient dialysis services are in compliance with the federal anti-kickback statute.

     CERTAIN RELATIONSHIPS WITH LABORATORIES AND IDPN SUPPLIERS. The Company enters into arrangements with laboratories for purposes of obtaining laboratory services. Such services include testing currently reimbursed under the Composite Rate, as well as testing reimbursed separately from the Composite Rate. In October 1994, the OIG published a Special Fraud Alert which stated that the federal anti-kickback statute could be violated when a dialysis facility obtains discounts from a laboratory for testing encompassed within the Composite Rate in return for referring all or most of the dialysis facility's non-composite rate testing to the laboratory. In addition, the Company has arrangements with suppliers of IDPN. In May 1993, the OIG issued a report indicating its belief that many ESRD patients receive IDPN although they do not meet Medicare coverage guidelines for the treatment. Furthermore, in July 1993, the OIG issued a Management Advisory Report indicating that "administration fees" paid by IDPN suppliers to dialysis facilities for administering IDPN to patients during dialysis could violate the federal anti-kickback statute when the payments made to the dialysis facilities are unreasonably high.

     There can be no assurance that the Company's current arrangements with laboratories, IDPN suppliers, and other persons or entities who either refer patients to the Company or from whom the Company purchases items or services are in material compliance with the federal anti-kickback statute or that the Company's future arrangements will not be challenged, required to be changed, or result in sanctions. Furthermore, there can be no assurance that the Company will not be challenged or subject to sanctions for any of its past arrangements. Any such challenge or change, including any related sanctions which might be assessed, could have a material adverse effect on the Company's business, financial condition and results of operations.

     STARK LAW. Stark II restricts physician referrals for certain "designated health services" to entities with which a physician or an immediate family member has a "financial relationship." The entity is prohibited from claiming payment under the Medicare or Medicaid programs for services rendered pursuant to a prohibited referral and is liable for the refund of amounts received pursuant to prohibited claims. The entity also can incur civil penalties of up to $15,000 per improper claim and can be excluded from participation in the Medicare or Medicaid programs. Stark II provisions became effective on January 1, 1995. Comparable provisions applicable to clinical laboratory services ("Stark I") became effective in 1992.

     A "financial relationship" under the Stark provisions is defined as an ownership or investment interest in, or a compensation arrangement between, the physician (or an immediate family member) and the entity. The Company has entered into compensation agreements with its medical directors or their respective professional associations, and in one case a medical director is a general partner of a partnership which leases real property to the Company. Certain medical directors also own shares of the Company's Common Stock, and/or options to purchase shares of Common Stock. Accordingly, such medical directors have a "financial relationship" with the Company which may be applicable to the Stark provisions.

     For purposes of Stark II, "designated health services" include, among other things: clinical laboratory services; parenteral and enteral nutrients, equipment and supplies, including IDPN; prosthetics, orthotics and prosthetic devices and supplies; physical and occupational therapy services; outpatient prescription drugs; durable medical equipment, and inpatient and outpatient hospital services. Kidney dialysis is not a designated health service under Stark II. However, the Stark definition of "designated health services" includes items and services that are components of dialysis or that may be provided to a patient in connection with dialysis, if such items and services were considered separately rather than collectively as dialysis. The Stark I regulations provide an exception for certain clinical laboratory services reimbursed under the Medicare composite rate for dialysis. Because HHS has not yet issued regulations under Stark II, it is unclear whether ancillary services administered in conjunction with dialysis treatments, but which are not included in the Composite Rate, such as EPO, non-routine parenteral items and non-routine laboratory services, constitute separate services or are considered part of the dialysis treatment. If such services are considered separate services, Stark II would apply.

     Stark II contains exceptions for ownership or compensation arrangements that meet certain specific criteria set forth in the statute or in forthcoming regulations. With respect to ownership, certain qualifying in-office physician or ancillary services provided by or under the supervision of physicians in a single group practice are exempt from both ownership and compensation arrangement restrictions. With respect to compensation arrangements, exceptions are available for certain qualifying arrangements in the following areas: (i) bona fide employment relationships; (ii) personal services contracts; (iii) space and equipment leasing arrangements; (iv) certain group practice arrangements with a hospital that were in existence prior to December 1989; and
(v) purchases by physicians of laboratory services, or of other items and services at fair market value. In order to be exempt from the Stark II self-referral prohibition, it is necessary to meet all of the criteria of a particular exception for each financial relationship existing between an entity and a referring physician. Although the Company does not believe Stark II applies to its operations, the Company believes that several of its financial relationships with referring physicians meet the criteria for an exception. For example, the Company believes, based on the language of Stark II, that its agreements with its medical directors or their professional associations satisfy the exceptions for compensation pursuant to employment relationships, personal services contracts or space leasing arrangements.

     With respect to physician ownership/investments in the Company, Stark II includes an exception for a physician's ownership or investment interest in securities listed on an exchange or quoted on the Nasdaq Stock Market which, in either case, meet certain criteria. Such criteria include a requirement that the issuer of such securities have at least $75 million in stockholder equity at the end of the issuer's most recent fiscal year or on average during the previous three fiscal years. The Company is not currently eligible to rely on this exception and will not be eligible following this Offering. Therefore, if the regulations interpreting Stark II are issued, and in the event that ancillary services provided by the Company in conjunction with dialysis treatments are determined to be designated health services, then either the physicians who have an ownership interest in the Company will have to divest such ownership, the Company will have to meet the above described ownership exception or the physicians will have to cease referrals to the Company. There can be no assurance that if Stark II is interpreted to apply to the Company's operations, the Company will be able to bring its financial relationships with referring physicians into compliance with the provisions of Stark II, including relevant exceptions. If the Company cannot achieve such compliance and Stark II is broadly interpreted by HCFA to apply to the Company, such application of Stark II could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that the Company will not be challenged or subjected to sanctions for any of its past arrangements, including repayment of amounts made pursuant to a prohibited referral. Any such challenge, including any related sanctions which might be assessed, may cause a change in the Company's operations and could have a material adverse effect on the Company's business, financial condition and results of operations.

     Because physicians under contract with the Company may refer patients to hospitals with which the Company has an acute inpatient dialysis service arrangement, Stark II may be interpreted by the federal government to apply to the Company's acute dialysis arrangements with hospitals. However, Stark II contains exceptions for certain equipment rental and personal services arrangements. There can be no assurance that the Company's contractual arrangements with hospitals for acute inpatient dialysis services are in compliance with the requirements of such exceptions to Stark II.

     STATE REFERRAL REGULATIONS. Several states have enacted statutes prohibiting physicians from holding financial interests in various types of medical facilities to which they refer patients. The Company believes, based on its understanding of such state laws, that its arrangements with physicians are in material compliance with such laws. However, given the recent enactment of such state laws, there is an absence of definitive interpretative guidance in many areas and there can be no assurance that one or more of the practices of the Company might not be subject to challenge under such state laws. If one or more of such state laws are interpreted to apply to the Company and the Company is determined to be liable for violations of such state laws, the application of such state laws could have a material adverse effect on the Company's business, financial condition and results of operations.

     THE HEALTH INSURANCE PORTABILITY AND ACCOUNTABILITY ACT OF 1996 AND THE BALANCED BUDGET ACT OF 1997. In August 1996, President Clinton signed the Health Insurance Portability and Accountability Act ("HIPAA") which requires, among other things, that the Secretary of HHS issue advisory opinions regarding what constitutes a violation under the federal anti-kickback statute and whether an arrangement satisfies a statutory exception or regulatory safe harbor to the federal anti-kickback statute. Prior to HIPAA's enactment, advisory opinions regarding the federal anti-kickback statute could not be obtained from the OIG. The OIG recently issued regulations regarding the procedures for obtaining advisory opinions. The Company has not sought any advisory opinions from the OIG to date.

     The recently enacted Balanced Budget Act of 1997 also includes numerous health fraud provisions, including: (i) new exclusion authority for the transfer of ownership or control interest in an entity to an immediately family or household member in anticipation of, or following, a conviction, assessment, or exclusion; (ii) increased mandatory exclusion periods for multiple health fraud convictions, including permanent exclusion for those convicted of three health care-related crimes; (iii) authority for the Secretary of HHS to refuse to enter into Medicare agreements with convicted felons; (iv) new civil money penalties for contracting with an excluded provider or violating the Medicare and Medicaid anti-kickback statute; (v) new surety bond and information disclosure requirements for certain providers and suppliers; and (vi) an expansion of the mandatory and permissive exclusions added by HIPAA to any federal health care program (other than the Federal Employees Health Benefits Program).

     FALSE CLAIMS. The Company is also subject to federal and state laws prohibiting an individual or entity from knowingly and willfully presenting claims for payment by Medicare, Medicaid or other third party payors that contain false or fraudulent information. These laws provide for both criminal and civil penalties. Furthermore, providers found to have submitted claims which they knew or should have known were false, fraudulent, or for items or services that were not provided as claimed, may be excluded from Medicare and Medicaid participation, required to repay previously collected amounts, and/or subject to substantial civil monetary penalties. In addition, the OIG has taken the position that violations of the anti-kickback statute and the Stark law constitute false claims. Although dialysis facilities are generally reimbursed by Medicare based upon prospectively determined composite rates, the submission of Medicare cost reports and other requests for payment by dialysis facilities are covered by these laws. The Company believes that it has procedures to ensure the accurate completion of cost reports and other requests for payment. However, there can be no assurance that cost reports or other requests for payment filed by the Company's dialysis facilities will be materially accurate or will not be subject to challenge under these laws. Such challenge, if successful, could have a material adverse effect on the Company's business, financial condition and results of operations.

     HEALTH CARE LEGISLATION. Because the Medicare program represents a substantial portion of the federal budget, Congress takes action in almost every legislative session to modify the Medicare program for the purpose of reducing the amounts otherwise payable by the program to health care providers in order to achieve deficit reduction targets, or to establish new quality standards, among other reasons. In that regard, the Conference Report to the Balanced Budget Act of 1997 requires the

Secretary of HHS to audit cost reports for each renal dialysis provider at least once every three years, beginning with costs reports for 1996, and requires the Secretary to develop, not later than January 1, 1999, a method to measure and report quality of Medicare renal dialysis services. The method must be implemented by January 1, 2000. Legislation or regulations may be enacted in the future that may significantly modify the Medicare ESRD program or substantially reduce the amount paid for the Company's services. Furthermore, statutes or regulations may be enacted which impose additional requirements on the Company to maintain eligibility to participate in the federal and state payment programs. Such new legislation or regulations may have a material adverse effect on the Company's business, financial condition and results of operations.

     OTHER REGULATIONS. The Company's operations are subject to various state medical waste disposal laws. Recently promulgated regulations under the Occupational Safety and Health Act ("OSHA") attempt to limit occupational exposure to blood and other potentially infectious materials. These regulations apply to all industries in which employees could reasonably be expected to come in contact with blood pathogens, including dialysis facilities. The regulations require employers to provide Hepatitis B vaccinations and personal protective equipment. Employers must establish policies and procedures for infection control, hazardous waste disposal techniques and other matters to minimize risk of contamination. Employers also have specific record maintenance requirements. The Company believes it is in compliance with the OSHA regulations.

     No assurance can be made that in the future the Company's business arrangements, past or present, will not be the subject of an investigation or prosecution by a federal or state governmental authority. The Company believes that the health care services industry will continue to be subject to substantial regulation at the federal and state levels, the scope and effect of which cannot be predicted by the Company. Any loss by the Company of its various federal certifications, its authorization to participate in the Medicare and Medicaid programs or its licenses under the laws of any state or other governmental authority from which a substantial portion of its net revenues is derived would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Operations Subject to Extensive Government Regulation."

COMPETITION

     The dialysis industry is fragmented and highly competitive, particularly with respect to the acquisition of existing dialysis facilities. Competition for qualified nephrologists to act as medical directors is also intense. According to HCFA, as of December 31, 1995, there were in excess of 2,800 dialysis facilities in the United States. According to industry estimates, as of May 31, 1997, 52% of all ESRD patients were treated by the six largest outpatient dialysis providers. The largest multi-facility provider is Fresenius Medical Care AG. Other large publicly owned dialysis companies include Gambro Health Care Patient Services, Inc. (a subsidiary of Incentive AB), Renal Treatment Centers, Inc., Total Renal Care, Inc. and Renal Care Group, Inc. An additional multi-facility provider, Dialysis Clinics, Inc., is a not-for-profit entity. Many of the Company's competitors have substantially greater financial resources than the Company and may compete with the Company for acquisitions, development and/or management of dialysis facilities. The Company may also experience competition from facilities established by former medical directors or other referring physicians. In addition, there are also a number of health care providers that have substantially greater financial resources than the Company who may decide to enter the dialysis industry. The Company believes that competition for acquisitions increases the cost of acquiring dialysis facilities and there can be no assurance that the Company will be able to compete effectively with such competitors either for acquisitions or generally.

     The Company believes that other important competitive factors in the dialysis industry are the development of relationships with physicians, quality of patient care and service and location and convenience of facilities.

INSURANCE

     The Company maintains property and general liability insurance, professional liability insurance on its professional staff and other insurance appropriate for its operations. The Company believes that its current levels of such insurance are adequate in amounts and coverage. However, there can be no assurance that any future claims will not exceed applicable insurance coverage. Furthermore, no assurance can be given that malpractice and other liability insurance will be available in the future at a reasonable cost, or that the Company will be able to maintain adequate levels of malpractice insurance coverage in the future. Each medical director and each other physician with staff privileges at the Company's facilities is required to maintain his or her own malpractice insurance for patient care activities at the facilities.

EMPLOYEES

     As of June 30, 1997, the Company had 225 full-time and 33 part-time employees in its dialysis operations and an additional 29 full-time and two part-time employees in its corporate office. The Company's employees are not represented by a labor union or covered by a collective bargaining agreement. The Company considers its employee relations to be good.

PROPERTIES

     The Company maintains its principal executive offices in Coral Gables, Florida. The Company's facilities generally occupy between 4,000 and 10,000 square feet of leased space, with lease terms of five to ten years, typically renewable for at least five years. The Company considers its properties to be in good operating condition and suitable for the purposes for which they are being used.

     Expansion or relocation of the Company's dialysis facilities would be subject to compliance with conditions relating to participation in the Medicare ESRD program and certain states' health department requirements. In states that require a CON, approval of an application submitted by the Company would be necessary for expansion or development of a new dialysis facility. See "Business -- Government Regulation."

LEGAL PROCEEDINGS

     The Company is subject to claims and suits in the ordinary course of business, including those arising from patient treatments, which the Company believes are covered by insurance. The Company is not involved in any material litigation and is not aware of any potential claims which would give rise to material liability.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the executive officers and directors of the Company as of August 31, 1997:

               NAME                 AGE                          POSITION
----------------------------------  ---   -------------------------------------------------------
Milton J. Wallace(1)..............  61    Chairman of the Board
Arthur G. Shapiro, M.D.(1)........  58    Vice Chairman of Board, Director of Medical Affairs
James P. Shea(1)..................  56    President, Chief Executive Officer, Director
Orestes L. Lugo...................  39    Vice President -- Finance, Chief Financial Officer
Patsy L. Anders...................  53    Vice President -- Business Development
Mignon B. Early...................  34    Vice President -- Operations
Jeffery C. Finch..................  36    Vice President
Eugene P. Conese, Sr.(2)..........  67    Director
C. David Finch, M.D...............  38    Director
John E. Hunt, Sr.(2)..............  79    Director
Charles J. Simons(2)(3)...........  79    Director
Mark D. Wallace...................  29    Director, Secretary
Jeffrey H. Watson(3)..............  39    Director

---------------

(1) Member of the Executive Committee.
(2) Member of the Compensation and Stock Option Committee.
(3) Member of the Audit Committee.

     MILTON J. WALLACE is a co-founder of the Company and has been Chairman of the Board of the Company since its inception in July 1993. Mr. Wallace has been a practicing attorney in Miami for over 30 years, and is currently a shareholder in the law firm of Wallace, Bauman, Fodiman & Shannon, P.A. He was a co-founder and a member of the Board of Directors of Home Intensive Care, Inc., a provider of home infusion and dialysis services, serving as Chairman of its Executive Committee from 1985 through July 1993 and Chairman of the Board from December 1989 until July 1993. Home Intensive Care, Inc. was acquired by W.R. Grace & Co. in July 1993. Mr. Wallace is Chairman of the Board of Med/Waste, Inc., a provider of medical waste management services. He is a director of several private companies and is Chairman of the Dade County Florida, Housing Finance Authority. From August 1987 through July 1989, Mr. Wallace was a director of Centrust Savings Bank ("Centrust"), a federally insured savings and loan institution which was placed under federal conservatorship in 1990. A lawsuit was brought against the directors of Centrust by the Resolution Trust Corporation (the "RTC"), alleging that the Centrust directors breached their fiduciary duties. Mr. Wallace reached a settlement with the RTC in late 1995 without admitting any wrongdoing. Mr. Wallace is the father of Mark D. Wallace, a Director of the Company.

     ARTHUR G. SHAPIRO, M.D. is a co-founder of the Company and has been Vice Chairman of the Company's Board and Director of Medical Affairs since the Company's inception in July 1993. Dr. Shapiro has held an appointment to the University of Miami School of Medicine as a professor of clinical obstetrics and gynecology since January 1995. From 1985 until 1995, he was engaged in the private practice of medicine. He is board certified in obstetrics and gynecology, reproductive endocrinology and laser surgery. He is a Fellow in the American College of Obstetrics and Gynecology and the American College of Endocrinology. Dr. Shapiro was a co-founder of Home Intensive Care, Inc. and served on its Board of Directors from 1985 until July 1993. Dr. Shapiro also served as Home Intensive Care, Inc.'s Medical Director from 1990 until July 1993. He serves as Chairman of the Board of Bankers Savings Bank, Coral Gables, Florida and as a Director of Med/Waste, Inc.

     JAMES P. SHEA has been President and Chief Executive Officer of the Company since August 1993 and a Director since December 1993. From July 1992 until June 1993, he served as Director General for

Home Intensive Care, Inc.'s international division. From 1986 to 1990, he was Senior Vice President of Protocare, Inc., an infusion therapy and respiratory care provider, which he helped establish. From 1985 to 1986, he was General Manager of the health care products division of The Norton Company, a manufacturer of engineered materials. From 1983 to 1985, he was President of the infusion division of National Medical Care, Inc., a kidney dialysis and infusion therapy provider, which is now owned by Fresenius Medical Care AG.

     ORESTES L. LUGO has served as the Company's Vice President -- Finance and Chief Financial Officer since August 1995. From March 1994 until August 1995, he was Chief Financial Officer of PacifiCare of Florida, a health maintenance organization and subsidiary of PacifiCare Health Systems, Inc. From September 1993 until March 1994, he was Chief Financial Officer of Supreme International, Inc., a clothing manufacturer. From July 1989 until September 1993, Mr. Lugo served as Vice President of Finance for Home Intensive Care, Inc. From 1980 to 1989, Mr. Lugo was employed by the public accounting firm of Touche Ross, last as a senior manager. Mr. Lugo is a Certified Public Accountant.

     PATSY L. ANDERS has served as the Company's Vice President -- Business Development since January 1996. From the Company's inception in July 1993 through January 1996, she served as the Company's Director of Business Development. From 1990 until July 1993, Ms. Anders was the Physician Liaison for Quality Care Dialysis Centers, Inc., the wholly-owned dialysis facility subsidiary of Home Intensive Care, Inc. From 1986 through 1990, Ms. Anders was Director of Physician Relations for Home Intensive Care, Inc. In 1989, Ms. Anders founded Anders and Associates, a physician placement firm specializing in the placement of nephrologists, and has served as its President since its inception.

     MIGNON B. EARLY, RN, BSN has been the Company's Vice
President -- Operations since January 1997. From July 1995 until January 1997, she was the Company's Director of Training and Development. From January 1994 until July 1995, she served as a clinic administrator for the Company in the St. Louis, Missouri region. From December 1990 until January 1994, Ms. Early was a clinic administrator for Quality Care Dialysis Centers, Inc. Ms. Early is a registered nurse.

     JEFFERY C. FINCH has been a Vice President of the Company since December 1995. From June 1990 until December 1995, Mr. Finch served as Chief Executive Officer of Dialysis Facilities, Inc., a dialysis company which owned three dialysis facilities purchased by the Company in December 1995, which Mr. Finch co-founded in 1990. He is a principal of JCD Partnership, a real estate and property management firm. Mr. Finch is the brother of C. David Finch, M.D., a Director of the Company.

     EUGENE P. CONESE, SR. has been a Director of the Company since November 1996. Since 1987, he has been Chairman of the Board of Directors and Chief Executive Officer of Greenwich Air Services, Inc., a provider of repair and overhaul services for gas turbine aircraft engines. Mr. Conese is a Director of Trans World Airlines, Inc. and is a member of the Board of Trustees of Iona College.

     C. DAVID FINCH, M.D. has been a Director of the Company since December 1995, when the Company acquired Dialysis Facilities, Inc., a dialysis company he co-founded in 1990. He is a board certified nephrologist and maintains a private practice of medicine in nephrology and hypertension in Jackson, Mississippi. Dr. Finch serves as the Medical Director of the Company's dialysis facilities in the Jackson, Mississippi area. He also serves as Director of Dialysis at Vicksburg Medical Center and Parkview Regional Medical Center. He is a principal in JCD Partnership, a real estate and property management firm, and the brother of Jeffery C. Finch, a Vice President of the Company.

     JOHN E. HUNT, SR. has been a Director of the Company since its inception in July 1993. Since August 1983, Mr. Hunt has been Chairman of the Board of Hunt Insurance Group, Inc., an insurance agency holding company. For the previous 40 years, Mr. Hunt was President of John E. Hunt & Associates, a Tallahassee and Miami, Florida insurance agency. For the past 13 years, he has also been President of Insurance Consultants and Analysis, Inc., an insurance consulting firm. Mr. Hunt serves as Chairman of the Board of Trustees of the Florida Police Chiefs' Education and Research Foundation, Inc., and as a trustee of Florida Southern College. Mr. Hunt was a Director of Home Intensive Care, Inc. from 1985 until July 1993.

     CHARLES J. SIMONS has been a Director of the Company since its inception in July 1993. Mr. Simons is the Chairman of the Board of G.W. Plastics, Inc., a plastics manufacturer, and is an independent management and financial consultant. From 1940 to 1981, he was employed by Eastern Airlines, last serving as Vice Chairman, Executive Vice President and as a Director. Mr. Simons is a Director of Arrow Air, Inc., a cargo air carrier; Bessemer Trust of Florida, an investment management firm; Greenwich Air Services, Inc.; Calspan Corporation, an aerospace company; and a number of private companies. He was also a Director of Home Intensive Care, Inc. from 1988 until July 1993. Mr. Simons is the Chairman of the Board of the Matthew Thornton Health Plan. From 1985 until 1992, he was a Director of General Development Corp., now known as Atlantic Gulf Development Corp., a real estate development company, and became Chairman of the Board and Chief Executive Officer just prior to that company's Chapter 11 bankruptcy filing in April 1990. Mr. Simons resigned all positions prior to that company's emergence from bankruptcy in 1992.

     MARK D. WALLACE has been Secretary and a Director of the Company since the Company's inception in July 1993. Since July 1992, Mark Wallace has been a practicing attorney and is currently a partner at the law firm of Stack, Fernandez and Anderson, P.A. Mr. Wallace is the son of Milton J. Wallace, Chairman of the Board of the Company.

     JEFFREY H. WATSON has been a Director of the Company since July 1994. Since December 1995, he has been Chairman of the Board and President of J. Watson & Co., a government relations and business consulting firm. From June 1994 until December 1995, he was Vice President for Government Relations of the Jefferson Group, an independent public affairs firm. From January 1993 until June 1994, Mr. Watson served as Deputy Assistant for Inter-Governmental Affairs for the Clinton Administration. From December 1991 through November 1992, Mr. Watson was employed by the election campaign for President Clinton. From 1989 until November 1991, Mr. Watson served as Finance Administrator for the City of Miami, Florida's Department of Development and Housing Conservation. From 1986 until January 1989, he served as an Administrative Assistant for the Mayor of Miami, Florida. From September 1985 through March 1986, he was a Managing Partner and Chief Financial Manager of J. Howard Industries, a company involved in low-income housing redevelopment and construction.

BOARD OF DIRECTORS

     The Company's Board of Directors is divided into three classes. The members of each class serve for staggered three year terms, including three Class I directors (Charles J. Simons, Jeffrey H. Watson and Eugene P. Conese, Sr.), three Class II directors (Mark D. Wallace, John E. Hunt, Sr. and James P. Shea) and three Class III directors (Milton J. Wallace, Arthur G. Shapiro and C. David Finch). Class I, II and III director terms expire upon the election of directors at the annual meeting of shareholders to be held in 1997, 1998 and 1999, respectively. Directors hold office until the expiration of their respective terms and until their successors are elected, or until death, resignation or removal. Each officer serves at the discretion of the Board of Directors, subject to certain contractual rights described below.

     Following the consummation of the Offering, the Company intends to increase the size of the Board of Directors by adding two additional non-employee directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established standing Executive, Audit and Compensation and Stock Option Committees. The Executive Committee consists of Milton J. Wallace, Arthur G. Shapiro and James P. Shea. When the Board of Directors is not in session, the Executive Committee possesses all of the powers of the Board. Although the Executive Committee has broad powers, in practice it meets infrequently to take formal action on a specific matter when it would be impractical to call a meeting of the full Board.

     The Audit Committee consists of Charles J. Simons and Jeffrey H. Watson. The functions of the Audit Committee are to recommend to the Board the appointment of independent public accountants for the annual audit of the Company's financial statements; review the scope of the annual audit and other services the auditors are asked to perform; review the report on the Company's financial statements following the audit; review the accounting and financial policies of the Company; and review management's procedures and policies with respect to the Company's internal accounting controls.

     The Compensation and Stock Option Committee consists of Eugene P. Conese, Sr., John E. Hunt, Sr. and Charles J. Simons. The functions of the Compensation and Stock Option Committee are to review and approve salaries, benefits and bonuses for all executive officers of the Company; to review and recommend to the Board matters relating to employee compensation and benefit plans; and to administer the Company's 1994 Employee Stock Option Plan.

DIRECTOR COMPENSATION

     Directors who are officers or employees of the Company receive no additional compensation for their services as members of the Board of Directors. Prior to the Offering, non-employee directors did not receive any cash compensation for service on the Board of Directors, but received reimbursement of expenses. Following the Offering, non-employee directors of the Company will receive such compensation for their services as the Board of Directors may from time to time determine. Non-employee directors receive annual grants of options under the Directors Stock Option Plan ("Directors Plan") described below. In addition, Milton J. Wallace and Dr. Shapiro, as compensation for services rendered to the Company, each received options to purchase 16,667 shares of Common Stock in April 1995. Such options have an exercise price of $6.00 per share and are exercisable through April 2000.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION INFORMATION. The following table summarizes the compensation earned by, and paid to, the Company's President and Chief Executive Officer and each other executive officer for the year ended December 31, 1996 who received compensation in excess of $100,000 for such period (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM
                                                          ANNUAL COMPENSATION               COMPENSATION AWARD
                                               -----------------------------------------   ---------------------
                                                                          OTHER ANNUAL          SECURITIES
         NAME AND PRINCIPAL POSITION            SALARY(1)      BONUS      COMPENSATION     UNDERLYING OPTIONS(#)
---------------------------------------------  ------------   --------   ---------------   ---------------------
James P. Shea................................    $110,000          --        $5,160               13,334
  President and Chief Executive Officer
Orestes L. Lugo..............................     102,500      $4,000        $5,160               11,667
  Vice President -- Finance and Chief
    Financial Officer

---------------

(1) The Company provides its officers with certain non-cash group life and health benefits generally available to all salaried employees. Such benefits are not included in the above table pursuant to applicable Securities and Exchange Commission rules. No Named Executive Officer received aggregate personal benefits or perquisites that exceed the lesser of $50,000 or 10% of his total annual salary and bonus for such year. Following the Offering, the Named Executive Officers' salaries will be increased. See "Employment Agreements" below.

     STOCK OPTION GRANTS. The following table sets forth information concerning grants of stock options to each of the Named Executive Officers during the year ended December 31, 1996:

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                                                     POTENTIAL
                                                                                                    REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                  INDIVIDUAL GRANTS                                ANNUAL RATES
                        ----------------------------------------------------------------------    OF STOCK PRICE
                            NUMBER OF        % OF TOTAL OPTIONS                                  APPRECIATION FOR
                            SECURITIES           GRANTED TO        EXERCISE                      OPTION TERM($)(3)
                        UNDERLYING OPTIONS   EMPLOYEES IN FISCAL   PRICE PER                     -----------------
         NAME             GRANTED(#)(1)            YEAR(2)           SHARE     EXPIRATION DATE    5%         10%
----------------------  ------------------   -------------------   ---------   ---------------   -----      ------
James P. Shea.........        13,334                17.2%            $6.00         4/27/01       $-0-        $-0-
Orestes L. Lugo.......        11,667                15.1%            $6.00         4/27/01        -0-         -0-

---------------

(1) All such options were granted pursuant to the 1994 Employee Stock Option Plan. Options granted during fiscal year 1996 vest over three years, with 25% of such options vesting six months following the date of grant, 25% on the first anniversary from the date of grant and 25% at the end of each succeeding year from the grant date.
(2) Based on an aggregate of 77,510 options granted to employees in 1996, including the Named Executive Officers.
(3) The exercise price on the date of grant was greater than the fair market value of the underlying Common Stock by 153%. The potential realizable value is calculated by assuming that the stock option price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the options (5 years) and the option is exercised and the underlying Common Stock sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Based on the assumed initial offering price of $8.00 per share, the potential realizable values of the options for Mr. Shea would be $49,600 (5%) and $76,100 (10%), and for Mr. Lugo would be $43,400 (5%) and $66,600 (10%).

     YEAR-END OPTION HOLDINGS. The following table sets forth certain aggregated option information for the Named Executive Officers for the year ended December 31, 1996:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                               UNDERLYING                   IN-THE-MONEY
                                                         UNEXERCISED OPTIONS(#)              OPTIONS(2)
                                                       ---------------------------   ---------------------------
                       NAME(1)                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------------------  -----------   -------------   -----------   -------------
James P. Shea........................................    15,419         17,916         $30,838        $35,832
Orestes L. Lugo......................................     7,085         12,916         $14,710        $25,832

---------------

(1) No options were exercised by the above Named Executive Officers during the fiscal year ended December 31, 1996.
(2) The value of unexercised options represents the difference between the exercise price of the options and an assumed initial public offering price of $8.00 per share herein.

EMPLOYMENT AGREEMENTS

     In April 1997, the Company entered into two year employment agreements with James P. Shea, the Company's President and Chief Executive Officer, and Orestes
L. Lugo, Vice President -- Finance and Chief Financial Officer. The employment agreements provide for base salaries of $110,000 and $102,500 for Mr. Shea and Mr. Lugo, respectively, with automatic increases to $190,000 and $155,000, respectively, upon the earlier of the date of this Prospectus or a "change of control" as defined below. Base salary for each officer is increased on January 1 of each year during the term by a minimum of 6%. Each officer receives an automobile allowance and certain other non-cash benefits, including life, health and disability insurance. Each employment agreement is automatically renewed for two years at the end of the initial term and each extended term, unless either party provides notice of termination at least 90 days prior to the expiration of such term. If either officer is terminated without cause during the term of their respective agreements, such officer will be entitled to severance equal to the greater of the remaining base salary due under the agreement or one year's base salary.

     Both Mr. Shea and Mr. Lugo are entitled to receive bonuses in each fiscal year during the term of their agreements. Such agreements require the Board of Directors to establish incentive bonus plans for each fiscal year which would provide a means for each officer to earn a bonus up to 100% of their respective base salaries upon the achievement of established goals and criteria.

     The respective employment agreements grant to each of Mr. Shea and Mr. Lugo the right to terminate his employment agreement within 90 days following a "change of control," and to receive an amount equal to the greater of: (i) base salary due for the remainder of the term of the agreement had it not been terminated; or (ii) two years base salary. Such change of control severance is payable 50% in cash on the effective date of such termination, with the balance payable over a six month period. For the purposes of the employment agreements, "change of control" is defined as: (i) the acquisition, other than from the Company directly, by any person, entity or group, within the meaning of sec. 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), of beneficial ownership of 25% or more of the outstanding Common Stock; (ii) if the individuals who serve on the Board as of the date of the employment agreement, no longer constitute a majority of the members of the Board; provided, however, any person who becomes a director subsequent to such date, who was elected to fill a vacancy by a majority of the individuals then serving on the Board, shall be considered as if a member prior to such date; (iii) approval by a majority of the voting stock of the Company of a merger, reorganization or consolidation whereby the shareholders of the Company immediately prior to such approval do not, immediately after consummation of such reorganization, merger or consolidation own more than 50% of the voting stock of the surviving entity; or (iv) a liquidation or dissolution of the Company, or the sale of all or substantially all of the Company's assets.

STOCK OPTION PLANS

  EMPLOYEE PLAN

     In April 1994, the Company's shareholders approved a 1994 Employee Stock Option Plan ("Employee Plan"). The Employee Plan is designed as an incentive program to cause employees to increase their interest in the Company's performance and to attract and retain qualified personnel. Subject to certain anti-dilution provisions, the Employee Plan consists of 666,667 shares of Common Stock reserved for issuance upon the exercise of options which may be granted, including 325,048 shares subject to outstanding options.

     The Employee Plan is administered by the Compensation and Stock Option Committee. The Compensation and Stock Option Committee has the discretion, among other things, as to whom to grant options, the amount of options, the terms of options and the exercise prices. All employees of the Company are eligible to receive options under the Employee Plan. Such employees are eligible to receive either "incentive" or "nonqualified" stock options, subject to the limitations of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of an incentive stock option may not be less than 100% of the market price of the underlying Common Stock as of the date of grant. No option may be granted which has a term longer than 10 years. Stock options may have vesting requirements as established by the Compensation and Stock Option Committee, but, except in the case of an employee's death or permanent disability, in no event may the options be exercisable until six months after grant. All vested options under the Employee Plan become immediately vested in full upon a change of control of the Company, as such term is defined in the Employee Plan.

     Upon termination of an optionee's employment with the Company for any reason, all options granted to such employee under the Employee Plan would terminate immediately, except that the Compensation and Stock Option Committee has the discretion to permit such holder to exercise vested options for a period of 90 days after termination. Options granted under the Employee Plan may not be transferred and are not exercisable except by the employee.

     The Employee Plan provides for the automatic grant of "reload" options to an employee, who pays all, or a portion of, an exercise price by delivery of shares of Common Stock then owned by such employee. Reload options are granted for each share of Common Stock so tendered. The exercise price of such reload option is the then fair market value of the Common Stock. All other terms of the reload options would be identical to the original options; provided, however, that if the expiration date is less than one year, the expiration date is extended to one year from the date of issuance of the reload options.

     As of June 30, 1997, options to purchase a total of 325,048 shares of Common Stock, with a weighted average exercise price of $6.98, have been granted to executive officers and other employees of the Company. Each option granted has a term of five years. Options are not exercisable until six months after the date of grant and vest 25% at the end of six months and 25% on each anniversary of such grant until 100% are vested.

  DIRECTORS PLAN

     In April 1994, the Company's shareholders adopted the Directors Plan. Subject to certain anti-dilution provisions in the Plan, there are 166,667 shares of Common Stock reserved for issuance upon the exercise of options which may be granted pursuant to the Directors Plan, including 30,016 shares subject to outstanding options. All non-employee directors are eligible to receive grants of options ("Eligible Directors"). Each Eligible Director receives automatic, non-discretionary grants of options based upon specific criteria set forth in the Directors Plan. On April 27 of each year, each Eligible Director receives non-qualified options to purchase 834 shares of Common Stock for service on the Board of Directors and additional options to purchase 334 shares for service on each committee of the Board, other than the Executive Committee, for which members would receive options to purchase 834 shares. Also, additional options to purchase 334 shares are granted to Eligible Directors who serve as a chairman of each standing committee of the Board, other than the chairman of the Executive Committee, who would receive options to purchase 834 shares.

     The exercise price of each option granted under the Directors Plan is equal to the fair market value of the Common Stock on the date of grant as determined in accordance with the provisions of the Directors Plan. All options granted have a term of five years, but, except in the case of an Eligible Director's death or permanent disability, are not exercisable until six months after the date of grant. No option is transferable by the Eligible Director, except by the laws of descent and distribution. If the Eligible Director's membership on the Board terminates, including by reason of death, such options are exercisable for the lesser of the remaining term of such option, or one year.

     The Directors Plan provides for the automatic grant of "reload" options to an Eligible Director, who pays all, or a portion of, an exercise price by delivery of shares of Common Stock then owned by such Eligible Director. Reload options are granted for each share of Common Stock so tendered. The exercise price of such reload option is the then fair market value of the Common Stock. All other terms of the reload options, including the expiration date, would be identical to the original options, provided, however, that if the expiration date is less than one year, the expiration date is extended to one year from the date of issuance of the reload options.

     As of June 30, 1997, options to purchase 30,016 shares of Common Stock, with a weighted average exercise price of $6.71 per share, have been automatically granted to Eligible Directors as a group.

401(K) PLAN

     As of January 1997, the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to contribute to the 401(k) Plan up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit ($9,500 in 1996). The Company matches 25% of the contributions of employees up to 4% of each employee's salary. All employees who were employed at December 31, 1996 and new hires who thereafter attain at least one year's service are eligible to participate in the 401(k) Plan.

     The Trustees of the 401(k) Plan, at the direction of each participant, invest the assets of the 401(k) Plan in designated investment options. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions to the 401(k) Plan, and income earned on the 401(k) Plan contributions are not taxable until withdrawn. Matching contributions by the Company are deductible when made.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of August 31, 1997, with respect to the beneficial ownership of the Company's Common Stock by: (i) each person who is known by the Company to own more than 5% of such shares of Common Stock; (ii) each Named Executive Officer; (iii) each of the Company's directors; and (iv) all directors and executive officers as a group.

                                                                                   PERCENT OF SHARES
                                                                                  BENEFICIALLY OWNED
                                                                               -------------------------
                                                         NUMBER OF SHARES       PRIOR TO        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                BENEFICIALLY OWNED(2)   OFFERING(3)   OFFERING(4)
---------------------------------------                ---------------------   -----------   -----------
Arthur G. Shapiro, M.D.(5)...........................          769,759             19.4%         11.0%
Milton J. Wallace(6).................................          743,558             18.7          10.7
James P. Shea(7).....................................          216,688              5.5           3.2
C. David Finch, M.D.(8)..............................          195,947              4.9           2.8
John E. Hunt, Sr.(9).................................           80,987              2.0           1.2
Orestes L. Lugo(10)..................................           60,403              1.5             *
Charles J. Simons(11)................................           34,187                *             *
Eugene P. Conese, Sr.(12)............................           22,334                *             *
Mark D. Wallace(13)..................................           15,336                *             *
Jeffrey H. Watson(14)................................            7,002                *             *
All executive officers and directors as group
  (13 persons)(15)...................................        2,283,666             57.5%         32.7%

---------------

  * Less than one percent.
 (1) Unless otherwise indicated, the address for each beneficial owner is c/o the Company at 2100 Ponce de Leon Boulevard, Suite 950, Coral Gables, Florida 33134.
 (2) Except as set forth herein, all securities are directly owned and the sole investment and voting power are held by the person named. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of June 30, 1997 upon the exercise of options or warrants.
 (3) Based upon 3,974,247 shares of Common Stock issued and outstanding. Each beneficial owner's percentage is determined by assuming that all such exercisable options or warrants that are held by such person (but not those held by any other person) have been exercised.
 (4) Based upon 6,974,247 shares of Common Stock issued and outstanding following the Offering.
 (5) Except as set forth herein, all shares of Common Stock are owned jointly by Dr. Shapiro and his wife. Includes: (i) 17,234 shares of Common Stock owned by Dr. Shapiro's Individual Retirement Account; (ii) 21,669 shares of Common Stock issuable upon exercise of stock options; (iii) 106,122 shares of Common Stock (including 8,655 shares of Common Stock issuable upon exercise of warrants and Series B Warrants) owned by a corporation, of which Dr. Shapiro is an officer and director; and (iv) 3,750 shares of Common Stock issuable upon exercise of Series B Warrants owned by Dr. Shapiro's Individual Retirement Account.
 (6) Mr. Wallace's address is 2222 Ponce de Leon Boulevard, Coral Gables, Florida 33134. Except as set forth herein, all shares of Common Stock are owned jointly by Mr. Wallace and his wife. Includes: (i) 12,000 shares of Common Stock owned by Milton J. Wallace and his wife as custodian for a minor child; (ii) 35,600 shares of Common Stock owned by Mr. Wallace's Individual Retirement Account; (iii) 106,122 shares of Common Stock (including 8,655 of Common Stock issuable upon exercise of warrants and Series B Warrants) owned by a corporation, of which Mr. Wallace is an officer, director and controlling stockholder, (iv) 20,836 shares of Common Stock issuable upon exercise of stock options; and (v) 15,000 shares of Common Stock issuable upon exercise of Series B Warrants owned by his Individual Retirement Account.
 (7) Except as set forth herein all shares are owned jointly by Mr. Shea and his wife. Includes: (i) 32,087 shares of Common Stock issuable upon exercise of stock options; (ii) 33,334 shares of Common Stock issuable upon exercise of warrants; and (iii) 15,000 shares of Common Stock issuable upon exercise of Series B Warrants.
 (8) Includes 3,750 shares of Common Stock issuable upon exercise of stock options.
 (9) Includes: (i) 3,669 shares of Common Stock issuable upon exercise of stock options; (ii) 6,667 shares of Common Stock issuable upon exercise of warrants; (iii) 11,667 shares of Common Stock owned by Mr. Hunt's spouse;
     (iv) 1,667 shares of Common Stock issuable upon exercise of warrants owned by his spouse; and (v) 3,750 shares of Common Stock issuable upon exercise of Series B Warrants. Mr. Hunt disclaims beneficial ownership of the shares owned by his spouse.
(10) Includes: (i) 18,752 shares of Common Stock issuable upon exercise of stock options; (ii) 3,334 shares of Common Stock issuable upon exercise of warrants; and (iii) 3,750 shares of Common Stock issuable upon exercise of Series B Warrants.
(11) Includes: (i) 5,002 shares of Common Stock issuable upon exercise of stock options; (ii) 1,667 shares of Common Stock issuable upon exercise of warrants; and (iii) 7,500 shares of Common Stock issuable upon exercise of Series B Warrants.
(12) Includes: (i) 2,334 shares of Common Stock issuable upon exercise of stock options; and (ii) 5,000 shares of Common Stock issuable upon exercise of warrants.
(13) Includes 3,336 shares of Common Stock issuable upon exercise of stock options.
(14) Includes 4,002 shares of Common Stock issuable upon exercise of stock options.
(15) Includes: (i) 148,357 shares of Common Stock issuable upon exercise of options; (ii) 58,336 shares of Common Stock issuable upon exercise of warrants; and (iii) 54,488 shares of Common Stock issuable upon exercise of Series B Warrants.

                              CERTAIN TRANSACTIONS

     In connection with the Company's formation in 1993, the Company issued an aggregate of 1,000,000 shares of Series A Preferred Stock at $1.00 per share. The following current directors and officers beneficially purchased Series A Preferred Stock: Milton J. Wallace, 432,000 shares; Arthur G. Shapiro, 400,000 shares; James P. Shea, 20,000 shares; John E. Hunt, Sr., 8,000 shares; Charles
J. Simons, 8,000 shares; Mark D. Wallace, 8,000 shares and Patsy L. Anders, 8,000 shares. In August 1996, the Company authorized the redemption of all 1,000,000 shares of Series A Preferred Stock. All officers and directors set forth above converted their shares of Series A Preferred Stock prior to the time for redemption and received an aggregate of 589,334 shares of Common Stock. The holders of Series A Preferred Stock received one share of Common Stock for every
1.5 shares of Series A Preferred Stock converted.

     In April 1995, the Company issued options to purchase 16,667 shares of Common Stock to each of Mr. Wallace and Dr. Shapiro, the Chairman and Vice Chairman of the Company, respectively, as special compensation for services rendered to the Company. The options are exercisable until April 2000 at $6.00 per share.

     In December 1995, the Company purchased 100% of the capital stock of Dialysis Facilities, Inc. ("DFI"), which was owned by C. David Finch, M.D., Charles D. Finch, Sr., and Jeffery Finch. In connection with the acquisition, which was accounted for under the purchase method of accounting, the Company issued 376,857 shares of Common Stock with an estimated value of $1.1 million in the amounts, of which, 192,197, 90,446 and 94,214 shares of Common Stock were issued to C. David Finch, M.D., Charles D. Finch, Sr. and Jeffery Finch, respectively. C. David Finch and Jeffery Finch became a director and vice president of the Company, respectively, effective upon consummation of the acquisition of DFI. C. David Finch, M.D. also serves as the medical director of the Company's three facilities acquired in the DFI transaction pursuant to a ten year medical director employment agreement.

     JCD Partnership, a real estate holding and property management firm, of which C. David Finch, M.D., Jeffery Finch and Charles D. Finch, Sr. are the principals, owns the real property and improvements at the Company's dialysis facilities at Jackson, Mississippi and Delta, Louisiana. JCD Partnership leases the properties to the Company pursuant to ten year leases, in which the Company pays annual rent of $92,400 and $82,500, respectively. In connection with the lease agreements, JCD Partnership, at its own expense, was required to construct new buildings for the relocation of the dialysis facilities. The Company was obligated to pay for the cost of leasehold improvements to be installed by JCD Partnership. The Jackson, Mississippi and Delta, Louisiana buildings and leasehold improvements were completed in November 1996 and May 1997, respectively. The Company paid $282,000 and $313,000 to JCD Partnership in connection with such improvements at each facility.

     DFI owned a small parcel of property adjacent to the Delta, Louisiana facility, which the Company sold to JCD Partnership in July 1996 for the book value of $30,000.

     C. David Finch, M.D. owed DFI approximately $85,000 at the time of DFI's acquisition by the Company evidenced by a note. C. David Finch, M.D. is obligated to repay the Company over a three-year period with interest at the rate of 8% per annum. Such repayments are expected to come from any bonuses C. David Finch, M.D. may earn in connection with his employment as a medical director with the Company. The balance of the note, if not then paid, will be payable upon demand by the Company at the end of three years. As of December 31, 1996 and August 31, 1997, approximately $85,000 in principal remained unpaid, together with accrued interest of $6,800 and $11,333 as of such dates, respectively.

     On July 31, 1996, the Company completed a bridge financing incident to a shareholders' rights offering commenced in August 1996, and issued an aggregate of 1,050,000 shares of Series B Preferred Stock and Series B Warrants to purchase 78,751 shares of Common Stock. The Company received gross proceeds of $1,050,000 in connection with the Series B Preferred financing. The following directors and officers beneficially purchased Series B Preferred Stock and Series B Warrants: Milton J. Wallace,

226,500 shares and 16,988 Series B Warrants; Dr. Arthur Shapiro, 126,500 shares and 9,488 Series B Warrants; James P. Shea, 200,000 shares and 15,000 Series B Warrants; John E. Hunt, Sr., 50,000 shares and 3,750 Series B Warrants; Charles
J. Simons, 100,000 shares and 7,500 Series B Warrants; and Orestes L. Lugo, 50,000 shares and 3,750 Series B Warrants. The Series B Preferred Stock was called for redemption in November 1996. In connection with such redemption, the holders thereof converted an aggregate of 775,000 shares of Series B Preferred Stock into 268,250 shares of Common Stock including accrued dividends and the Company redeemed 275,000 shares of Series B Preferred Stock for $275,000, plus accrued dividends. The holders of the Series B Preferred Stock were entitled to receive one share of Common Stock for every three shares of Series B Preferred Stock converted, as well as one share of Common Stock for every $3.00 in accrued dividends, in lieu of cash. The shares of Common Stock received upon conversion of the Series B Preferred Stock were at the same price as the Common Stock sold in the shareholders' rights offering.

     Milton J. Wallace, Chairman of the Board of Directors of the Company, is a shareholder of the law firm of Wallace, Bauman, Fodiman & Shannon, P.A. The law firm serves as general counsel to the Company for which the firm received $133,000 during 1996.

     John E. Hunt, Sr., a Director of the Company, is Chairman of the Board of Directors of Hunt Insurance Group, Inc., an insurance agency. Hunt Insurance Group, Inc. arranges for various types of insurance policies for the Company and receives commissions as a result of such policies.

                           DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of preferred stock, $.01 par value. As of the date of this Prospectus, there were 3,974,247 shares of Common Stock presently issued and outstanding, held of record by 239 shareholders. Upon completion of this Offering, there will be 6,974,247 shares of Common Stock issued and outstanding. No shares of preferred stock are outstanding.

COMMON STOCK

     Each outstanding share of Common Stock is entitled to one vote, either in person or by proxy, in all matters that can be voted upon by the owners thereof at meetings of shareholders. The holders of Common Stock: (i) have equal ratable rights to dividends from funds legally available therefore when, as and if declared by the board of directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share in all matters on which shareholders may vote at all meetings of shareholders.

PREFERRED STOCK

     The Board of Directors is authorized by the Company's Articles of Incorporation, without any action of the shareholders, to issue one or more class or series of preferred stock and to determine the dividend rights, dividend rates, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and designations of such class or series. The Company has no present intention to issue any shares of preferred stock.

     The Company's Board of Directors could issue a series of preferred stock, the terms of which, subject to certain limitations imposed by securities laws, may impede the completion of a merger, tender offer or other takeover attempt. The Company's Board of Directors will make any determination to issue such shares based on its judgment as to the best interest of the Company and its shareholders at the time of issuance. The Company's Board of Directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock.

WARRANTS

     Upon completion of the Offering, the Company will have four different classes of warrants: (i) warrants to purchase 246,201 shares of Common Stock exercisable until December 9, 1998 at an exercise price of $9.00 per share (the "Warrants"); (ii) warrants to purchase 78,751 shares of Common Stock exercisable until July 31, 1999 at an exercise price of $6.00 per share (the "Series B Warrants"); (iii) warrants to purchase 116,669 shares of Common Stock exercisable until November 15, 1999 at an exercise price of $3.00 per share (the "Advisor Warrants"); and (iv) the Representatives' Warrants. A warrant to purchase 211,023 shares of Common Stock issued in connection with certain indebtedness will be redeemed upon consummation of this Offering. See "Use of Proceeds."

     The Company is not required to issue fractional shares upon exercise of any warrants, but may make cash payments thereof, based on the then market price of the Common Stock. No holder of any warrants will be entitled to vote, receive dividends, or be deemed the holder of the Common Stock until such time as the warrants shall have been duly exercised and payment of the purchase price shall have been made. Shares of Common Stock issued upon the exercise of the warrants and on payment of the purchase price will be legally issued, fully paid and non-assessable.

  WARRANTS

     The Warrants were issued in December 1994. No adjustments as to dividends, except stock dividends, will be made upon the exercise of the Warrants. The Warrants are subject to equitable adjustment upon certain events, which include:
(i) the issuance of Common Stock as a dividend on the outstanding Common Stock;
(ii) subdivisions, combinations, and reclassifications of Common Stock; and
(iii) mergers, consolidations and similar events. The Warrants are redeemable at the option of the Company in whole at any time or in part from time to time upon 30 days written notice to the holders of the Warrants at the redemption price of $.30 per Warrant.

  SERIES B WARRANTS

     The Series B Warrants were issued in connection with the Company's sale of 1,050,000 shares of Series B Preferred Stock completed as of July 31, 1996. See "Certain Transactions." No adjustments as to dividends, except stock dividends, will be made upon the exercise of the Series B Warrants. The Series B Warrants are subject to equitable adjustment upon certain events, which include: (i) the issuance of Common Stock as a dividend on the outstanding Common Stock; (ii) subdivisions, combinations, and reclassifications of Common Stock; and (iii) mergers, consolidations and similar events. The holders of the Series B Warrants have certain piggy-back registration rights, which have been waived in connection with this Offering. See "Description of Securities -- Registration Rights."

  ADVISOR WARRANTS

     The Advisor Warrants were issued to a financial advisor of the Company in November 1996 in connection with services to be performed under a six month advisory agreement. No adjustment as to dividends, except stock dividends, will be made upon exercise of the Advisor Warrants. The Advisor Warrants are subject to equitable adjustment upon certain events, including: (i) the issuance of Common Stock for a price less than the exercise price of $3.00 per share; (ii) subdivisions, combinations and reclassifications of the Common Stock; and (iii) mergers, consolidations and similar events. The holder of the Advisor Warrants has certain demand registration rights commencing six months following the completion of the Offering and certain piggy-back registration rights, which have been waived by the holders in connection with this Offering. See "Description of Securities -- Registration Rights."

  REPRESENTATIVES' WARRANTS

     The Company has agreed to issue to the Representatives warrants to purchase an aggregate of 300,000 shares of Common Stock at an exercise price equal to 107% of the initial public offering price set forth on the cover page of this Prospectus. The Representatives' Warrants are exercisable for a period of five years, beginning on the date of this Prospectus. The Company has granted the holders of the Representatives' Warrants certain demand and piggy-back registration rights with respect to the shares of Common Stock issuable upon the exercise of such warrants. See "Description of Securities -- Registration Rights" and "Underwriting."

ANTI-TAKEOVER PROVISIONS

     Certain portions of the Company's Articles of Incorporation and By-laws may make more difficult the acquisition of control of the Company by various means, such as a tender offer, a proxy contest or otherwise. These provisions encourage persons seeking to acquire control of the Company to consult first with the Company's Board of Directors to negotiate the terms of any proposed business combination or offer. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares of capital stock or which is otherwise unfair to shareholders of the Company.

  CLASSIFIED BOARD OF DIRECTORS

     The Company's Articles of Incorporation provide for the Company's Board of Directors to be divided into three classes, as nearly equal in number as is reasonably possible, serving three year staggered terms, so that directors' terms expire either at the 1997, 1998 or 1999 annual meeting of the Company's shareholders. See "Management."

  ADVANCE NOTICE

     The Company's By-laws contain provisions relating to notice of shareholder meetings, which would prohibit a shareholder from nominating a person to the Board of Directors or proposing certain actions relating to the Company's business without advance written notice to the Company. Such written notice must be received a minimum of 90 days prior to a shareholders' meeting and must contain specific information about the nominee and the shareholder who makes such nomination or proposal.

  ANTI-TAKEOVER PROVISIONS OF FLORIDA LAW

     The Company is subject to the anti-takeover provisions of Section 607.0901 of the Florida Business Corporation Act (the "Affiliated Transaction Statute"). In general, the Affiliated Transaction Statute requires the approval of the holders of two-thirds of the voting shares of a corporation, other than shares owned by an "interested shareholder," in order to effect an "affiliated transaction," such as a merger, sale of assets, or sale of shares, between a corporation and an interested shareholder. An "interested shareholder" is defined as a beneficial owner of 10% or more of the outstanding voting securities of the corporation. Such approval is not required where: (i) the affiliated transaction is approved by a majority of the disinterested directors;
(ii) the interested shareholder owns 90% or more of the corporation's outstanding voting stock, or has owned 80% or more for five years; or (iii) the consideration paid in connection with the affiliated transaction satisfies the statutory "fair price" formula and the transaction meets certain other requirements. A corporation may elect, by the vote of a majority of the outstanding voting securities of the corporation (not including shares held by an interested shareholder), or by amendment to the articles or by-laws of the corporation, not to be subject to the provisions of the Affiliated Transaction Statute. The election will not be effective until 18 months after it is made, and will not apply to any affiliated transaction between the corporation and someone who was an interested shareholder prior to the effective date of the election.

     The Company may also be subject to the provisions of Section 607.0902 of the Florida Business Corporation Act (the "Control Share Acquisition Statute"). Under such statute, "control shares" of certain corporations acquired in a "control share acquisition," with certain exceptions, have no voting rights unless such rights are granted pursuant to a vote of the holders of a majority of the corporation's voting securities (excluding all "interested shares"). "Control shares" are shares that, when added to all other shares which a person owns or has the power to vote, would give that person any of the following grants of voting power: (i) one-fifth or more but less than one-third of the voting power; (ii) one-third or more but less than a majority of the voting power; and (iii) more than a majority of the voting power. A "control share acquisition" is the acquisition of ownership of, or the power to vote, outstanding control shares. Shares acquired within 90 days, or as part of a plan to effect a control share acquisition, are deemed to have been acquired in the same transaction. "Interested shares" include shares held by the person attempting to effect the control share acquisition, and shares held by employee-directors or officers of the corporation. A corporation may elect not to be subject to the Control Share Acquisition Statute by amendment to its articles or by-laws.

REGISTRATION RIGHTS

     The holders of 333,334 shares of Common Stock (the "Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). Under the terms of an agreement between the Company and such Holders, such Holders, commencing two years following receipt of Medicare certification of a proposed dialysis facility in New Jersey (which the Company expects to receive by the end of the first quarter of 1998), may require the Company to file a registration statement covering such shares under the Securities Act, at the Company's expense. However, such registration rights will not be exercisable if the provisions of Rule 144 would allow the sale of such shares. In addition, following the Offering, if the Company thereafter proposes to register any of its Common Stock, subject to certain exceptions, the Holders are entitled to include their shares of Common Stock in such registration, at the Company's expense.

     Holders of the Series B Warrants have certain rights with respect to the registration of 78,751 shares of Common Stock underlying the Series B Warrants. If the Company proposes to register any of its Common Stock, the holders of the Series B Warrants are entitled to include, subject to such limitations imposed by the managing underwriters of such offering, their shares of Common Stock in such registration, at the Company's expense. All of the holders of the Series B Warrants have waived their right to be included in the Offering.

     Holders of the Advisor Warrants also have certain rights with respect to the registration of the 116,669 shares of Common Stock underlying the Advisor Warrants. If the Company proposes to register any of its Common Stock, the holders of the Advisor Warrants are entitled to include, subject to such limitations imposed by the managing underwriters of such offering, their shares of Common Stock in such registration, at the Company's expense. All of the holders of the Advisor Warrants have waived their right to be included in the Offering. In addition, the holders of the Advisor Warrants have demand registration rights commencing six months following the completion of this Offering.

     The Company has also granted certain demand and piggy-back registration rights to the Representatives with respect to the Common Stock issuable upon exercise of the Representatives' Warrants. See "Underwriting."

TRANSFER AGENT

     The Transfer Agent for the Common Stock of the Company is Continental Stock Transfer and Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of shares of Common Stock by the Company's current shareholders could adversely affect the market price of the Common Stock. Upon completion of the Offering, the Company will have outstanding an aggregate of 6,974,247 shares of Common Stock. In addition, the Company has reserved for issuance 1,145,854 shares issuable upon exercise of outstanding options and warrants, including the Representatives' Warrants. The 3,000,000 shares of Common Stock offered hereby will be freely transferable without restriction or further registration under the Securities Act, except for such shares acquired by affiliates of the Company. Shares purchased by affiliates of the Company would be subject to certain volume and other restrictions upon resale as described below.

     The remaining 3,947,247 shares of Common Stock held by existing shareholders are "restricted securities" as that term is defined by Rule 144 under the Securities Act. Pursuant to certain "lock-up" agreements, the Company's directors, officers and certain of its shareholders who collectively hold an aggregate of 3,942,329 shares of Common Stock, together with the Company, have agreed that they will not offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of Common Stock without the prior written consent of Vector Securities International, Inc. for a period of 180 days following the date of this Prospectus. Following the 180-day period, approximately 1,582,168 shares of Common Stock will be eligible for sale in the public market without restriction pursuant to Rule 144(k), and an additional 2,360,161 shares will be eligible for sale under Rule 144, subject to certain volume, manner of sale and other restrictions of Rule 144. Of the 31,918 shares of restricted Common Stock held by existing shareholders of the Company not subject to lock-up agreements, 30,835 shares will be eligible for immediate sale in the public market without restriction under Rule 144(k). The remaining 1,083 shares of Common Stock not subject to lock-up agreements will become eligible for sale, subject to certain volume, manner of sale and other limitations under Rule 144 commencing 90 days following the date of this Prospectus. In addition, holders of stock options or warrants, including the Representatives' Warrants, exercisable for an aggregate of 1,145,854 shares of Common Stock have entered into agreements prohibiting the sales of the underlying Common Stock for 180 days following the date of this Prospectus. In addition, the Representatives' are generally prohibited from selling or otherwise transferring the Representatives' Warrants for twelve months from the date of this Prospectus. See "Principal Shareholders" and "Underwriting."

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, any person who has beneficially owned restricted securities for at least one year will be entitled to sell in any three-month period a number of shares that does not exceed the greater of: (i) one percent of the then outstanding shares of the Company's Common Stock (approximately 69,000 shares immediately after the Offering); or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares under Rule 144(k) without regard to the limitations described above.

     The Company intends to file a registration statement under the Securities Act covering shares of Common Stock reserved for issuance under the Employee Plan. Based on the options outstanding and shares reserved for issuance as of the date of this Prospectus, such registration statement would cover approximately 325,048 shares. Such registration statement is expected to be filed and to become effective as soon as practicable after the date of this Prospectus. Shares registered in such registration will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market upon expiration of the contractual restrictions discussed above. Holders of warrants to purchase an aggregate of 495,420 shares of Common Stock including the Representatives' Warrants have been granted certain registration rights. See "Management" and "Description of Securities -- Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom Vector Securities International, Inc. and Needham & Company, Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase, subject to the terms and conditions of the Underwriting Agreement, and the Company has agreed to sell to the Underwriters, the following respective numbers of shares of Common Stock:

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Vector Securities International, Inc. ......................
Needham & Company, Inc. ....................................

                                                                 ---------
          Total.............................................     3,000,000
                                                                 =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby, if any of such shares are purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase shares, and the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of
$          per share. The Underwriters may allow, and such dealers may reallow,
a concession not in excess of $          per share to certain other dealers.
After the public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the Representatives.

     The Company has granted to the Underwriters an option, exercisable at any time during the 30-day period no later than 30 days after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares of Common Stock set forth next to such Underwriter's name in the preceding table bears to the total number of shares listed in the table. The Company will be obligated, pursuant to the option, to sell such shares to the Underwriters to the extent the option is exercised.

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. In addition, the Underwriters may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Common Stock. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members in the Offering, if the syndicate repurchases previously distributed Common Stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Company has agreed to issue to the Representatives warrants to purchase up to an aggregate of 300,000 shares of Common Stock, exercisable for a period of five years commencing on the date of this Prospectus, at a price equal to 107% of the initial public offering price set forth on the cover page of this Prospectus. The Representatives' Warrants contain provisions providing for adjustment of the exercise price and the number and type of securities issuable upon the exercise thereof upon the occurrence of certain events, including the issuance of any shares of Common Stock or other securities convertible into or exercisable for shares of Common Stock at a price per share less than the exercise price, or the market price of the Common Stock, or in the event of any stock dividend, stock split, stock combination or similar transaction. Holders of the Representatives' Warrants have been granted certain demand and piggy-back registration rights under the Securities Act with respect to the securities issuable upon exercise of the Representatives' Warrants. For a period of twelve months from the date of this Prospectus, the Representatives are generally prohibited from selling or otherwise transferring the Representatives' Warrants or the Common Stock underlying the Representatives' Warrants. Thereafter, the Representatives' Warrants will be transferable subject to compliance with the Securities Act. See "Description of Securities -- Registration Rights" and 'Shares Eligible For Future Sale."

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The officers, directors and certain other shareholders of the Company have agreed, that they will not, without the prior written consent of Vector Securities International, Inc., offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Vector Securities International, Inc., offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock for a period of 180 days after the date of this Prospectus. See "Shares Eligible For Future Sales."

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the shares of Common Stock included in the Offering will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining such price will be: the history of, and the prospects for, the Company's business and the industry in which it competes; an assessment of the Company's management and the present state of the Company's development; the past and present revenues and earnings of the Company; the prospects for growth of the Company's revenues and earnings; the current state of the economy in the United States; and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies that are comparable to the Company.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Wallace, Bauman, Fodiman & Shannon, P.A., Coral Gables, Florida and Haythe & Curley, New York, New York. Milton J. Wallace, Chairman of the Board of the Company, is a shareholder of Wallace, Bauman, Fodiman & Shannon, P.A. and beneficially owns 743,558 shares of Common Stock. Other shareholders of such firm beneficially own an aggregate of 22,197 shares of Common Stock. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois. Haythe & Curley and Skadden, Arps, Slate, Meagher & Flom (Illinois) will rely on the opinion of Wallace, Bauman, Fodiman & Shannon, P.A., as to matters of Florida law.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1995 and 1996, and for the years ended December 31, 1995 and 1996, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of the Company for the year ended December 31, 1994 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report therein appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statements of law in this Prospectus under the captions "Risk
Factors -- Dependence upon Government Reimbursement," "Risk
Factors -- Operations Subject to Extensive Government Regulation,"
"Business -- Sources of Reimbursement" and "Business -- Government Regulation" have been reviewed and approved by Lashly & Baer, health care counsel for the Company, as experts on such matters, and are included herein in reliance upon that review and approval.

                             ADDITIONAL INFORMATION

     A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered by the Company has been filed with the Securities and Exchange Commission, Washington, D.C. 20549 ("Commission"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part thereof may be obtained from such offices, upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Website that contains reports, proxy and information statements and other information filed electronically with the Commission. The address of the Commission's World Wide Website is http://www.sec.gov.

     Following the effective date of the Registration Statement, the Company will be subject to the information requirements of the Securities Exchange Act of 1934, and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or through the Commission's World Wide Website.

                                  RENEX CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................   F-2
Report of Independent Certified Public Accountants..........   F-3
Consolidated Balance Sheets as of December 31, 1995 and 1996
  and June 30, 1997 (unaudited).............................   F-4
Consolidated Statements of Operations for the Years Ended
  December 31, 1994, 1995 and 1996 and the Six Months Ended
  June 30, 1996 and 1997 (unaudited)........................   F-5
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 31, 1994, 1995 and 1996 and the Six
  Months Ended June 30, 1996 and 1997 (unaudited)...........   F-6
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1994, 1995 and 1996 and the Six Months Ended
  June 30, 1996 and 1997 (unaudited)........................   F-7
Notes to Consolidated Financial Statements..................   F-8

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of
  Renex Corp. and Subsidiaries
Miami, Florida:

     We have audited the accompanying consolidated balance sheets of Renex Corp. and Subsidiaries (the "Company") as of December 31, 1995 and 1996 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such 1995 and 1996 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the two years then ended in conformity with generally accepted accounting principles.

                                          DELOITTE AND TOUCHE LLP

Miami, Florida
April 18, 1997, except for Note 18
  for which the date is April 22, 1997

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Renex Corp. and Subsidiaries

     We have audited the accompanying consolidated statements of operations, shareholders' equity and cash flows of Renex Corp. and Subsidiaries (the "Company") for the year ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated result of operations and cash flows of the Company for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Miami, Florida
March 8, 1995

                          RENEX CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------    JUNE 30,
                                                                 1995          1996          1997
                                                              -----------   -----------   -----------
                                                                                          (UNAUDITED)
                                               ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,234,000   $   952,000   $   781,000
  Accounts receivable (net of allowance for doubtful
    accounts of $393,000 in 1995, $1,261,000 in 1996 and
    $1,336,000 as of June 30, 1997).........................    3,693,000     4,535,000     5,907,000
  Inventories...............................................      272,000       347,000       390,000
  Prepaids and other........................................       35,000       225,000       473,000
                                                              -----------   -----------   -----------
         Total current assets...............................    5,234,000     6,059,000     7,551,000
Fixed assets, net...........................................    3,774,000     6,042,000     6,526,000
Intangible assets, net......................................    1,058,000     1,309,000     1,196,000
Notes receivable from affiliates (interest rate at 9%
  (1995), 8% (1996)
  and 8% (June 30, 1997))...................................      112,000        85,000        85,000
Other assets, including $1,384,000 in 1995, $1,168,000 in
  1996 and $1,058,000 as of June 30, 1997 of deferred
  financing costs...........................................    1,637,000     1,666,000     1,737,000
                                                              -----------   -----------   -----------
         TOTAL ASSETS.......................................  $11,815,000   $15,161,000   $17,095,000
                                                              ===========   ===========   ===========

                                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   756,000   $   708,000   $ 1,517,000
  Accrued expenses and other................................      520,000     2,393,000     2,353,000
  Note payable to bank......................................      337,000            --            --
  Notes payable to affiliates...............................       94,000            --            --
  Current portion of long-term debt.........................      113,000        46,000         7,000
  Current portion of capital lease obligations..............      363,000       523,000       403,000
                                                              -----------   -----------   -----------
         Total current liabilities..........................    2,183,000     3,670,000     4,280,000
                                                              -----------   -----------   -----------
Line of credit..............................................                                1,000,000
                                                                                          -----------
Long-term debt, less current portion........................    4,810,000     6,184,000     6,193,000
                                                              -----------   -----------   -----------
Capital lease obligations, less current portion.............      658,000       990,000     1,796,000
                                                              -----------   -----------   -----------
Shareholders' equity:
  Series A redeemable preferred stock, $.01 par value,
    5,000,000 shares authorized, 1,000,000 shares issued and
    outstanding (1995)......................................       10,000            --            --
  Common stock, $.001 par value, 30,000,000 shares
    authorized, 2,358,857 shares (1995), 3,970,114 shares
    (1996) and 3,974,247 shares (June 30, 1997) issued and
    outstanding.............................................        2,000         3,000         3,000
Additional paid-in capital..................................    6,503,000     9,151,000     9,163,000
Accumulated deficit.........................................   (2,351,000)   (4,837,000)   (5,340,000)
                                                              -----------   -----------   -----------
         Total shareholders' equity.........................    4,164,000     4,317,000     3,826,000
                                                              -----------   -----------   -----------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........  $11,815,000   $15,161,000   $17,095,000
                                                              ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                          RENEX CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           SIX MONTHS ENDED
                                                           DECEMBER 31,                        JUNE 30,
                                              --------------------------------------   ------------------------
                                                 1994         1995          1996          1996         1997
                                              ----------   -----------   -----------   ----------   -----------
                                                                                             (UNAUDITED)
Net revenues................................  $2,746,000   $ 8,794,000   $18,569,000   $8,320,000   $12,432,000
Operating expenses:
  Facilities................................   2,405,000     6,809,000    14,625,000    6,354,000     9,679,000
  General and administrative................   1,025,000     1,682,000     2,681,000    1,163,000     1,304,000
  Provision for doubtful accounts...........      93,000       495,000     1,293,000      561,000       493,000
  Depreciation and amortization.............     126,000       509,000     1,642,000      577,000       787,000
                                              ----------   -----------   -----------   ----------   -----------
    Operating income (loss).................    (903,000)     (701,000)   (1,672,000)    (335,000)      169,000
Other income (expenses):
  Gain (loss) on sale of assets.............          --            --       364,000           --       (27,000)
  Net interest income (expense).............      61,000      (360,000)     (915,000)    (419,000)     (537,000)
  Amortization of deferred financing
    costs...................................          --      (126,000)     (226,000)    (108,000)     (108,000)
                                              ----------   -----------   -----------   ----------   -----------
Net (loss)..................................  $ (842,000)  $(1,187,000)  $(2,449,000)  $ (862,000)  $  (503,000)
                                              ==========   ===========   ===========   ==========   ===========
Net (loss) per share........................  $     (.31)  $      (.40)  $      (.66)  $     (.25)  $      (.12)
                                              ==========   ===========   ===========   ==========   ===========
Weighted average number of common shares and
  equivalents outstanding...................   2,759,884     2,963,193     3,693,617    3,503,664     4,067,747
                                              ==========   ===========   ===========   ==========   ===========

          See accompanying notes to consolidated financial statements.

                          RENEX CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                               COMMON STOCK
                                          REDEEMABLE        REDEEMABLE      -------------------                       COMMON
                                        PREFERRED STOCK   PREFERRED STOCK   NUMBER OF               ADDITIONAL        STOCK
                                           SERIES A          SERIES B        SHARES     AMOUNT    PAID-IN CAPITAL   SUBSCRIBED
                                        ---------------   ---------------   ---------   -------   ---------------   ----------
Balance at January 1, 1994............     $ 10,000                         1,733,333   $2,000      $3,913,000
  Sale of common stock through
    exercise of warrants (net of
    expenses of $15,000)..............                                        111,667                  655,000      $ 290,000
  Repurchase of warrants..............                                                                 (72,000)
  Sale of common stock................                                         23,000                  139,000
  Net loss............................
                                           --------           -------       ---------   ------      ----------      ---------
Balance at December 31, 1994..........       10,000                         1,868,000    2,000       4,635,000        290,000
  Sale of common stock through
    exercise of warrants (net of
    expenses of $9,000)...............                                         45,000                  261,000       (290,000)
  Sale of common stock................                                         64,333                  386,000
  Stock warrants issued with debt.....                                                                 150,000
  Issuance of common stock............                                          4,667                   20,000
  Issuance of common stock for
    acquisition.......................                                        376,857                1,051,000
  Net loss............................
                                           --------           -------       ---------   ------      ----------      ---------
Balance at December 31, 1995..........       10,000                         2,358,857    2,000       6,503,000
  Issuance of common stock for
    acquisition.......................                                        333,333                  790,000
  Sale of common stock (net of
    expenses of $21,000)..............                                        351,007                1,058,000
  Issuance of preferred stock.........                        $11,000                                1,039,000
  Conversion of preferred stock.......      (10,000)           (8,000)        926,917    1,000          47,000
  Redemption of preferred stock.......                         (3,000)                                (286,000)
  Net loss............................
                                           --------           -------       ---------   ------      ----------      ---------
Balance at December 31, 1996..........                                      3,970,114    3,000       9,151,000
  Sale of common stock (unaudited)....                                          4,133                   12,000
  Net loss (unaudited)................
                                           --------           -------       ---------   ------      ----------      ---------
Balance at June 30, 1997
  (unaudited).........................     $                  $             3,974,247   $3,000      $9,163,000      $
                                           ========           =======       =========   ======      ==========      =========

                                         SUBSCRIPTIONS
                                        RECEIVABLE FROM
                                          EXERCISE OF     ACCUMULATED
                                           WARRANTS         DEFICIT        TOTAL
                                        ---------------   -----------   -----------
Balance at January 1, 1994............                    $  (322,000)  $ 3,603,000
  Sale of common stock through
    exercise of warrants (net of
    expenses of $15,000)..............     $(290,000)                       655,000
  Repurchase of warrants..............                                      (72,000)
  Sale of common stock................                                      139,000
  Net loss............................                       (842,000)     (842,000)
                                           ---------      -----------   -----------
Balance at December 31, 1994..........      (290,000)      (1,164,000)    3,483,000
  Sale of common stock through
    exercise of warrants (net of
    expenses of $9,000)...............       290,000                        261,000
  Sale of common stock................                                      386,000
  Stock warrants issued with debt.....                                      150,000
  Issuance of common stock............                                       20,000
  Issuance of common stock for
    acquisition.......................                                    1,051,000
  Net loss............................                     (1,187,000)   (1,187,000)
                                           ---------      -----------   -----------
Balance at December 31, 1995..........                     (2,351,000)    4,164,000
  Issuance of common stock for
    acquisition.......................                                      790,000
  Sale of common stock (net of
    expenses of $21,000)..............                                    1,058,000
  Issuance of preferred stock.........                                    1,050,000
  Conversion of preferred stock.......                        (30,000)
  Redemption of preferred stock.......                         (7,000)     (296,000)
  Net loss............................                     (2,449,000)   (2,449,000)
                                           ---------      -----------   -----------
Balance at December 31, 1996..........                     (4,837,000)    4,317,000
  Sale of common stock (unaudited)....                                       12,000
  Net loss (unaudited)................                       (503,000)     (503,000)
                                           ---------      -----------   -----------
Balance at June 30, 1997
  (unaudited).........................     $              $(5,340,000)  $ 3,826,000
                                           =========      ===========   ===========

          See accompanying notes to consolidated financial statements.

                          RENEX CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                         SIX MONTHS ENDED
                                                                        DECEMBER 31,                         JUNE 30,
                                                           ---------------------------------------   ------------------------
                                                              1994          1995          1996          1996         1997
                                                           -----------   -----------   -----------   ----------   -----------
                                                                                                           (UNAUDITED)
Cash Flows from Operating Activities:
  Net loss...............................................  $  (842,000)  $(1,187,000)  $(2,449,000)  $ (862,000)  $  (503,000)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Provisions for doubtful accounts.....................       93,000       495,000     1,293,000      561,000       493,000
    Depreciation and amortization........................      126,000       509,000     1,642,000      577,000       787,000
    Amortization of deferred financing costs.............           --       126,000       226,000      108,000       108,000
    Loss on sale of fixed assets.........................           --            --       100,000           --        27,000
    Gain from sale of facility...........................           --            --      (364,000)          --            --
    Changes in operating assets and liabilities:
      Increase in accounts receivable....................   (1,438,000)   (2,171,000)   (2,135,000)  (1,276,000)   (1,865,000)
      (Increase) decrease in inventories.................      (63,000)     (110,000)      (75,000)     (69,000)      (43,000)
      (Increase) decrease in prepaids and other current
        assets...........................................      (98,000)       78,000      (190,000)    (100,000)     (248,000)
      (Increase) decrease in other assets................      (96,000)     (302,000)     (245,000)      27,000      (185,000)
      Increase in accounts payable and accrued
        expenses.........................................      231,000       316,000     1,241,000      500,000     1,191,000
                                                           -----------   -----------   -----------   ----------   -----------
        Net cash used in operating activities............   (2,087,000)   (2,246,000)     (956,000)    (534,000)     (238,000)
                                                           -----------   -----------   -----------   ----------   -----------
Cash Flows from Investing Activities:
  Purchases of fixed assets..............................   (1,201,000)   (1,505,000)   (2,396,000)    (545,000)     (623,000)
  Cash acquired in acquisitions..........................           --       130,000            --           --            --
  Proceeds from the sale of fixed assets.................           --            --       776,000           --        36,000
                                                           -----------   -----------   -----------   ----------   -----------
        Net cash used in investing activities............   (1,201,000)   (1,375,000)   (1,620,000)    (545,000)     (587,000)
                                                           -----------   -----------   -----------   ----------   -----------
Cash Flows from Financing Activities:
  Net change in notes receivable from affiliates.........           --            --        27,000           --            --
  Repayment of note payable to bank......................           --            --      (337,000)     (18,000)           --
  Payments on capital lease obligations..................       (3,000)     (225,000)     (353,000)    (226,000)     (328,000)
  Proceeds from long-term debt...........................           --     5,600,000     1,500,000    1,500,000            --
  Proceeds from stock warrants...........................           --       150,000            --           --            --
  Proceeds from line of credit...........................           --            --            --           --     1,500,000
  Net change in notes payable to affiliates..............           --            --       (94,000)          --            --
  Repayments of long-term debt...........................           --      (800,000)     (261,000)      (1,000)      (30,000)
  Payments on line of credit.............................           --            --            --           --      (500,000)
  Proceeds from sale of stock through exercise of
    warrants.............................................      654,000       261,000            --           --
  Proceeds from sale of stock............................      139,000       386,000     2,108,000           --        12,000
  Repurchase of warrants.................................      (25,000)      (26,000)           --           --            --
  Payment of deferred financing costs....................           --    (1,510,000)           --           --            --
  Redemption of preferred stock..........................           --            --      (296,000)          --            --
                                                           -----------   -----------   -----------   ----------   -----------
        Net cash provided by financing activities........      765,000     3,836,000     2,294,000    1,255,000       654,000
                                                           -----------   -----------   -----------   ----------   -----------
(Decrease) Increase in Cash and Cash Equivalents.........   (2,523,000)      215,000      (282,000)     176,000      (171,000)
Cash and cash equivalents, beginning of period...........    3,542,000     1,019,000     1,234,000    1,234,000       952,000
                                                           -----------   -----------   -----------   ----------   -----------
Cash and cash equivalents, end of period.................  $ 1,019,000   $ 1,234,000   $   952,000   $1,410,000   $   781,000
                                                           ===========   ===========   ===========   ==========   ===========
Supplemental Disclosures of Cash Flow Information:
  Cash paid for interest.................................  $     1,000   $   446,000   $   971,000   $  439,000   $   555,000
                                                           ===========   ===========   ===========   ==========   ===========
Non-Cash Investing and Financing Activities:
  Equipment acquired through capital lease obligations...  $   223,000   $   970,000   $ 1,267,000   $  431,000   $   592,000
  Lease equipment liability..............................           --                     422,000           --            --
  Conversion of preferred stock..........................           --            --        48,000           --            --
  Stock issued for acquisition...........................           --     1,051,000       790,000           --            --
  Issuance of Common Stock...............................           --        20,000            --           --            --
  Stock subscriptions receivable for Common Stock
    subscribed...........................................      290,000            --            --           --            --
  Warrant redemption payable for repurchase of
    warrants.............................................       47,000            --            --           --            --

          See accompanying notes to consolidated financial statements.

                          RENEX CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND
              (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1996 AND 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION. Renex Corp., a Florida corporation, was incorporated on July 7, 1993. Renex Corp. and its subsidiaries (the "Company") provide kidney dialysis services to patients suffering from end-stage renal disease. The Company currently operates, through wholly-owned subsidiaries, twelve dialysis facilities and two home dialysis programs in seven states. Additionally, the Company has entered into patient dialysis service agreements with several hospitals to provide dialysis treatments on an inpatient basis.

     The Company has a limited operating history and had an accumulated deficit of $4,837,000 through December 31, 1996 and is subject to all the risks inherent in the establishment of a new business enterprise. The Company's ability to achieve profitability is dependent upon increased utilization of its existing facilities, controlling operating costs and its ability to develop or acquire and manage additional dialysis facilities. The Company has availability in its lines of credit and will continue to rely on external financing to meet its cash needs.

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All intercompany accounts and transactions have been eliminated in consolidation.

     INTERIM FINANCIAL INFORMATION (UNAUDITED). The unaudited interim financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited interim financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for such periods. The operating results for the six months ended June 30, 1997 are not necessarily indicative of the operating results to be expected for the full fiscal year or for any future period.

     USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of the revenues and expenses during the reporting period. Actual results could differ from those estimates.

     NET REVENUES. The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. These third-party payors include Medicare, Medicaid, commercial insurance carriers, health maintenance organizations and preferred provider organizations. The basis for payment to the Company under these agreements primarily includes prospectively determined rates and discounts from established charges. The Company's net revenues are recorded at the estimated realizable amounts from third-party payors. The Company provides an allowance for doubtful accounts based on historical experience of amounts that result to be uncollectible. Amounts written off are charged against the allowance.

     During the years ended December 31, 1994, 1995 and 1996, the Company received approximately 65%, 59% and 67%, respectively, of its dialysis revenues from Medicare and Medicaid programs. The remaining balance of dialysis revenues was from insurance companies and private and other third-party payors.

     Revenues associated with the administration of erythropoietin ("EPO") are a significant source of revenue for the Company. The Company is unable to predict future changes in the reimbursement rate for EPO treatments, the typical dosage per administration, or the cost of the medication. In addition,

                          RENEX CORP. AND SUBSIDIARIES

EPO is produced by only one manufacturer. The interruption of supplies of EPO to the Company would have a material adverse effect on the Company's business, financial condition and results of operations.

     CASH EQUIVALENTS. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     INVENTORIES. Inventories are stated at the lower of cost (first-in, first-out) or market.

     FIXED ASSETS. Fixed assets are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from five to ten years for medical and other equipment, and furniture and fixtures, and twenty years for buildings. Leasehold improvements are amortized over the lease term or the useful life of the assets, whichever is lower.

     Equipment held under capital lease obligations has been capitalized at the present value of the minimum lease payments. Depreciation of assets capitalized under lease obligations is computed under the straight-line method over the lives of the assets or leases, whichever is appropriate, and is included in depreciation expense.

     INTANGIBLE ASSETS.

          NON-COMPETE AGREEMENTS. Non-compete agreements are being amortized over the terms of the agreements, typically from 2 to 10 years, using the straight-line method.

          PATIENT LISTS. Patient lists are amortized over 5 years, using the straight-line method.

          GOODWILL. Goodwill, the excess of the aggregate purchase price over the fair value of net assets acquired, is amortized over 20 years using the straight-line method.

     Management evaluates intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. This evaluation is based on certain financial indicators, such as estimated future undiscounted cash flows.

     INCOME TAXES. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

     NET LOSS PER COMMON AND COMMON EQUIVALENT SHARE. Net loss per common and common equivalent share amounts are based on the average number of common shares outstanding for each period, after giving effect to the reverse stock split discussed in Note 18. In accordance with Securities and Exchange Commission requirements, common stock equivalent shares issued during the twelve month period prior to the proposed initial public offering have been included in the calculation as if they were outstanding for all periods, using the treasury stock method.

     FAIR VALUE OF FINANCIAL INSTRUMENTS. The Company's financial instruments include receivables, payables, debt and credit lines. The fair values of such financial instruments have been determined based on market interest rates as of December 31, 1996. The fair values were not materially different than their carrying values.

     STOCK BASED COMPENSATION. Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS 123") encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to

                          RENEX CORP. AND SUBSIDIARIES
continue to account for stock-based compensation to employees using the intrinsic value method as prescribed by Accounting Principles Board Opinion
(APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay for the stock. Compensation cost related to stock options of non-employees is recorded at fair value.

     RECLASSIFICATIONS. Certain prior year amounts have been reclassified to conform to current year presentation.

     NEW ACCOUNTING PRONOUNCEMENTS. In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"). This statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This statement is effective for financial statements issued for periods ending after December 15, 1997 and earlier application is not permitted. This statement requires restatement of all prior period EPS data presented. The Company will adopt SFAS 128 in the fourth quarter of the fiscal year ending December 31, 1997. The pro forma basic (loss) per share and diluted (loss) per share calculated in accordance with SFAS 128 for the fiscal years ended December 31, 1994, 1995 and 1996, are as follows:

                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                              1994    1995    1996
                                                              -----   -----   -----
Pro forma basic (loss) per share............................  $(.48)  $(.61)  $(.84)
Pro forma diluted (loss) per share..........................  $(.48)  $(.61)  $(.84)

     During February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129"). SFAS 129 requires entities to explain, in summary form within their financial statements, the pertinent rights and privileges of the various securities outstanding. Information that shall be disclosed should include dividend and liquidation preferences, participation rights, call prices and dates, conversion or exercise prices or rates and pertinent dates, sinking fund requirements, unusual voting rights, and significant terms of contracts to issue additional shares. SFAS 129 is effective for periods ending after December 15, 1997. The adoption of this accounting standard is not expected to have a material impact on the financial statements.

2.  BUSINESS COMBINATIONS

     In April 1996, the Company, through two wholly owned subsidiaries, acquired two limited liability companies, Central Dialysis Center, L.L.C. and Metropolitan Dialysis Center, L.L.C., each with an interest in two facilities under development. The acquisitions have been accounted for under the purchase method.

     Central Dialysis Center, L.L.C. was acquired for 166,667 shares valued at $395,000 and assumed liabilities of $121,000. The Company entered into non-compete agreements with a group of nephrologists for a period of two and one-half years and completed the build-out of the facility, which began operations in October 1996. The purchase price of $516,000 was allocated to the non-compete agreements.

     Metropolitan Dialysis Center, L.L.C. was also acquired for 166,667 shares valued at $395,000 and assumed liabilities of $42,000. The Company also entered into non-compete agreements with a similar group of nephrologists. However, this facility was not completed due to the zoning variance request being denied. The Company is in the process of finding a suitable location to build the new facility.

                          RENEX CORP. AND SUBSIDIARIES

Based on the Company's inability to generate revenue without a facility and the uncertainty that a location will be found, the Company has determined the assets to be impaired and, accordingly, has written off the intangible assets of $437,000.

     In December 1995, Dialysis Facilities, Inc. ("DFI"), which operates three dialysis facilities and two acute dialysis programs in Mississippi and Louisiana, was acquired by the Company through a wholly owned subsidiary. The Company issued 376,857 shares of the Company's common stock with an estimated value of $1,051,000 to DFI shareholders in exchange for all of the outstanding common stock of DFI. The transaction was accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price was allocated to the net assets acquired based on their estimated fair values. The balance of the purchase price, $846,000, was recorded as goodwill.

     The following table reflects pro forma combined results of operations of Renex and DFI on the basis that the acquisition had taken place and was recorded at the beginning of the fiscal years ended December 31, 1994 and 1995.

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1994         1995
                                                              ----------   -----------
Net revenues:
  Renex.....................................................  $2,746,000   $ 8,794,000
  DFI.......................................................   2,116,000     3,111,000
                                                              ----------   -----------
                                                              $4,862,000   $11,905,000
                                                              ==========   ===========
Net income (loss):
  Renex.....................................................  $ (842,000)  $(1,187,000)
  DFI.......................................................      33,000       (11,000)
                                                              ----------   -----------
                                                              $ (809,000)  $(1,198,000)
                                                              ==========   ===========

3.  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Changes in the Company's allowance for doubtful accounts are as follows:

                                                                       DECEMBER 31,
                                                              -------------------------------
                                                               1994       1995        1996
                                                              -------   --------   ----------
Beginning balance...........................................  $    --   $ 93,000   $  393,000
Provision for doubtful accounts.............................   93,000    495,000    1,293,000
Write-offs..................................................       --   (195,000)    (425,000)
                                                              -------   --------   ----------
Ending balance..............................................  $93,000   $393,000   $1,261,000
                                                              =======   ========   ==========

     The Company grants credit without collateral to its patients, most of whom are insured under third party payor agreements, including Medicare and Medicaid, which represent the significant portion of the balance of receivables. The remaining receivables are primarily due from third party payors, including managed care companies, commercial and insurance. The Company also has receivables due from patients who are self-payors or owe co-payments.

                          RENEX CORP. AND SUBSIDIARIES

4.  FIXED ASSETS

     Fixed assets are summarized as follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1995         1996
                                                              ----------   -----------
Land........................................................  $   24,000   $        --
Building and leasehold improvements.........................   2,234,000     4,008,000
Medical equipment...........................................     859,000       872,000
Equipment, furniture and fixtures...........................     581,000       656,000
Equipment, under capital lease obligations..................     944,000     2,170,000
                                                              ----------   -----------
         Total..............................................   4,642,000     7,706,000
Less accumulated depreciation and amortization..............    (868,000)   (1,664,000)
                                                              ----------   -----------
Fixed assets -- net.........................................  $3,774,000   $ 6,042,000
                                                              ==========   ===========

5.  MEDICAL MALPRACTICE INSURANCE

     The Company maintains general liability and professional malpractice liability insurance on its staff and other insurance appropriate for its operations. The general liability policy provides coverage of $2,000,000 per occurrence and $2,000,000 in the aggregate. The professional liability policy provides coverage for professional (medical) activities of the Company's employees. This policy provides coverage of $1,000,000 per occurrence and $3,000,000 in the aggregate.

6.  NOTE PAYABLE TO BANK

     Consisted of borrowings under a line of credit the Company had with a bank, with interest at prime plus 1%, and that were collateralized by certain accounts receivable. The line of credit was paid in full in September 1996.

7.  NOTES PAYABLE TO AFFILIATES

     Consisted of two unsecured 9% demand notes in 1995. These notes were paid in full in 1996.

8.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1995         1996
                                                              ----------   ----------
Senior subordinated debt (a), net of warrants...............  $4,650,000   $6,184,000
Note payable to bank, collateralized by certain fixed assets and inventory accruing interest at 9.75%, due in monthly
  installments, maturing November 1998......................     170,000       11,000
Various notes payable to banks, collateralized by certain
  medical and other equipment, accruing interest at rates
  ranging from 7.5% to 10%, due in monthly installments,
  with maturities ranging from February 1997 to April
  1998......................................................     103,000       35,000
                                                              ----------   ----------
                                                              $4,923,000   $6,230,000
                                                              ==========   ==========

                          RENEX CORP. AND SUBSIDIARIES

     The maturity schedule of long-term debt as of December 31, 1996 is as follows:

YEAR ENDING                                                     TOTAL
-----------                                                   ----------
1997........................................................  $   26,000
1998........................................................      20,000
1999........................................................   1,008,000
2000........................................................   2,016,000
2001........................................................   2,142,000
Thereafter..................................................   1,134,000
                                                              ----------
                                                              $6,346,000
Amount representing warrants................................    (116,000)
                                                              ----------
Total.......................................................  $6,230,000
                                                              ==========

     (a) On June 5, 1995, the Company entered into a senior subordinated secured loan agreement for $12,500,000 with a lender. This loan bears interest at 13% and is collateralized by the capital stock of the subsidiaries of the Company. The Company took an initial advance of $4,800,000 and must make quarterly interest only payments through June 30, 1999 and principal and interest payments beginning September 30, 1999 through June 30, 2002, the maturity date. In connection with this debt, the Company issued 211,023 warrants to the lender. Management has allocated $150,000 as the value of these warrants to additional paid in capital and as a reduction of long-term debt. In connection with the loan agreement, the Company recorded approximately $1,510,000 of deferred financing costs. Such costs are amortized over the seven year term of the related debt.

     The loan contains certain restrictive covenants, including financial covenants as to minimum net worth, leverage, and cash flows. The Company was in default of the minimum net worth and cash flows covenants as of December 31, 1995 and has obtained a waiver of these defaults through April 30, 1996. Effective May 1, 1996, the loan agreement was revised as to the minimum net worth and cash flows covenants. The Company was in default of the cash flows covenant as of December 31, 1996 and has obtained a waiver of this default through December 31, 1996. Effective January 1, 1997, the loan agreement was revised as to the minimum net worth and cash flows covenants. As of June 30, 1997, the Company was in compliance with the financial covenants of the revised loan agreement.

9.  LINE OF CREDIT

     The Company has available a $4,000,000 revolving line of credit ("Line of Credit") maturing on August 24, 1998 with interest payable monthly at 2% over the bank's prime lending rate (10.25% at December 31, 1996). The initial drawing amount is limited to 80% of the net collectible value of eligible receivables less than 180 days, aged from the date of service (approximately $2,800,000 at December 31, 1996). As of December 31, 1996, the Company had not borrowed under this agreement. The Line of Credit contains financial covenants relating to the maintenance of a minimum net worth and specified net worth to debt ratios. The Line of Credit also requires the lender's approval for any acquisitions in excess of $5,000,000 in the aggregate in any calendar year and for the payment of cash dividends. As of June 30, 1997, the Company was in compliance with the financial covenants of the Line of Credit.

                          RENEX CORP. AND SUBSIDIARIES

10.  CAPITAL LEASE OBLIGATIONS

     The Company has various capital lease obligations related to purchase of equipment for its various facilities under a $6,000,000 lease line of credit. Maturities of capital lease obligations for each of the five years ending December 31 are as follows:

YEAR ENDING                                                     TOTAL
-----------                                                   ----------
1997........................................................  $  646,000
1998........................................................     445,000
1999........................................................     345,000
2000........................................................     249,000
2001........................................................     124,000
                                                              ----------
                                                               1,809,000
Less amount representing interest ..........................    (296,000)
                                                              ----------
Total.......................................................  $1,513,000
                                                              ==========

11.  PREFERRED STOCK

  SERIES A:

     On August 2, 1996, the Company notified all shareholders of the redemption of all the issued and outstanding shares of the Series A on September 1, 1996 (the "Redemption Date"). Each share of Series A was convertible to common stock at $1.50 per common share. At the Redemption Date, any non-converted shares of Series A were redeemed by the Company at a redemption price of $1.00 per share plus accrued and unpaid cumulative dividends of $.0462 per share.

     As a result of the redemption, 988,000 shares of Series A were converted to 658,667 shares of common stock, $.001 par value. The remaining 12,000 shares were redeemed by the Company, resulting in the payment of $544 in dividends.

  SERIES B:

     In July 1996, the Company authorized the issuance and sale of 1,050,000 shares of Series B preferred stock, $.10 redeemable convertible series ("Series B"), $.01 par value at $1.00 per share.

     The Series B provided for conversion to common stock on November 15, 1996 if not otherwise redeemed by such date. On November 15, 1996, the Company notified all shareholders of the redemption of all issued and outstanding shares of Series B on November 27, 1996. Each share of Series B was convertible to common stock at the conversion price of $3.00 per share, plus accrued and unpaid cumulative dividends through the Series B redemption date of $.034 per share.

     As a result of the redemption, 775,000 shares of Series B were converted to 268,250 shares of common stock, $.001 par value. The remaining 275,000 shares were redeemed by the Company, resulting in the payment of $36,000 in dividends.

12.  WARRANTS TO PURCHASE COMMON STOCK

     During 1993, the Company completed its initial private placement of 120 units, each consisting of 7,500 shares of its common stock and 3,333 Common Stock Purchase Warrants (the "Warrants") at the offering price of $22,500 per unit. The proceeds received by the Company amounted to $2,675,000 (net of expenses of $25,000). Each Warrant entitled the holder thereof to purchase one share of common stock at an exercise price of $6.00 per share for three years after issuance.

                          RENEX CORP. AND SUBSIDIARIES

     On November 1, 1994, the Company's Board of Directors approved the redemption of all outstanding Warrants at the redemption price of $.30 per Warrant with a redemption date set at December 9, 1994. The following table summarizes the activity for the original $6.00 warrants issued in connection with the private placement:

                                                                          ADDITIONAL
                                                                           PAID-IN
                                                              WARRANTS     CAPITAL
                                                              ---------   ----------
Original warrants issued 1993...............................   400,000     $     --
Warrants exercised and paid 1994 (net of expenses of
  $15,000)..................................................  (111,667)     655,000
Warrants redeemed by the Company 1994.......................  (240,000)     (72,000)
                                                              --------     --------
Warrants exercised and receivable at December 31, 1994......    48,333      583,000
Warrants exercised and paid 1995 (net of expenses of
  $9,000)...................................................   (45,000)     261,000
Lapsed warrants (pending redemption)........................    (3,333)          --
                                                              --------     --------
Original warrants outstanding at December 31, 1995..........       -0-           --
                                                              ========
Net proceeds on exercise of original warrants...............               $844,000
                                                                           ========

     For warrants that were not exercised, the Company authorized the sale of additional shares of common stock to existing shareholders and others.

     In connection with the December 9, 1994 Warrant redemption, the Company authorized the issuance of new Common Stock Purchase Warrants (the "New Warrants"). All warrants exercised at December 9, 1994, as well as additional shares purchased to the extent that Warrants were not exercised, entitled the shareholder to one New Warrant for each share purchased. Each New Warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $9.00 per share for four years after issuance. The New Warrants are redeemable by the Company after December 9, 1996 at a redemption price of $.30 per New Warrant. A total of 246,201 shares of the Company's common stock have been reserved for the exercise of the New Warrants. At December 31, 1995 and 1996, none of the New Warrants had been exercised and were outstanding.

     In June 1995, the Company issued 211,023 warrants to a lender as an additional cost of financing. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share for fifteen years after issuance. Such warrants are callable by the Company, but in no event earlier than June 30, 2002 or full payment of the senior subordinated secured loan (See Note 8). The call price would be the "fair value" of the underlying common stock at the time of the call. The call price is also protected for a twelve month period in the event the Company enters into an agreement for sale or merger for a consideration in excess of the call price. At December 31, 1995 and 1996, none of these warrants had been exercised and were outstanding.

     In July 1996, the Company issued 78,751 warrants in connection with the sale of 1,050,000 shares of Series B preferred stock. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share for three years from the date of issuance. At December 31, 1996, none of these warrants have been exercised and were outstanding.

     In November 1996, the Company issued 116,669 warrants to a financial advisor in connection with a six month advisory agreement. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $3.00 per share for three years from the date of issuance. Compensation expense of $26,600 has been recorded to reflect the fair value of the warrants. At December 31, 1996, none of these warrants have been exercised and were outstanding.

                          RENEX CORP. AND SUBSIDIARIES

13.  STOCK OPTIONS

     The Company has employee and director stock option plans. The employee plan permits the grant of options to purchase up to 250,000 shares of common stock. The director plan permits the grant of options to purchase up to 166,667 shares of common stock. Subsequent to year end, the number of options permitted to be granted under the employee plan was increased to 666,667, subject to shareholder approval.

     Under the director plan, each non-employee director receives automatic non-discretionary grants of options each year (the "Annual Grant"). The Annual Grant date is the annual anniversary date of shareholders' approval of the director plan. The initial grant date was April 27, 1994. On each grant date commencing April 27, 1994, each non-employee director received options to purchase 834 shares of common stock for service on the board, additional options to purchase 334 shares of common stock for service on each committee of the board, other than the executive committee, and additional options to purchase 334 shares for service as chairman of a committee other than the executive committee. Non-employee directors receive options to purchase 834 shares for service on the executive committee and an additional 834 as chairman of the executive committee. The term of the options granted under the director plan is five years and the options vest 100% immediately but are not exercisable for six months from date of grant.

     All officers and employees are eligible for grants of options under the employee plan (the "Plan") which includes incentive stock options granted for employees' current services to the Company and non-statutory stock options granted for special services which employees provide the Company, as determined by the Plan. The Plan is administered by a stock option committee which has the discretion to determine to whom, the amount, exercise prices, exercise terms and all other matters relating to the grant of options under the employee plan. The Plan prohibits the grant of incentive stock options under the Plan or any other plan of the Company to any individual in any calendar year for common stock having an aggregate fair market value determined at the time the option is granted in excess of $100,000. All options granted under the employee plan to date vest 25% six months after the date of grant and 25% on each anniversary of the date of grant thereafter so long as the individual remains employed by the Company. All options granted have a five-year term, but are not exercisable for six months from the date of grant.

     Both the director and employee plans provide for the automatic grant of reload options to an optionee who would pay all, or part of, the option exercise price by delivery of shares of common stock already owned by such optionee.

     The following table summarizes stock options activity:

                                                                  DECEMBER 31,
                                  ----------------------------------------------------------------------------
                                           1994                       1995                      1996
                                  -----------------------   ------------------------   -----------------------
                                              WEIGHTED                   WEIGHTED                  WEIGHTED
                                              AVERAGE                    AVERAGE                   AVERAGE
DIRECTORS PLAN                    SHARES   EXERCISE PRICE   SHARES    EXERCISE PRICE   SHARES   EXERCISE PRICE
--------------                    ------   --------------   -------   --------------   ------   --------------
Outstanding, beginning of
  period........................     --                      5,838        $6.00        11,676       $6.00
  Granted.......................  5,838        $6.00         5,838         6.00         7,671        6.00
                                  -----        -----        ------        -----        ------       -----
Outstanding, end of period......  5,838        $6.00        11,676        $6.00        19,347       $6.00
                                  -----        -----        ------        -----        ------       -----
Options exercisable, end of
  period........................  5,004                     11,676                     18,513
                                  -----                     ------                     ------


                                       JUNE 30, 1997
                                  -----------------------
                                              WEIGHTED
                                              AVERAGE
DIRECTORS PLAN                    SHARES   EXERCISE PRICE
--------------                    ------   --------------
Outstanding, beginning of
  period........................  19,347       $6.00
  Granted.......................  10,669        8.00
                                  ------       -----
Outstanding, end of period......  30,016       $6.71
                                  ------       -----
Options exercisable, end of
  period........................  19,347

                          RENEX CORP. AND SUBSIDIARIES

                                                               DECEMBER 31,
                               -----------------------------------------------------------------------------   JUNE 30
                                        1994                       1995                       1996              1997
                               -----------------------   ------------------------   ------------------------   -------
                                           WEIGHTED                   WEIGHTED                   WEIGHTED
                                           AVERAGE                    AVERAGE                    AVERAGE
EMPLOYEE PLAN                  SHARES   EXERCISE PRICE   SHARES    EXERCISE PRICE   SHARES    EXERCISE PRICE   SHARES
-------------                  ------   --------------   -------   --------------   -------   --------------   -------
Outstanding, beginning of
  period.....................                             50,334       $ 6.00        94,501       $6.00        165,344
  Granted....................  50,334       $6.00         54,167         6.00        77,510        6.00        159,704
  Cancelled..................      --          --        (10,000)       (6.00)       (6,667)         --             --
                               ------       -----        -------       ------       -------       -----        -------
Outstanding, end of period...  50,334       $6.00         94,501       $ 6.00       165,344       $6.00        325,048
                               ------       -----        -------       ------       -------       -----        -------
Options exercisable at end of
  period.....................   3,751                     23,716                     78,184                     97,145
                               ------                    -------                    -------


                                  JUNE 30,
                                    1997
                               --------------
                                  WEIGHTED
                                  AVERAGE
EMPLOYEE PLAN                  EXERCISE PRICE
-------------                  --------------
Outstanding, beginning of
  period.....................      $6.00
  Granted....................       8.00
  Cancelled..................      $  --
                                   -----
Outstanding, end of period...       6.98
                                   -----
Options exercisable at end of
  period.....................

                                                           DECEMBER 31,
                            ---------------------------------------------------------------------------          JUNE 30,
                                     1994                      1995                      1996                      1997
                            -----------------------   -----------------------   -----------------------   -----------------------
                                        WEIGHTED                  WEIGHTED                  WEIGHTED                  WEIGHTED
                                        AVERAGE                   AVERAGE                   AVERAGE                   AVERAGE
OTHER                       SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE
-----                       ------   --------------   ------   --------------   ------   --------------   ------   --------------
Outstanding, beginning of
  the period..............                             3,334       $6.00        36,669       $6.00        36,669       $6.00
  Granted.................  3,334        $6.00        33,335        6.00            --        6.00        12,501        8.00
                            -----        -----        ------       -----        ------       -----        ------       -----
Outstanding, end of the
  period..................  3,334        $6.00        36,669       $6.00        36,669       $6.00        49,170       $6.51
                            -----        -----        ------       -----        ------       -----        ------       -----
Options exercisable at end
  of period...............  3,334                     36,669                    36,669                    36,669
                            -----                     ------                    ------                    ------

     The Company applies APB No. 25 and related interpretations in accounting for its stock option plans as described in Note 1. Accordingly, no compensation cost has been recognized in 1995 or 1996 related to these plans. The fair value of each option granted is determined on the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield, expected volatility of .001, risk-free interest rate of 6.13% and expected option life of three years. The fair value of the options was determined to be zero.

14.  INCOME TAXES

     At December 31, 1996, the Company has tax net operating loss carryforwards of $6.7 million that expire beginning in 2008 and ending in 2010.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liability at December 31, 1995 and 1996 are presented below:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1995         1996
                                                              ----------   -----------
Deferred tax assets
  Net operating loss carry forwards.........................  $1,791,000   $ 2,542,000
  Other.....................................................     116,000        72,000
                                                              ----------   -----------
         Total deferred tax assets..........................   1,907,000     2,614,000
Deferred tax liability
  Use of cash method of accounting for income tax
    purposes................................................     977,000       908,000
                                                              ----------   -----------
Net deferred tax asset (before valuation allowance).........     930,000     1,706,000
Less valuation allowance....................................    (930,000)   (1,706,000)
                                                              ----------   -----------
Net deferred tax asset......................................  $      -0-   $       -0-
                                                              ==========   ===========

                          RENEX CORP. AND SUBSIDIARIES

15.  EMPLOYEE BENEFIT PLANS

     As of January 1, 1997, the Company adopted a tax qualified employee savings and retirement plan (the "401(k) Plan") covering the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to contribute to the 401(k) Plan up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit ($9,500 in 1996). The Company matches 25% of the contributions of employees, up to 4% of each employee's salary. All employees who were employed at December 31, 1996, and new hires who thereafter attain at least one year's service, are eligible to participate in the 401(k) Plan.

     The Trustees of the 401(k) Plan, at the direction of each participant, invest the assets of the 401(k) Plan in designated investment options. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable until withdrawn. Matching contributions by the Company are deductible when made.

16.  RELATED PARTY TRANSACTIONS

     The Company is a party to the following transactions with related parties by virtue of common ownership:

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1994      1995       1996
                                                              -------   -------   --------
Legal fees..................................................  $59,000   $82,000   $133,000
Insurance expense...........................................   30,000    50,000      6,000
Rent expense................................................   36,000    46,000     59,000

17.  COMMITMENTS AND CONTINGENCIES

     COMMITMENTS. The Company leases facility space and equipment under noncancelable operating leases. Minimum annual lease payments under these leases are as follows:

YEAR ENDING                                                     AMOUNT
-----------                                                   ----------
1997........................................................  $1,160,000
1998........................................................     959,000
1999........................................................     768,000
2000........................................................     563,000
2001........................................................     479,000
Thereafter..................................................   1,753,000
                                                              ----------
Total.......................................................  $5,682,000
                                                              ==========

     Rental expense under these operating leases was $362,000, $753,000 and $1,046,000 (of which $146,000, $245,000 and $257,000, respectively, relate to equipment leases for patient care and are included in facilities expenses) for the years ended December 31, 1994, 1995 and 1996, respectively.

     A partnership owned by three shareholders is in the process of completing construction of two facilities and the related leasehold improvements for the Company. The Company is committed for leasehold improvements for approximately $400,000. The Company will lease these buildings from the partnership for ten years at amounts deemed to be fair value.

     LITIGATION. The Company is subject to claims and suits in the ordinary course of business, including those arising from patient treatments, which the Company believes are covered by insurance. The Company is not involved in any material litigation and is not aware of any potential claims which would give rise to material liability.

                          RENEX CORP. AND SUBSIDIARIES

18.  SUBSEQUENT EVENTS

     The Company's Board of Directors authorized and effected a one-for-three reverse common stock split to shareholders of record on April 21, 1997. Shareholders' equity has been changed to give retroactive recognition to the stock split in prior periods. All references in the consolidated financial statements to number of shares, per share amounts, stock options and warrant data of the Company's common stock have been changed to reflect the reverse stock split.

     On April 22, 1997, the Company entered into two year employment agreements with James P. Shea, the Company's President and Chief Executive Officer, and Orestes L. Lugo, Vice President -- Finance and Chief Financial Officer. Such agreements became effective immediately, except that the base salaries will become effective upon completion of the contemplated public offering. The employment agreements provide for base salaries of $190,000 and $155,000 for Mr. Shea and Mr. Lugo, respectively. The base salary for each officer is increased on January 1, of each year during the term by a minimum of 6%. Each officer receives an automobile allowance and certain other non-cash benefits, including life, health and disability insurance. Each employment agreement is automatically renewed for two years at the end of the initial term and each extended term, unless either party provides notice of termination at least 90 days prior to the expiration of such term. If any officer is terminated without cause or there is a change of control during the term of their respective agreements, such officer will be entitled to severance equal to the greater of the remaining base salary due under the agreement or one and two year's base salary, respectively.

     During 1997, the Company entered into three operating lease agreements for three facilities which will be constructed. These lease agreements have terms ranging from five to twenty years and the minimum annual lease payments under these agreements range from $181,000 to $319,000.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

=========================================================

  NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                          ---------------------------

                               TABLE OF CONTENTS

                                                PAGE
                                                ----
Prospectus Summary............................    3
Risk Factors..................................    6
Use of Proceeds...............................   14
Dividend Policy...............................   14
Capitalization................................   15
Dilution......................................   16
Selected Consolidated Financial and Operating
  Data........................................   17
Management's Discussion and Analysis of
  Financial Condition and Results
  of Operations...............................   19
Business......................................   26
Management....................................   42
Principal Shareholders........................   49
Certain Transactions..........................   50
Description of Securities.....................   51
Shares Eligible for Future Sale...............   55
Underwriting..................................   56
Legal Matters.................................   57
Experts.......................................   58
Additional Information........................   58
Consolidated Financial Statements.............  F-1

                          ---------------------------

  UNTIL            , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

=========================================================

=========================================================

                                3,000,000 SHARES

                                   RENEX LOGO
                                  COMMON STOCK
                          ---------------------------

                                   PROSPECTUS
                          ---------------------------

                     Vector Securities International, Inc.

                            Needham & Company, Inc.
                                           , 1997

=========================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the Common Stock being registered. All amounts shown are estimates, except for the SEC Registration Fee and the NASD Filing Fee.

SEC registration fee........................................  $ 10,285.01
NASD filing fee.............................................     3,605.00
NASDAQ National Market listing fee..........................    34,935.62
Legal fees and expenses.....................................   150,000.00*
Printing and engraving expenses.............................    90,000.00
Accounting fees and expenses................................   150,000.00*
Blue Sky fees and expenses..................................     2,500.00*
Transfer agent and registrar fees and expenses..............    10,000.00*
Travel expenses.............................................    25,000.00*
Miscellaneous...............................................     3,674.37
                                                              -----------
         Total..............................................  $480,000.00*
                                                              ===========

---------------

* Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expense actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

     Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     ARTICLES AND BYLAWS. The Company's Articles of Incorporation and the Company's Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

     UNDERWRITING AGREEMENT. Reference is made to the Underwriting Agreement, the proposed form of which is to be filed as Exhibit 1.1 hereto, which provides for indemnification by the Underwriters of directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act, under certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     All share totals set forth herein have been adjusted based upon an assumed one for three reverse stock split to be effected prior to the effective date of the offering.


     In April 1994, the Registrant granted options to purchase an aggregate of 5,838 shares of Common Stock to the following non-employee members of its Board of Directors automatically pursuant to its Directors Stock Option Plan (the "Directors' Plan"): John E. Hunt, Sr.; Patrick O'Connor; Arthur G. Shapiro; Charles J. Simons; Mark Wallace; Milton J. Wallace; and Jeffrey Watson. The exercise price of all such options is $6.00 per share and were issued as compensation for such directors' service to the

Registrant. The Registrant granted the options in reliance on sec. 4(6) of the Securities Act of 1933 as not involving a public offering.

     In April 1994 and July 1994, the Registrant granted options to purchase an aggregate of 50,334 shares of Common Stock to the following employees pursuant to the Company's 1994 Employee Stock Option Plan (the "Employee Plan"): Mignon Early; John Mellas; Patsy Anders; Karen Bravo; Jimmie Walker; Jerry McNeill; James P. Shea; and Cary Goldsmith. The exercise price of all options is $6.00 per share. No employee paid any consideration for the grant of options. Such options were granted in consideration for the respective employees' services to the Company. Such options were granted in reliance on Rule 701 as promulgated under the Securities Act of 1933.

     In November 1994, the Registrant called for redemption an aggregate of 400,000 warrants. The warrants were issued in a private placement completed in September 1993 to the Company's shareholders. The redemption price of each warrant was $.30 per warrant. Each warrant entitled the holder to purchase one share of Common Stock for $6.00 per share. In connection with the redemption, an aggregate of 156,667 warrants were exercised by the holders thereof, prior to the redemption date for aggregate consideration of $940,002. The Registrant issued 156,667 shares of Common Stock in connection with such exercises to the following persons: LeRoy Bauman; Joshua L. Becker; Joseph Billy; Joel M. Birnbaum; Biscayne National Corp.; Jonathan T. Colby; Todd G. Cole and Pamela W. Cole, Ten/Ent.; Eugene P. Conese; Ephraim Glen Ezekiel; Kenneth D. Farragut; Marilyn Fellman and Barry Fellman, JTWROS; Marilyn Fellman, as Trustee of the Morton Fellman Residuary Trust; Ronald Gabor; Michael B. Goldstein and Irma Goldstein, JTWROS; Grand Realty International, Inc., Profit Sharing Plan,William
W. Dolan, Account; Beatrice Gray, Trustee, FBO Arthur L. Grey UA DTD 12-31-75; John E. Hunt, Jr; John E. Hunt, Sr.; Leona Marshall Hunt; Jack Katz; Jack Levine and Susan Levine, JTWROS; Orestes L. Lugo; McKean, Paul, Chrycy, Fletcher & Co. Target Benefit Plan and Trust #2, Donald B. Paul, Trustee; Victor N. Meltzer; Jerome S. Michell, as Trustee under Trust Agreement dated 8/27/93; Tyler K. Michell; Michael Millard; Denise A. O'Connor; Prudential Securities, C/F Denise Ann O'Connor IRA; Prudential Securities, C/F Patrick Vernon O'Connor IRA; Alan
B. Raff; Anny Ralbag; Ian Robertson; Stephen Paul Ross; Matthew Schilowitz; Gary
A. Schwartz; Frank L. Schwartz; Mark B. Schwartz; Daniel Seckinger; Steven A. Simon, M.D.; Charles J. Simons; Robert Sindija; Harry B. Smith; Joseph A. Smith; Faye Sundell, Trustee, J&F Family Trust; Richard R. Wackenhut; George R. Wackenhut; Henry White, Smith Barney Shearson, as Rollover IRA Custodian Account; Gary J. Yarus and Nina C. Piken, JTWROS; Billy K. Yeh; Billy K. Yeh, M.D., Trustee of the Billy K. Yeh, M.D., Profit Sharing Plan; Matthew M. Zuckerman, D.D.S. In addition, the Company conducted a private placement through a Confidential Memorandum and sold 89,534 additional shares of Common Stock underlying warrants that were redeemed by the Company to the following persons:
Angie E. Brush; Calizdas, Ltd.; Kathy Cheney; Donard Doyle and Cynthia Doyle, JTWROS; David Fassler, M.D.; Susan Friedman; Marci Gutman; Richard T. Hunt and Donna J. Hunt, JTWROS; Scott P. Hunt; Helen Hutchins; David Jilk; Ken Laurence and Beth W. Laurence, JTWROS; Betty J. O'Connor; Michael E. O'Connor; Elizabeth Palmer-Gould; Olivia A. Prendes; James P. Shea and Julie D. Shea, JTWROS; Charles J. Simons, Jr.; James P. Simons; Susan Simons Slovich; William A. Snowden and Joan J. Snowden, JTWROS; Alvin Stein; Eric Stein; Ronald M. Stein and Susan Stein, JTWROS; Norma P. Swann Living Trust DTD 11-1-91; Edward F. Swenson, Jr.; Jakki Tachiera and Scott Tachiera, JTWROS; Robert M. Warner; First Trust Corp., Trustee, Melva M. Warriner IRA Acct. Such persons were either directors or officers of the Company, family members of such directors or individuals who had a prior personal or business relationship with certain directors of the Company. No general solicitation was involved in the private placement. The Company received aggregate consideration of $537,204 in the private placement. In order to encourage exercise, the Company offered to such warrant holders who exercised warrants and other persons who purchased additional common stock in the private placement a new warrant for each old warrant exercised. Accordingly, 246,201 new warrants were so issued to the persons named above. Each new warrant entitles the holder thereof to purchase one share of Common Stock at $9.00 per share until December 9, 1998. The Registrant sold such securities in reliance on sec. 4(2) of the Securities Act of 1933 as not involving a public offering of its securities.

     In April 1995, the Registrant granted options to purchase an aggregate of 5,838 shares of Common Stock to the following non-employee members of its Board of Directors automatically pursuant to its Directors Plan: John E. Hunt, Sr.; Patrick O'Connor; Arthur G. Shapiro; Charles J. Simons; Mark Wallace; Milton J. Wallace and Jeffrey Watson. The exercise price of the options is $6.00 per share and were issued as compensation for such directors' service to the Registrant. The Registrant granted the options in reliance on sec. 4(6) of the Securities Act of 1933 as not involving a public offering.



     In April 1995, the Registrant issued options to purchase an aggregate of 33,334 shares of Common Stock to Milton J. Wallace and Arthur G. Shapiro as compensation for their services to the Company as Chairman and Vice-Chairman of the Board, respectively. The exercise of such options is $6.00 per share. The Registrant granted such options in reliance on sec. 4(6) of the Securities Act of 1933 as not involving a public offering, both recipients being accredited investors.



     In June 1995, in connection with the receipt of a $12,500,000 subordinated loan from London Pacific Life and Annuity Company, the Registrant issued to such lender, for no additional consideration, warrants to purchase 211,023 shares of Common Stock. Such warrants are exercisable at $6.00 per share until June 30, 2010. The Registrant issued such securities in reliance on sec. 4(6) of the Securities Act of 1933 as not involving a public offering of its securities. The holder represented to the Registrant that it was an accredited investor.


     In July 1995, the Company granted options to purchase an aggregate of 35,835 shares of Common Stock to the following employees pursuant to the Company's Employee Plan: Patsy Anders; Karen Bravo; Juan Garcia; Jerry McNeill; James P. Shea; and Jimmie Walker. The exercise price of such options is $6.00 per share. No employee paid any consideration for the grant of such options. Such options were granted in consideration for the respective employees' services to the Company. Such options were granted in reliance on Rule 701 as promulgated under the Securities Act of 1933.

     In August 1995, the Registrant granted options to purchase 8,334 shares of Common Stock to its Vice President/Chief Financial Officer, Orestes L. Lugo pursuant to the Employee Plan. The exercise price of such options is $6.00 per share. No consideration was paid by the Vice President for the grant of such option. Such options were granted in connection with such individual's commencement of employment with the Registrant and in reliance on Rule 701 of the Securities Act of 1933.

     In November 1995, the Registrant granted options to purchase 1,667 to Kathryn Russo, an employee of the Registrant, pursuant to the Employee Plan. The exercise price of such options is $6.00 per share. No consideration was paid by such employee for the grant of such option. Such options were granted in connection with such individual's commencement of employment with the Registrant and in reliance on Rule 701 as promulgated under the Securities Act of 1933.

     In December 1995, the Registrant issued an aggregate of 376,857 shares of Common Stock to the three shareholders of Dialysis Facilities, Inc. ("DFI") as consideration for the Registrant's acquisition of 100% of the capital stock of DFI pursuant to a merger between DFI and a wholly-owned subsidiary of the Registrant. The three shareholders of DFI were C. David Finch, Charles D. Finch and Jeffery Finch. The shares of Common Stock had a fair value of $1,051,000 at the time of issuance. DFI become a wholly-owned subsidiary of the Registrant as of December 29, 1995. The Registrant paid a finders fee of 4,000 shares of Common Stock to Thomas Carter in connection with the acquisition. The Registrant issued such shares in reliance upon sec. 4(2) of the Securities Act of 1933 as not involving a public offering of its securities.

     In January 1996, the Registrant granted options to purchase an aggregate of 20,836 shares of Common Stock to the following employees of the Registrant pursuant to the Employee Plan: Joan Clements; Rosemary Fantegrossi; C Davis Finch; Juan Garcia; Kelly Johnson; James P. Shea, Jr.; and Renee Sible. The exercise price of the options is $6.00 per share. No employee paid any consideration for the grant of any options. Such options were granted in connection with such respective employees' services to the Registrant and in reliance on Rule 701 as promulgated under the Securities Act of 1933.

     In April 1996, the Company granted options to purchase an aggregate of 53,335 shares of Common Stock to the following employees of the Company pursuant to the Employee Plan; Patsy Anders; Mignon Early; Orestes Lugo; Jerry McNeill; James P. Shea; and Jimmie Walker. The exercise price of the options was $6.00 per share. No employee paid any consideration for the grant of any option. Such options were granted in connection with such employees' services to the Company and in reliance on Rule 701 as promulgated under the Securities Act of 1933.

     In April 1996, the Registrant issued an aggregate of 166,667 shares of Common Stock to the following 11 members of Central Dialysis Center, L.L.C. ("Central") in exchange for the acquisition of 100% of the membership interests of Central: Gary Friedman, M.D.; Champaklal Gandhi, M.D.; Manickam Ganesh, M.D.; Audrey M. Hinds, M.D.; Martin G. Jacobs, M.D.; In Lee, M.D.; Neil Lyman, M.D.; Shamkant Mulgaonkar, M.D.; Ajit Shah, M.D.; Stephen Thomsen, M.D.; and Ronald Viscuso, M.D. The Common Stock had a fair value at the time of issuance of $395,000. In connection therewith, Central merged with and into a wholly-owned subsidiary of the Registrant. The Registrant issued such shares in reliance upon sec. 4(2) of the Securities Act of 1933, as not involving a public offering of its securities.

     In April 1996, the Registrant issued an aggregate of 166,667 shares of Common Stock to the following 10 members of Metropolitan Dialysis Center, L.L.C. ("Metropolitan") in exchange for the acquisition of 100% of the membership interests of Metropolitan: Gary Friedman, M.D.; Champaklal Gandhi, M.D.; Manickam Ganesh, M.D.; Audrey M. Hinds, M.D.; Martin G. Jacobs, M.D.; In Lee, M.D.; Neil Lyman, M.D.; Shamkant Mulgaonkar, M.D.; Ajit Shah, M.D.; and Ronald Viscuso, M.D. Each of the members of Metropolitan were also members of Central. The Common Stock had a fair value at the time of issuance of $395,000. In connection therewith, Metropolitan merged with and into a wholly-owned subsidiary of the Registrant. The Registrant issued such shares in reliance upon sec. 4(2) of the Securities Act of 1933, as not involving a public offering of its securities.


     In April 1996, the Registrant granted options to purchase an aggregate of 7,671 shares of Common Stock to the following non-employee members of its Board of directors automatically pursuant to its Directors Plan: Eugene Conese; John
E. Hunt, Sr.; Patrick O'Connor; Arthur Shapiro; Charles J. Simons; Mark Wallace; Milton J. Wallace; and Jeffrey Watson. The exercise price of the options was $6.00 per share and were issued as compensation for such directors' service to the Registrant. the Registrant granted the options in reliance on sec. 4(6) of the Securities Act of 1933 as not involving a public offering.


     In July 1996, the Registrant issued an aggregate of 1,050,000 shares of Series B Preferred Stock and 78,751 Series B Warrants in a private placement to the following accredited investors: Biscayne National Corp.; Calizdas, Ltd.; Todd A. Fodiman; John E. Hunt, Sr.; Kenneth H. Kline and Cynthia E. Kline, Ten/ent.; Orestes L. Lugo; Patrick O'Connor and William P. O'Connor, JTWROS; Alan S. Pareira; George Pedraza; Imre J. Rosenthal; Smith Barney, Inc. as IRA Rollover Custodian for Arthur Shapiro; Arthur Shapiro and Rivka Shapiro, Ten/Ent.; James P. Shea and Julie D. Shea, JTWROS; Charles J. Simons; Prudential Securities C/F/ for Milton J. Wallace. Such persons were either directors or officers of the Registrant or had prior personal or business relationships with such directors and/or officers. No general solicitation was involved in the private placement. The Registrant received gross proceeds of $1,050,000. Each Series B Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $6.00 per share until July 31, 1999. The Registrant issued such securities in reliance upon sec. 4(6) of the Securities Act of 1933, as not involving a public offering of its securities.

     In August 1996, the Company granted options to purchase an aggregate of 1,667 shares of Common Stock to Rosemary Leva, an employee of the Company, pursuant to the Employee Plan. The exercise price of the options is $6.00 per share. No employee paid any consideration for the grant of any option. Such options were granted in connection with such employees commencement of employment with the Company and in reliance on Rule 701 as promulgated under the Securities Act of 1933.

     In August 1996, the Registrant commenced a private placement directly to its common shareholders, completed in December 1996, whereby each common shareholder had the right to purchase one share of common stock for each five shares then held. In connection with such private placement, the Registrant issued 338,840 shares of Common Stock for aggregate proceeds of $1,046,000 to the following persons: Patsy Anders; Earnest Ash; Daniel Barna; LeRoy Bauman; Joseph Billy; Joseph Billy, Jr. as custodian; Stephen R. Bloch; Karen Bravo; Steven Brotman; Angie Brush; James Cefaratti; Kathy

Cheney; Joan Clements; Todd G. Cole and Pamela W. Cole, Ten/Ent.; Eugene P. Conese; John Crichton; Edward Curran; Robert Delaney; Frank Dempsey; Rosemary Fantegrossi; Albert Figueroa; Susan Friedman; Champaklal Gandhi; Manickam Ganesh; Juan Garcia; Seryl Goldofsky; F. Thomas Godart; Richard Green; Robert Grover; Audrey Hinds; Scott Hunt; Scott Hunt as custodian for Vanessa Hunt; Dorothy Hutchings Hunt; Leona Marshall Hunt; John E. Hunt, Sr.; Helen Hutchings; Martin Jacobs; David Jilk; Glen Kwong; Beth W. Laurence; In Lee Rosemary Leva; Shoshea Liebler; Jack Levine and Susan Levine, JTWROS; Michael J. Levine; Vivian Lopez-Blanco; Lorenzo Lucumberri; Neil Lyman; McKean, Paul, Chrycy, Fletcher & Co. Target Benefit Plan and Trust #2, Donald B. Paul, Trustee; John Mellas; Victor Meltzer; Ginger B. Merkow; Tyler K. Michell; Jerome S. Michell, as Trustee under Trust Agreement dated 8/27/93; Shamkrant Mulgaonkar; Michael OIConnor; Betty O'Connor; Elizabeth Palmer-Gould; Stanley Pollack; John Piotrowski; Olivia Prendes; Ian Robertson; Imre Rosenthal; Matthew Schilowitz; Gary A. Schwartz; Maria Schneider; Maria Schneider, as Custodian; Charles D. Scurr; James P. Shea, Jr.; Steven Simon; Charles J. Simons; Charles J. Simons, Jr.; James P. Simons; Susan Simons Slovich; Robert Sindjia; Harry B. Smith; Smith Barney as Custodian SEP for David Stone; William Stanley; Sherwin Stauber; Alvin Stein; Eric Stein; Ronald Stein and Susan Stein, JTWROS, John D. Struller; Fay Sundell, Trustee, J & F Family Trust; Jeremiah Sundell; Jakki Tachiera; Max Teninbaum; Stephen Thomsen; Brian Velten; George Wackenhut; Richard Wackenhut; Andrew Wagner; Robert Warner; Marvin Weinstein; Westminster Capital, Inc.; Armer
E. White; Henry C. White; Gary Yarus and Nina Yarus, JTWROS; Billy K. Yeh; Billy Yeh, Trustee of the Billy Yeh Profit Sharing Plan; Maria T. Zucker; Matthew Zuckerman. There was no general solicitation involved with the private placement. The Registrant issued such shares in reliance on sec. 4(2) of the Securities Act of 1933, as not involving a public offering.

     In August 1996, the Registrant approved the redemption of 1,000,000 shares of Series A Preferred Stock then outstanding. Such shares of Series A Preferred Stock were issued in July 1993 in a private placement in connection with the formation of the Company. The shares of Series A Preferred Stock were originally issued to the following persons: Patsy L. Anders; Bryan W. Bauman and Robin Bauman, Ten/Ent.; Wallace, Engels, Pertnoy, Solowsky & Allen, P.A. TR UA 1185 401K PFT SHR PL FBO Bryan W. Bauman; Joshua L. Becker; Biscayne National Corp.; Karen L. Bravo; Todd A. Fodiman; Laura Fodiman; Robert Grover; Marci Gutman; John E. Hunt, Sr.; Michael J. Levine; Jerry McNeill; Carrie Meek; Sidney M. Pertnoy and Nadine Pertnoy, Ten/Ent.; Thomas B. Rosenberg; Arthur Shapiro and Rivka Shapiro, Ten/Ent.; James P. Shea and Julie D. Shea, JTWROS; Charles J. Simons; Jay Solowsky; William G. Stanley; Daniel A. Stauber; Jimmy F. Walker; Milton J. Wallace and Patricia Wallace, Ten/Ent.; Mark D. Wallace; Milton J. Wallace and Patricia Wallace, as Custodians for Hardy S. Wallace; Jeffrey H. Watson. Such individuals were either directors or officers of the Company or individuals or entities who had a prior personal or business relationship with such directors or officers. In connection with such redemption, the holders of the Series A Preferred Stock converted such Series A Preferred Stock into an aggregate of 658,667 shares of Common Stock to the above named persons and the Company redeemed 12,000 shares of Series A Preferred Stock for an aggregate redemption price of $12,000. The Registrant issued such shares in reliance on sec. 4(2) of the Securities Act of 1933, as not involving a public offering.


     In September 1996, the Registrant sold an aggregate of 8,000 shares of Common Stock to James P. Shea and Orestes Lugo, two of its executive officers, for the aggregate purchase price of $12,000. The shares purchased represented the underlying shares of Common Stock of the Series A Preferred Stock which were actually redeemed by the Registrant in August 1996. The Registrant issued such shares in reliance on sec. 4(6) of the Securities Act of 1933, as not involving a public offering, both recipients being accredited investors.


     In November 1996, the Registrant approved the redemption of 1,050,000 shares of Series B Preferred Stock then outstanding and held by the Series B Preferred Shareholders named above. Such shares of Series B Preferred Stock were issued in July 1996. In connection with such redemption, the holders of the Series B Preferred Stock listed above converted such Series B Preferred Stock into an aggregate of 268,250 shares of Common Stock including accrued dividends and the Company re-deemed 275,000 shares for $275,000, plus accrued dividends. The Registrant issued such shares in reliance on sec. 4(6) of the Securities Act of 1933, as not involving a public offering.

     In November 1996, the Company granted options to purchase 1,667 to Leslie Carlett, an employee of the Company, pursuant to the Employee Plan. The exercise price of such options is $6.00 per share. No consideration was paid by such employee for the grant of such option. Such options were granted in connection with such individuals' commencement of employment with the Company and in reliance on Rule 701 as promulgated under the Securities Act of 1933.

     In November 1996, the Registrant issued warrants to purchase 116,667 shares of Common Stock at $3.00 per share exercisable through November 15, 1999 to Harmonie Capital Group, Inc., an advisor, as compensation for services pursuant to an advisory agreement. The advisor provided, among other things, advice on corporate planning, developing business strategy and developing, studying and evaluating financing proposals and assisting in negotiations and discussions pertaining to such matters. The Registrant issued such securities in reliance on sec. 4(2) of the Securities Act, as not involving a public offering.

     In February 1997, the Registrant issued an aggregate of 4,134 shares of Common Stock for aggregate proceeds of $12,400 in a private placement to Marci Gutman and Maria T. Zucker. Such individuals had a prior personal or business relationship with a Company director. Such shares remained unsubscribed in the Company's rights offering to its shareholders concluded in December 1996. The Registrant issued such shares in reliance on sec. 4(2) of the Securities Act of 1933, as not involving a public offering.

     In April 1997, the Registrant granted options to purchase an aggregate of 12,501 shares to the following medical directors of the Company: Edward Haddad and Martin Jacobs in connection with their services to the Company. The exercise price of the options is equal to the initial public offering price of the common stock. The Registrant granted such options in reliance on sec. 4(2) of the Securities Act as not involving a public offering.


     In April 1997, the Registrant granted options to purchase an aggregate of 10,669 shares of Common Stock to the following non-employee members of its Board of Directors automatically pursuant to its Directors Plan: Eugene P. Conese; John E. Hunt, Sr.; Arthur Shapiro; Charles J. Sumans; Mark Wallace; Milton J. Wallace; and Jeffrey Watson. The exercise price of the options is equal to the initial public offering price of its common stock and were issued as compensation for such directors' service to the Registrant. The Registrant granted the options in reliance on sec. 4(6) of the Securities Act of 1933 as not involving a public offering.



     In April 1997, the Company granted options to purchase an aggregate of 159,704 shares of Common Stock to the following employees of the Company pursuant to the Employee Plan: Patsy Anders; Rosa Anderson; Tammy Boone; Jan Brainard; Leslie Carlett; Cynthia Chiles; Richard Clark; Joan Clements; Mary Curran; Mayte De la Herra; Gillian Dodds; Diane Dunn; Mignon Early; Rose Fantegrossi; Joseph Filaramo; Cary Goldsmith; Bobby Graves; Cindy Guest; Eric Harper; Erica Hollins; Mary Horn; Kelly Johnson; Joyce Jones; Michael Larson; Rosemary Leva; James Lowther; Orestes Lugo; John Mellas; Ingrid Molano; Lourdes Pineda; Warren Reynolds; Evelyn Rhoads; Lori Richards; Kitty Russo; Jim Shea, Jr.; James Shea; Renee Sible; Margaret Stammely; Georgia Stevens; Wayne Stowman; Ileana Torellas; Nabil Tauk; Jimmie Walker; Pamela Wilson. The exercise price of the options will be equal to the initial public offering price of the Common Stock to the public. No employee paid any consideration for the grant of any option. Such options were granted in connection with such employees' services to the Company and in reliance on Rule 701 as promulgated under the Securities Act of 1933.


     No options granted under the Employee or Directors Plan have been exercised to date. The Registrant intends to file a Registration Statement on Form S-8 with the Securities and Exchange Commission within ninety (90) days following the completion of this offering to cover the Employee Plan and sales of shares of Common Stock issued in connection with the exercise of options granted or to be granted under the Employee Plan.

     All of the sales of the securities set forth above were to recipients who represented to the Registrant, at the time of acquisition, that such securities were acquired by the recipients for investment purposes only and not with a view toward the resale or distribution thereof. In each instance, the recipient was either an employee, officer or director of the Registrant or investors who had a prior business or personal relationship with an officer or director of the Registrant, the offers were made without any public solicitation and the stock certificates bear restrictive legends. Such recipients represented in all cases that they were aware of the Registrant's activities as well as the business and financial condition of the Registrant at the time of their respective investment. No underwriter was involved in any of the transactions described above and no commissions were paid in connection with any sales.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS.

     Certain of the following exhibits are filed herein and certain other exhibits, designated with an asterisk (*) were previously filed in the registration statement.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 *1.1      --  Form of Underwriting Agreement
 *1.2      --  Form of Representatives' Warrant Agreement
 *2.       --  Agreement and Plan of Merger by and between Renex Corp.,
               Renex Acquisition Corp., Dialysis Facilities, Inc., C. David
               Finch, Jr., Charles D. Finch, Sr., and Jeffery C. Finch
               dated December 29, 1995
 *3.1      --  Articles of Incorporation of the Company
 *3.2      --  By-Laws of the Company
 *4.1      --  Specimen Certificate of Common Stock
 *5.1      --  Form of Opinion of Wallace, Bauman, Fodiman & Shannon, P.A.,
               Counsel to the Issuer
*10.1      --  Employment Agreement dated April 22, 1997 by and between
               Renex Corp. and James P. Shea
*10.2      --  Employment Agreement dated April 22, 1997 by and between
               Renex Corp. and Orestes L. Lugo
*10.3      --  Loan and Security Agreement by and between DVI Business
               Credit Corporation, Renex Corp. and its Subsidiaries dated as of August 23, 1996
*10.4      --  Directors Stock Option Plan
*10.5      --  1994 Employee Stock Option Plan
*10.6      --  Master Lease Agreement by and between Renex Corp. and
               Morcroft Leasing Corp. as of January 1, 1994
*10.7      --  Lease Agreement by and between JCD Partnership and Renex
               Dialysis Facilities, Inc. dated December 29, 1995 for
               certain property located in Jackson, Mississippi
*10.8      --  Lease Contract and Agreement by and between JCD Partnership and Renex Dialysis Facilities, Inc. dated December 29, 1995 for certain property located in Jackson, Mississippi
*10.9      --  Lease Contract and Agreement by and between JCD Partnership and Renex Dialysis Facilities, Inc. dated December 29, 1995 for certain property located in Delta, Louisiana
 11.1      --  Computation of per share earnings
*21.1      --  Subsidiaries of the Company
 23.1      --  Consent of Deloitte & Touche, LLP.
 23.2      --  Consent of Ernst & Young, LLP.
*23.3      --  Consent of Lashly & Baer
*23.4      --  Form of Consent of Wallace, Bauman, Fodiman & Shannon, P.A.
               (included in their opinion filed as Exhibit 5.1)
*24.1      --  Powers of Attorney
*27.1      --  Financial Data Schedule (for SEC use only)

---------------

ITEM 17.  UNDERTAKINGS

     (a) EQUITY OFFERINGS OF NON-REPORTING REGISTRANTS: The undersigned registrant hereby undertakes to provide to the representatives of the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by such representatives of the underwriters to permit prompt delivery to each purchaser.

     (b) REQUEST FOR ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) RULE 430A UNDERTAKING. The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on the 3rd day of October, 1997.


                                          RENEX CORP.

                                          By:      /s/ JAMES P. SHEA
                                            ------------------------------------
                                                       James P. Shea
                                             President/Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
               /s/ MILTON J. WALLACE*                    Chairman of the Board      October 3, 1997
-----------------------------------------------------      of Directors
                  Milton J. Wallace

            /s/ ARTHUR G. SHAPIRO, M.D.*                 Vice Chairman of the       October 3, 1997
-----------------------------------------------------      Board, Director of
               Arthur G. Shapiro, M.D.                     Medical Affairs

                  /s/ JAMES P. SHEA                      President/CEO, Director    October 3, 1997
-----------------------------------------------------
                    James P. Shea

                /s/ MARK D. WALLACE*                     Director                   October 3, 1997
-----------------------------------------------------
                   Mark D. Wallace

             /s/ EUGENE P. CONESE, SR.*                  Director                   October 3, 1997
-----------------------------------------------------
                Eugene P. Conese, Sr.

              /s/ C. DAVID FINCH, M.D.*                  Director                   October 3, 1997
-----------------------------------------------------
                C. David Finch, M.D.

               /s/ JOHN E. HUNT, SR.*                    Director                   October 3, 1997
-----------------------------------------------------
                  John E. Hunt, Sr.

               /s/ JEFFREY H. WATSON*                    Director                   October 3, 1997
-----------------------------------------------------
                  Jeffrey H. Watson

               /s/ CHARLES J. SIMONS*                    Director                   October 3, 1997
-----------------------------------------------------
                  Charles J. Simons

                 /s/ ORESTES L. LUGO                     Vice President/Chief       October 3, 1997
-----------------------------------------------------      Financial and
                   Orestes L. Lugo                         Principal Accounting
                                                           Officer

               *By: /s/ JAMES P. SHEA
----------------------------------------------------
                    James P. Shea
                  Attorney-in-Fact